Exhibit 10.1

LOAN AGREEMENT

DATED AS OF APRIL 7, 2010

Between

SQUARETWO FINANCIAL CORPORATION,
as US Borrower,

PREFERRED CREDIT RESOURCES LIMITED,
as Canadian Borrower,

THE OTHER PERSONS PARTY HERETO THAT
ARE DESIGNATED AS LOAN PARTIES,

GMAC COMMERCIAL FINANCE LLC,
as Agent and a Lender

and

THE OTHER FINANCIAL INSTITUTION(S) LISTED
ON THE SIGNATURE PAGES HEREOF,

as Lenders

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND ACCOUNTING TERMS	2
1.1.	Certain Defined Terms	2
1.2.	UCC Defined Terms	37
1.3.	Accounting Terms	38
1.4.	Other Definitional Provisions	38

SECTION 2.	LOANS AND COLLATERAL	39
2.1.	Loans	39
2.2.	Interest	48
2.3.	Fees	53
2.4.	Payments and Prepayments	54
2.5.	Term of this Agreement	58
2.6.	Statements	58
2.7.	Intentionally Omitted	58
2.8.	Yield Protection	59
2.9.	Taxes	59
2.10.	Required Termination and Prepayment	61
2.11.	Optional Prepayment/Replacement of Lenders	62
2.12.	Compensation	63
2.13.	Booking of LIBOR Loans; Canadian Revolving Loans	63
2.14.	Assumptions Concerning Funding of LIBOR Loans and Canadian BA Rate Loans	63
2.15.	Endorsement; Insurance Claims	63
2.16.	Increase of the US Maximum Revolving Advance Amount by US Borrower	64
2.17.	Mitigation Obligation	66

SECTION 3.	CONDITIONS TO LOANS	66

SECTION 4.	REPRESENTATIONS AND WARRANTIES	69
4.1.	Organization, Powers, Capitalization	69
4.2.	Authorization of Borrowing, No Conflict	69
4.3.	Financial Condition	69
4.4.	Indebtedness and Liabilities	70
4.5.	Holdings; Astrum; CA Marketing and Collect Air	70
4.6.	Intentionally Omitted	70
4.7.	Title to Properties; Liens	71
4.8.	Litigation; Adverse Facts	71
4.9.	Payment of Taxes	71
4.10.	Performance of Agreements	72
4.11.	Employee Benefit Plans	72
4.12.	Broker’s Fees	73
4.13.	Environmental Compliance	73
4.14.	Solvency	74

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4.15.	Disclosure	74
4.16.	Insurance	74
4.17.	Compliance with Laws; Government Authorizations; Consents	74
4.18.	Employee Matters	75
4.19.	Governmental Regulation	75
4.20.	Intentionally Omitted	75
4.21.	Intentionally Omitted	75
4.22.	Intentionally Omitted	75
4.23.	Amendment of Schedule	75
4.24.	Senior Credit Agreement and Designated Senior Lien Obligations	75
4.25.	Patriot Act	75

SECTION 5.	REPORTING AND OTHER AFFIRMATIVE COVENANTS	76
5.1.	Financial Statements and Other Reports	76
5.2.	Maintenance of Properties	76
5.3.	Further Assurances	76
5.4.	Use of Proceeds and Margin Security	77
5.5.	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	77
5.6.	Organizational Existence	78
5.7.	Patriot Act Documentation	78
5.8.	Insurance	78
5.9.	Compliance with Laws; Consents	79
5.10.	Intentionally Omitted	79
5.11.	Inspection; Lender Meeting	79
5.12.	Collection of Assets and Payments	80
5.13.	Legal Opinion	80

SECTION 6.	FINANCIAL COVENANTS	80

SECTION 7.	NEGATIVE COVENANTS	81
7.1.	Indebtedness and Liabilities	81
7.2.	Intentionally Omitted	82
7.3.	Disposal of Assets or Subsidiary Stock, Liens and Related Matters	82
7.4.	Investments	83
7.5.	Contingent Obligations	85
7.6.	Restricted Payments	86
7.7.	Restriction on Fundamental Changes	87
7.8.	Changes Relating to Second Lien Debt	87
7.9.	Transactions with Affiliates	87
7.10.	Conduct of Business	88
7.11.	Tax Consolidations	88
7.12.	Subsidiaries	88
7.13.	Fiscal Year; Tax Designation	88
7.14.	Press Release; Public Offering Materials	89
7.15.	Bank Accounts	89
7.16.	Intentionally Omitted	89

7.17.	ERISA; Canadian Pension Plans and Canadian Benefit Plans	89
7.18.	Sale-Leasebacks	90
7.19.	Prepayments of Indebtedness	90
7.20.	Changes to Material Contracts	90
7.21.	Acquisition of Assets	90
7.22.	Anti-Terrorism Laws	91
7.23.	Trading with the Enemy Act	91

SECTION 8.	DEFAULT, RIGHTS AND REMEDIES	92
8.1.	Event of Default	92
8.2.	Suspension or Termination of Revolving Loan Commitments	95
8.3.	Acceleration and Other Remedies	95
8.4.	Remedies	96
8.5.	Appointment of Attorney-in-Fact	97
8.6.	Limitation on Duty of Agent and Lenders with Respect to Collateral	97
8.7.	Application of Proceeds	98
8.8.	License of Intellectual Property	100
8.9.	Waivers; Non-Exclusive Remedies	100
8.10.	Performance by Agent	100

SECTION 9.	AGENT	100
9.1.	Agent	100
9.2.	Notice of Default	107
9.3.	Lender Actions Against Collateral	107
9.4.	Agent Reports	107
9.5.	[Intentionally Omitted.]	108
9.6.	Quebec Security	108
9.7.	Action by Agent	109
9.8.	Amendments, Waivers and Consents	109
9.9.	Assignments and Participations in Loans	112
9.10.	Set Off and Sharing of Payments	115
9.11.	Disbursement of Funds	115
9.12.	Settlements, Payments and Information	116
9.13.	Discretionary Advances	118
9.14.	Swingline Lender	119
9.15.	Removal of Issuing Lender	119

SECTION 10.	GUARANTY	120
10.1.	Unconditional Guaranty	120
10.2.	Taxes	120
10.3.	Waivers of Notice, Demand, etc	121
10.4.	No Invalidity, Irregularity, etc	121
10.5.	Independent Liability	121
10.6.	Indemnity	121
10.7.	Liability Absolute	122
10.8.	Action by Agent Without Notice	123
10.9.	Application of Proceeds	123

10.10.	Continuing Effectiveness	123
10.11.	Enforcement	125
10.12.	Statute of Limitations	126
10.13.	Interest	126
10.14.	Currency Conversion	126
10.15.	Acknowledgement	126
10.16.	Continuing Effectiveness	127

SECTION 11.	MISCELLANEOUS	127
11.1.	Expenses and Attorneys’ Fees	127
11.2.	Indemnity	127
11.3.	Notices	128
11.4.	Survival of Representations and Warranties and Certain Agreements	129
11.5.	Indulgence Not Waiver	130
11.6.	Marshaling; Payments Set Aside	130
11.7.	Entire Agreement	130
11.8.	Severability	130
11.9.	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	130
11.10.	Headings	131
11.11.	APPLICABLE LAW	131
11.12.	Successors and Assigns	131
11.13.	No Fiduciary Relationship; No Duty; Limitation of Liabilities	131
11.14.	CONSENT TO JURISDICTION	132
11.15.	WAIVER OF JURY TRIAL	132
11.16.	Construction	133
11.17.	Counterparts; Effectiveness	133
11.18.	Confidentiality	133
11.19.	Publication	133
11.20.	Subordination of Intercompany Debt	134
11.21.	Cargill Intercreditor Agreement	134
11.22.	Intentionally Omitted	135
11.23.	Judgment Currency	135

SECTION 12.	BORROWING AGENCY	135
12.1.	Borrowing Agency Provisions	135
12.2.	Waiver of Subrogation	136

EXHIBITS

A.	Assignment and Acceptance Agreement
B.	Borrowing Base Certificate
C.	Compliance Certificate
D.	Form of US Revolving Note
E.	Form of Canadian Revolving Note
F.	Form of Swingline Note
G.	Form of Notice of Borrowing
H.	Closing Checklist
I.	Assets Available for Purchase Agreements

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SCHEDULES

1.1	Franchisee Program Reserve
4.1(B)	Capitalization of Loan Parties
4.4	Pro Forma
4.5	Collect Air
4.8	Litigation
4.9(a)	Federal Tax ID Number of each US Loan Party and its Subsidiaries and Audits
4.11(A)	ERISA
4.11(B)	Canadian Employee Benefit Plans
4.12	Broker’s Fees
4.13	Environmental Conditions
4.18	Employee Matters
7.1	Indebtedness
7.3(B)	Other Liens
7.4	Investments
7.5	Contingent Obligations
7.9	Transactions with Affiliates

RIDERS

A.	Reporting Rider
B.	Financial Covenants Rider

LOAN AGREEMENT

This LOAN AGREEMENT is dated as of April 7, 2010 and entered into among SQUARETWO FINANCIAL CORPORATION, a Delaware corporation (“US Borrower”), PREFERRED CREDIT RESOURCES LIMITED, an Ontario corporation (“Canadian Borrower”) (US Borrower and Canadian Borrower are sometimes collectively referred to herein as “Borrowers” and individually as a “Borrower”), the other persons designated as “Loan Parties”, the financial institutions who are or hereafter become parties to this Agreement (collectively, the “Lenders” and individually, a “Lender”), GMAC COMMERCIAL FINANCE LLC, a Delaware limited liability company (in its individual capacity, “GMAC CF”), as administrative and collateral agent (in such capacity, “Agent”), and as funding and disbursement agent with respect to the Canadian Revolving Loans (in such capacity, “Canadian Agent”).

R E C I T A L S:

WHEREAS, Borrowers desire that Lenders extend a credit facility to refinance its existing senior debt, to provide working capital financing and to provide funds for other general corporate purposes;

WHEREAS, each of the Borrowers desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent, Canadian Agent, each of the applicable Lenders and Issuing Lenders, a security interest in and lien upon substantially all of its property;

WHEREAS, CA Holding, Inc., a Delaware corporation (“Holdings”), owns directly or indirectly all of the Stock of Borrowers and is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of Agent, Canadian Agent, each of the Lenders and Issuing Lenders, all of the Stock of US Borrower and substantially all of its other property to secure the Obligations;

WHEREAS, each wholly-owned direct and indirect US Subsidiary of Holdings (other than US Borrower, Collect Air, Astrum and CA Marketing) is willing to guaranty all of the Obligations of Borrowers and to grant to Agent, for the benefit of Agent and each of the Lenders and Issuing Lenders, a security interest in and lien upon substantially all of its property to secure the Obligations;

WHEREAS, US Borrower is willing to guaranty all of the Obligations of Canadian Borrower and to grant to Agent, for the benefit of Agent, Canadian Agent, each of the Lenders and Canadian Letter of Credit Issuer, a security interest in and lien upon substantially all of its property to secure such Obligations; and

WHEREAS, each direct and indirect Canadian Subsidiary of Holdings (other than Canadian Borrower) is willing to guaranty all of the Obligations of Canadian Borrower and to grant to Agent, for the benefit of Agent, Canadian Agent, Lenders and Canadian Letter of Credit Issuer, a security interest in and lien upon substantially all of its property to secure its Obligations.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Loan Parties, Lenders, Canadian Agent and Agent agree as follows:

SECTION 1.             DEFINITIONS AND ACCOUNTING TERMS

1.1.         Certain Defined Terms.  The capitalized terms not otherwise defined in this Agreement shall have the meanings set forth below:

“956 Impact” has the meaning assigned to that term in subsection 8.7(a).

“Acceptable Standby Letter of Credit” means one or more standby letters of credit, issued by a bank or financial institution reasonably acceptable to Agent (or Canadian Agent, as applicable) and the relevant Issuing Lender(s) in their sole discretion, in form and substance reasonably satisfactory to Agent (or Canadian Agent, as applicable) and the relevant Issuing Lender(s) in their sole discretion, in an amount equal to one hundred five percent (105%) of the aggregate outstanding Letter of Credit Liability (or such other amount described in subsection 2.4(C)(1)) to be available to Agent (or Canadian Agent, as applicable) to reimburse payments of drafts drawn under outstanding Lender Letters of Credit and to pay any fees and expenses related thereto.

“Accounting Changes” has the meaning assigned to that term in subsection 1.3.

“Acquisition” means the acquisition by Holdings of all of the Stock of US Borrower on August 5, 2005, pursuant to the merger of CA Merger Sub, Inc., a Delaware corporation, with and into US Borrower, with US Borrower as the surviving entity.

“Adjusted EBITDA” means Consolidated Net Income less (to the extent included in the calculation of Consolidated Net Income, but without duplication):  (i) income and franchise tax credits, (ii) interest income, (iii) gain from extraordinary items, (iv) any gain arising from the sale, exchange or other disposition of assets outside of the ordinary course of business, other than Accounts and Inventory, (v) any other non-cash gains, (vi) cash charges associated with interest swaps that result from such swaps not qualifying for effective hedge accounting due to interest rate floors to the extent such cash charges are not included in the calculation of Consolidated Net Income and (vii) non-recurring gains; plus: (in each case to the extent deducted in the calculation of Consolidated Net Income, but without duplication):  (i) any provision for income and franchise taxes, (ii) interest expense and any interest paid in-kind, (iii) depreciation and amortization, (iv) amortized debt discount, (v) loss from extraordinary items, (vi) any loss arising from the sale, exchange or other disposition of assets outside of the ordinary course of business, other than Accounts and Inventory, but including amortization of intangibles (including but not limited to goodwill), (vii) any other non-cash losses (other than non-cash losses relating to write-offs, write-downs or reserves with respect to Accounts and Inventory), (viii) expenses of the Related Transactions, (ix) fees and other amounts paid pursuant to the Management Services Agreement, (x) additional non-cash amortization expenses resulting from any premiums over the asset value of purchased pools of Accounts as a result of purchase accounting adjustments in accordance with GAAP relating to the Acquisition, (xi) non-cash charges associated with interest rate swaps that result from such swaps not qualifying for effective hedge accounting due to interest rate floors, and (xii) Other Cash Expenses.

“Advance” means an advance under the Revolving Loan.

“Affected Lender” has the meaning assigned to that term in subsection 2.11.

“Affiliate” means any Person (other than Agent, Canadian Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, any Loan Party; (b) directly or indirectly owning or holding ten percent (10%) or more of any Stock in any Loan Party; (c) ten percent (10%) or more of whose Stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by any Loan Party; or (d) which has a senior officer who is also a senior officer of any Loan Party.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent, Canadian Agent, each Lender, each portfolio company of the Sponsor unrelated to the Loan Parties, each limited partner of Sponsor and each Institutional Investor.

“Affiliated Entity” means an “Affiliate” without giving effect to the proviso set forth therein.

“Agent” means GMAC CF in its capacity as Agent for itself and Lenders, or its successor in such capacity.

“Agent’s Account” means the following Deposit Account of Agent:

JPMorgan Chase Bank, N.A.
New York, New York
ABA No.:	021-000-021
Account Name:	GMAC Commercial Finance
Structured Finance Division
Account No.:	3613249-84
Reference:	SquareTwo Financial Corporation

“Agent Overadvance” has the meaning set forth in subsection 9.13.

“Agreement” means this Loan Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Law” means any Applicable Law relating to terrorism or money laundering, including Executive Order No.  13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” means all laws, ordinances, rules and regulations, orders or other requirements of any Governmental Authority applicable to the Person, conduct, transaction, covenant, Loan Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators

“Applicable Margin” for each type of Loan shall mean the applicable percentage specified below:

TYPE OF LOAN	APPLICABLE MARGIN FOR BASE RATE LOANS	APPLICABLE MARGIN FOR LIBOR LOANS	APPLICABLE MARGIN FOR CANADIAN BA RATE LOANS
US Revolving Advances	4.00%	5.00%	Not Available
Canadian Revolving Advances	4.00%	Not Available	5.50%
US Obligations for which no other interest rate is specified	4.00%	Not Available	Not Available
Canadian Obligations for which no other interest rate is specified	4.00%	Not Available	Not Available

“Application” means any Canadian Letter of Credit Application or any US Letter of Credit Application.

“Asset(s)” shall mean each purchased Receivable and any property or other right obtained by any Loan Party (other than Holdings) in connection with collection of any such purchased Receivable or in substitution therefor, all of which constitutes part of the Asset Pool into which such purchased Receivable was initially delivered.

“Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of any Loan Party or any of their respective Subsidiaries other than sales and dispositions described in subsections 7.3(A)(c) and 7.3(A)(f).

“Asset Pool” means all Receivables and other Assets, as the context may require, which Receivables shall all have been purchased by any Loan Party (other than Holdings) from a single creditor and from which any Loan Party (other than Holdings) has purchased such Receivables on the same Business Day, together with (i) each and every Asset obtained in replacement or satisfaction of or substitution for, any such Receivable so purchased, (ii) each and every item of property obtained by any Loan Party (other than Holdings) as a result of its collection activities with respect to any such purchased Receivable, (iii) each and every item of collateral or security, including all security interests, liens, guarantees and other interests securing payment of any purchased Receivable, and all other rights and interests of any Loan Party (other than Holdings) with respect to each purchased Receivable, (iv) each judgment rendered against a purchased Account Debtor in respect to a Receivable, together with all lien rights related thereto, (v) Asset Pool Proceeds derived from or paid or payable with respect thereto, together with any and all earnings thereon, and (vi) each and every other right, claim and interest associated therewith.

“Asset Pool Proceeds” means, with respect to an Asset Pool, any and all payments, revenues, income, receipts, collections, recoveries and other proceeds or assets received with respect to such Asset Pool, including, without limitation, (i) payments of principal, interest, fees, late charges, insufficient funds charges, guaranty payments and any interest thereon, credit insurance costs, guaranty fees and other amounts recovered on account of any Asset in such Asset Pool, and (ii) settlements, compromises, liquidations, foreclosure proceeds, dispositions, sales, transfers or other proceeds, whether cash or otherwise, received as a result of or in any way in connection with collection activities related to any Asset or in connection with the sale of any Asset constituting a part of such Asset Pool.

“Asset Pool Seller” means, with respect to an Asset Pool, the party which has agreed to sell a specified Asset Pool to any Loan Party pursuant to the terms of a purchase agreement between any Loan Party and any Asset Pool Seller for the purchase of an Asset Pool.

“Assets Available For Purchase Agreements” shall mean any and all Assets Available For Purchase Agreements between CACH, LLC or other Subsidiaries of US Borrower which purchase debt and are Loan Parties, on the one hand, and the Franchisees, on the other hand, which are in the form of Exhibit I to this Agreement, as may be modified with the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed; provided, that the consent of Agent and Requisite Lenders (each of whom may grant or withhold consent in its own sole discretion) shall be required for any amendment or modification that increases the aggregate dollar value of the participation interests available to all Franchisees with respect to any applicable level of quarterly assets purchased during any period in excess of the amounts determined in accordance with Section 3 of such agreements or increases the amounts payable to a Franchisee pursuant to Sections 6, 7, or 8 of such agreements; provided, further, that neither the consent of Agent nor Lenders is required to amend such agreements to decrease the aggregate dollar value of the participation interests available to all Franchisees with respect to any applicable level of quarterly assets purchased during any period below the amounts determined in accordance with  Section 3 of such agreements or decrease the amounts payable to a Franchisee pursuant to Sections 6, 7, or 8 of such agreements.

“Assigning Lender” has the meaning set forth in subsection 9.9(A).

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit A.

“Astrum” means Astrum Financial LLC, a Colorado limited liability company.

“BA Breakage Costs” means an amount equal to the amount of any losses, costs, expenses, liabilities (including, without limitation, any loss (including interest paid) and additional amounts, if any, consisting of the present value of the difference between the Canadian BA Rate in effect for the relevant BA Period and any lower Canadian BA Rate in effect at the time of prepayment for the remainder of that BA Period in connection with the re-employment of such funds) that any Lender sustains as a result of (i) any default by Canadian Borrower in making any borrowing of, conversion into, or continuation of any Canadian BA Rate Loan following Borrowing Agent’s delivery to Agent (and Canadian Agent, to the extent required by this Agreement) of a Notice of Borrowing in respect thereof or (ii) any payment of a Canadian BA Rate Loan on any day that is not the last day of the BA Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).  The assumptions set forth in subsection 2.14 shall be utilized in calculating BA Breakage Costs.

“BA Period” means, with respect to any Canadian BA Rate Loan, a period of 30, 60 or 90 days commencing on a Business Day selected by Borrowing Agent pursuant to subsection 2.1(D)(4) to be applicable to such Loan, provided that the foregoing provision relating to BA Periods is subject to the following: (a) any BA Period that would otherwise extend beyond the Termination Date shall end on the Business Day immediately preceding the Termination Date, (b) if any BA Period would otherwise end on a day that is not a Business Day, such BA Period shall be extended to the next succeeding Business Day, (c) Borrowing Agent shall select BA Periods so as not to require a payment or prepayment of any Canadian BA Rate Loan during a BA Period for such Canadian Revolving Loan, and (d) Borrowing Agent shall select BA Periods so there shall be no more than three (3) separate Canadian BA Rate Loans in existence at any one time.

“Bank Letter of Credit” means each letter of credit issued by a bank acceptable to and approved by Agent for the account of a Borrower and supported by guaranty or risk participation agreement issued by GMAC CF or Agent.

“Bank Prime Loan” has the meaning assigned to that term in the definition of Base Rate.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

“Bank Secrecy Act” means 31 U.S.C.  Sections 5311-5330, as the same has been, or shall hereafter be, extended, amended or replaced.

“Base Rate” means (i) with respect to Loans in Dollars, a variable rate of interest per annum equal to the highest of (a) the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the “Bank Prime Loan” rate in Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent (the “Bank Prime Loan”), (b) the Federal Funds Effective Rate plus fifty (50) basis points, or (c) LIBOR for an Interest Period of one month plus one hundred (100) basis points, and (ii) with respect to Loans in Canadian Dollars, a floating rate equal to the higher of (a) a per annum rate of interest quoted by The Toronto-Dominion Bank, or another financial institution selected by Canadian Agent in its reasonable discretion, as its reference rate for commercial loans made by it in Canada in Canadian Dollars and used as a reference point for pricing some loans, which may be priced at, above, or below, such quoted rate and (b) the Canadian BA Rate as of such day for a BA Period of thirty (30) days plus one hundred (100) basis points per annum.  The statistical release generally sets forth a Bank Prime Loan rate for each Business Day.  The applicable Bank Prime Loan rate for any date not set forth shall be the rate set forth for the last date on which such rate was published.  With respect to Loans in Dollars, in the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan rate or its equivalent, the term “Base Rate” shall mean a variable rate of interest per annum equal to the highest of the “prime rate”, “reference rate”, “base rate”, or other similar rate announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank).  Notwithstanding the foregoing, in no event shall the Base Rate be less than three percent (3.00%).

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate.

“Blocked Person” has the meaning assigned to that term in subsection 7.22.

“BMO” means the Bank of Montreal, a Canadian chartered bank.

“Borrower” and “Borrowers” have the meanings ascribed to such terms in the preamble to this Agreement.

“Borrowing Agent” means US Borrower.

“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of (a) 30% of Estimated Remaining Proceeds of Eligible Asset Pools and (b) the Adjusted EBITDA of Loan Parties for the most recently completed trailing twelve consecutive month period and less, in each case, such reserves as Agent in its reasonable credit judgment may from time to time elect to establish, including without limitation the Franchisee Program Reserve, the Cargill Reserve, the Canadian Priority Reserve, the Interest Rate Agreement Reserve, the Judgment Reserve, and the Rent Reserve.  Unless otherwise specified herein, all of the foregoing shall be calculated in US Dollar Equivalents.

“Borrowing Base Certificate” means a certificate and schedule duly executed by an officer of Borrowing Agent appropriately completed and in substantially the form of Exhibit B.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Michigan or is a day on which banking institutions located in any such state are closed.  With respect to LIBOR Loans, in addition to the days excluded from the definition of Business Day in the immediately preceding sentence, Business Day shall also exclude any day that dealings in Dollar deposits are not transacted in the London interbank market.  With respect to Canadian Revolving Loans and

Canadian Lender Letters of Credit, in addition to the days excluded from the definition of Business Day in the first sentence of this definition, Business Day shall also exclude any day which is a legal holiday under the laws of the Province of Ontario, Canada or is a day on which banking institutions in such province are closed.

“CA Marketing” means CA Internet Marketing, LLC, a Colorado limited liability company.

“CACV” means CACV of Colorado, LLC, a Colorado limited liability company.

“CACV-NJ” means CACV of New Jersey, LLC, a Colorado limited liability company.

“Canadian Agent” means GMAC CF in its capacity as funding and disbursement agent with respect to the Canadian Revolving Loans, or its successor in such capacity.

“Canadian Agent’s Account” means the following Deposit Account of Canadian Agent (or such other Deposit Account as shall be designated by Canadian Agent):

The Toronto-Dominion Bank
(Swift Code: TDOMCATT)
433 Chabenel
Montreal Quebec
Transit No.: 42801-004
Account Name:	GMAC Commercial Finance
Account No.:	0111-5216849
Reference:	Preferred Credit Resources Limited
SquareTwo Financial Corporation

“Canadian BA Rate” means for any BA Period applicable to a Canadian BA Rate Loan, a rate of interest per annum equal to the greater of (x) 2.00% and (y) the annual rate of interest quoted on the Business Day which is the first day of the relevant BA Period by The Toronto-Dominion Bank, or other financial institution selected by Canadian Agent in its discretion, to Lenders as being its rate of interest for accepting and purchasing such accepted bankers’ acceptances in Canadian Dollars for a face amount similar to the amount of such Canadian BA Rate Loan and for a term similar to such BA Period.  No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.

“Canadian BA Rate Loans” means a Canadian Revolving Loan or any portion thereof bearing interest by reference to the Canadian BA Rate.

“Canadian Benefit Plans” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Loan Party having employees in Canada, but excluding the Canadian Pension Plans and any statutory benefit plans which any Loan Party having employees in Canada is required to participate in or comply with, such as the Canada Pension Plan, the Quebec Pension Plan and plans administered pursuant to applicable health, tax, workplace safety insurance and employment insurance legislation.

“Canadian Borrower” has the meaning ascribed to it in the preamble to this Agreement.

“Canadian Collateral” means any and all property and assets legally or beneficially owned by Canadian Borrower or any other Canadian Loan Party, subject to certain exclusions set forth in the Canadian Security Agreement.

“Canadian Controlled Accounts” has the meaning assigned to that term in subsection 5.12.

“Canadian Dollars” or “Cdn $” means the lawful currency of Canada.

“Canadian Dollar Equivalent” means, with respect to any amount denominated in Canadian Dollars, such amount of Canadian Dollars, and with respect to any amount denominated in a currency other than Canadian Dollars, the amount of Canadian Dollars, as of any date of determination, into which such other currency can be converted in accordance with prevailing exchange rates, as determined by Agent in its reasonable discretion, on the applicable date.

“Canadian Guarantor” means any Guarantor that is organized or incorporated under the laws of a jurisdiction in Canada.

“Canadian Indemnitees” has the meaning ascribed to it in subsection 11.2.

“Canadian Interest Rate” has the meaning assigned to that term in subsection 2.2(A)(ii).

“Canadian Lender Letter of Credit” has the meaning assigned to that term in subsection 2.1(G).

“Canadian Letter of Credit Application” has the meaning assigned to that term in subsection 2.1(G)(3).

“Canadian Letter of Credit Issuer” means BMO, or such other Lender as may be approved by Agent (such consent not to be unreasonably withheld) to issue Canadian Lender Letters of Credit hereunder.

“Canadian Letter of Credit Liability” means, all reimbursement and other liabilities of Canadian Borrower or any of its Subsidiaries with respect to each Canadian Lender Letter of Credit, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by any Canadian Letter of Credit Issuer or any bank issuing a Bank Letter of Credit to the extent not reimbursed by Borrowers; and (c) all unpaid interest, fees and expenses related thereto.

“Canadian Letter of Credit Reserve” means, at any time, an amount equal to (a) the US Dollar Equivalent of the aggregate amount of Canadian Letter of Credit Liability with respect to all Canadian Lender Letters of Credit outstanding at such time plus, without duplication, (b) the US Dollar Equivalent of the aggregate amount theretofore paid under Canadian Lender Letters of Credit and not debited to the Canadian Revolving Loan pursuant to subsection 2.1(G)(2) or otherwise reimbursed by Canadian Borrower.

“Canadian Loan Party” means any Loan Party organized, incorporated, amalgamated, or continued under the laws of Canada or any Province of Canada.

“Canadian Maximum Revolving Loan Amount” means, as of any date of determination, the Canadian Dollar Equivalent of the Canadian Maximum Revolving Loan Commitment less the Canadian Dollar Equivalent of the Canadian Letter of Credit Reserve.

“Canadian Maximum Revolving Loan Commitment” means Cdn $20,000,000.

“Canadian Obligations” means all Obligations with respect to Canadian Revolving Loans and all other Obligations owing by the Canadian Loan Parties.

“Canadian Over Formula Advance” shall have the meaning specified in subsection 2.4(B)(1).

“Canadian Pension Plans” means each “registered pension plan” as defined under the ITA that is maintained or contributed to by any Loan Party for its employees or former employees.

“Canadian PPSL” means Canadian provincial, territorial or federal personal property security laws that are applicable to Collateral or a Loan Party.

“Canadian PPSL Collateral” means all Collateral to the extent that the perfection of a security interest therein is governed by Canadian PPSL.

“Canadian Priority Reserve” means the aggregate of any amounts accrued or payable (including interest and penalties) which arise by the operation of any Applicable Law and rank prior to or pari passu with any Lien held by Agent, including, without limitation, in respect of wages, salaries, commissions or other remuneration, vacation pay, pension plan contributions and/or obligations, including without limitation, under the Wage Earner Protection Program Act (Canada), amounts required to be withheld from payments to employees or other persons for federal and provincial income taxes, employee Canada Pension Plan contributions and employee employment insurance premiums and additional amounts payable on account of employer Canada Pension Plan contributions and employer employment insurance premiums, federal or provincial goods and services or excise tax, or other sales or consumption taxes, employer health tax, amounts payable under the Workplace Safety and Insurance Act, 1997 (Ontario) or similar legislation in other applicable jurisdiction (all as may be amended or replaced from time to time), arrears of rent, utilities or other amounts payable in respect of the use of any real property, amounts payable for repair, storage, transportation or construction or other services which may give rise to a possessory or registerable Lien.

“Canadian Proceeds” has the meaning assigned to that term in subsection 8.7(a).

“Canadian Revolving Advance” has the meaning ascribed to it in subsection 2.1(B).

“Canadian Revolving Loan(s)” means outstanding principal balance of all Canadian Revolving Advances and any amounts added or in addition to the principal balance of the Canadian Revolving Loan pursuant to this Agreement.

“Canadian Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make Canadian Revolving Advances pursuant to subsection 2.1(B) and to purchase participations in Canadian Lender Letters of Credit pursuant to subsection 2.1(G) in the aggregate amount set forth on the signature page of this Agreement opposite such Lender’s signature or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Canadian Revolving Advances and to purchase participations in Canadian Lender Letters of Credit.  The aggregate Canadian Revolving Loan Commitment shall not exceed the Canadian Maximum Revolving Loan Commitment.

“Canadian Revolving Notes” means the promissory note or notes of Canadian Borrower in substantially the form of Exhibit E, issued to evidence the Canadian Revolving Loan (if any).

“Canadian Security Agreement” means those certain security agreements, share pledge agreements and such similar agreements creating a security interest in favor of Agent, executed on or after the Closing Date, by and among Canadian Borrower, each Canadian Guarantor and Agent, as such agreements may be amended from time to time.

“Canadian Subsidiary” means any Subsidiary organized, incorporated, amalgamated, or continued under the laws of Canada or any Province of Canada.

“Capex Limit” has the meaning ascribed to it in the Financial Covenants Rider.

“Capital Expenditures” means (i) all expenditures (by the expenditure of cash or (without duplication) the incurrence of Indebtedness) during any measuring period for any fixed asset or improvements or replacements, substitutions, or additions thereto that have a useful life of more than one year and are required to be capitalized under GAAP, excluding Capital Expenditures to the extent financed by third party lenders (so long as such third party financing is permitted under this Agreement), plus (ii) deposits made during such measuring period for Capital Expenditures less (iii) such deposits during a prior measuring period and reflected in the amount calculated in clause (i) above.  For the avoidance of doubt, capitalized litigations costs shall not be included in the calculation of Capital Expenditures.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

“Cargill” means CFSC Capital Corp.  XXXIV, a Delaware corporation.

“Cargill Claim” means an amount equal to the Cargill Claim Percentage multiplied by the proceeds derived from Assets purchased by CACV and/or CACV-NJ pursuant to the Cargill Documents.

“Cargill Claim Percentage” means a percentage equal to 27% or such lesser percentage of “Asset Pool Proceeds” (as defined in the Cargill Documents as in effect on the date hereof) representing Cargill’s residual interest in the proceeds derived from assets purchased by CACV and/or CACV-NJ, under the Cargill Documents.

“Cargill Documents” means that certain Amended and Restated Credit Agreement dated as of August 5, 2005 between CACV and Cargill and all agreements, documents and instruments executed in connection therewith, in each case as amended, restated or otherwise modified from time to time as permitted under subsection 7.20 hereof.

“Cargill Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 5, 2005 (as amended, restated or otherwise modified from time to time) among Agent, certain Loan Parties and Cargill.

“Cargill Liens” means the junior subordinated Liens of Cargill on receivables owned by CACV and CACV NJ as of the Closing Date pursuant to the Cargill Documents, which Liens are subject to the terms of the Cargill Intercreditor Agreement.

“Cargill Reserve” means an amount equal to the Cargill Claim Percentage multiplied by the estimated remaining proceeds to be derived from Assets purchased by CACV and CACV-NJ as of the date of determination.

“Carry Over Amount” has the meaning ascribed in Financial Covenants Rider.

“Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.,  or at least P-1 from Moody’s Investors Services, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank; or (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Commission under the Investment Company Act of 1940, as amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq).

“Certificate of Exemption” has the meaning assigned to that term in subsection 2.9(C)(2).

“Change of Control” means any event, transaction or occurrence as a result of which (a) the Sponsor ceases to own and control at least 80% of the Stock of Holdings owned by Sponsor as of the Closing Date and ceases to have the voting or have the contractual right sufficient to enable Sponsor to elect a majority of the board of directors of Holdings, (b) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of US Borrower, (c) except as a result of transactions permitted under subsections 7.3(A)(i) (regarding Permitted Dispositions) or 7.7, US Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries, (d) so long as any Second Lien Debt Documents is in effect, any “Change of Control” shall occur (as such term is defined in any agreement governing Second Lien Debt), or (e) so long as the Cargill Documents are in effect, any “Change of Control” shall occur (as such term is defined in the Cargill Documents).

“Charges” means all federal, state, provincial, territorial, county, city, municipal, local, foreign or other governmental premiums, taxes and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income, gross receipts or capital of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.

“Claims” has the meaning assigned to that term in subsection 10.11.

“Closing Date” means April 7, 2010.

“Collateral” means the US Collateral and the Canadian Collateral.

“Collect Air” means Collect Air, LLC, a Delaware limited liability company.

“Commission” means the Securities and Exchange Commission.

“Compliance Certificate” has the meaning in Item 8 of the Reporting Rider.

“Consolidated Net Income” means net income of Loan Parties (provided, however, that for the calculation of revenue on owned Accounts, revenue shall be calculated as total proceeds on such Accounts in a given period and shall not be calculated using modified cost recovery or level-yield accounting in accordance with GAAP) during the measuring period on a consolidated basis excluding: (i) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into or amalgamated with, a Borrower or any of such Borrower’s Subsidiaries, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which a Loan Party has an ownership interest, except to the extent any such income has actually been received by a Borrower or any of its Subsidiaries in the form of cash dividends or distributions, (iii) the undistributed earnings of any Subsidiary of a Borrower that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary, (iv) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (v) any net gain attributable to the write-up of any asset, (vi)

any loss attributable to the write-down of any asset, (vii) any net gain from the collection of the proceeds of life insurance policies, (viii) any net gain arising from the acquisition of any securities, or the extinguishment of any Indebtedness, of any Borrower or any of its Subsidiaries, (ix) any deferred credit representing the excess of equity in any Subsidiary of any Borrower at the date of acquisition of such Subsidiary over the cost to the applicable Loan Party of the investment in such Subsidiary, and (x) any impairment or similar charges on owned Asset Pools required under GAAP.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.  For purposes of clarity, any payment obligations pursuant to sharing arrangements with Persons from whom Asset Pools are purchased shall not constitute Contingent Obligations.

“Control Agreement” means a deposit account, securities account or commodities account control agreement by and among the applicable Loan Party, Agent and the depository, securities intermediary or commodities intermediary (and, if applicable, the collateral agent for the Second Lien Debt), and each in form and substance satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities account or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Controlled Account” has the meaning specified in subsection 5.12.

“Copyrights” means, collectively, all of the following (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications, including those listed in the schedules to any Security Agreement; (b) all renewals of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights included within any of the foregoing throughout the world.

“Daily Interest Amount” has the meaning assigned to that term in subsection 9.12(A)(4)(c).

“Daily Interest Rate” has the meaning assigned to that term in subsection 9.12(A)(4)(b).

“Daily Loan Balance” has the meaning assigned to that term in subsection 9.12(A)(4)(a).

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

“Default Rate” has the meaning assigned to that term in subsection 2.2(A)(iii).

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid hereunder or under any other Loan Document by such Lender to Agent, Canadian Agent, any Issuing Lender or any other Lender which has not been so paid.

“Defaulting Lender” means any Lender that (a) fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder, (b) has notified any Loan Party, Agent, Canadian Agent, any Issuing Lender, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under the Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement, or (c)(i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (c), such Lender has all approvals required to enable it to continue to perform its obligations as a Lender hereunder and has, upon the written request of Borrowing Agent, provided written confirmation of its intention to so perform.

“Defaulting Lender-Impaired” means a Defaulting Lender described in clause (c) of the definition of Defaulting Lender.

“Defaulting Lender-Payment” means a Defaulting Lender described in clauses (a) and (b) of the definition of Defaulting Lender.

“Disposition” has the meaning assigned to that term in the definition of Permitted Dispositions.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any of the states of the United States of America.

“eAGLE Software” means the Loan Parties’ proprietary collection management software.

“Eligible Asset Pool” means, as at any date of determination, the aggregate of all Asset Pools of US Loan Parties that Agent, in its reasonable credit judgment, deems to be eligible for borrowing purposes.  Without limiting the generality of the foregoing, Agent may determine that the following Asset Pools of any of US Loan Parties are not Eligible Asset Pools:

(i)            Asset Pools acquired from any Asset Pool Seller that is an Affiliated Entity of any Loan Party or a director, officer, agent, stockholder, member or employee of any Loan Party or any of its Affiliates;

(ii)           More than one percent (1%) of the Receivables in such Asset Pool constitute Receivables with respect to which the Account Debtor thereon or any guarantor thereof is an Affiliated Entity of any Loan Party or a director, officer, agent, stockholder, member or employee or any of its Affiliated Entities;

(iii)          such Asset Pool, taken as a whole, does not comply in all material respects with all Applicable Laws, including, but not limited to, truth in lending and credit disclosure laws and regulations;

(iv)          any amounts and information appearing on the applicable Borrowing Base Certificate furnished to Agent in connection with such Asset Pool is not true and correct in all material respects;

(v)           a Loan Party does not have good and marketable title and the right to pledge, assign and deliver the Assets of such Asset Pool, free from all Liens, claims, encumbrances or security interests whatsoever;

(vi)          since the acquisition of the Asset Pool by any Loan Party, a sale of all or substantially all of the Assets within the Asset Pool has occurred that is not an arms length sales to a non-affiliated third party (other than sales or transfers among US Loan Parties);

(vii)         an Asset Pool with respect to which Agent, on behalf of itself and Canadian Agent, Issuing Lenders and Lenders, does not have a valid, first priority and fully perfected security interest;

(viii)        Accounts subject to any Lien except those in favor of Agent, for the benefit of itself Canadian Agent, Issuing Lenders and Lenders, and Permitted Encumbrances; and

(ix)           Substantially all of the Account Debtors obligated on the Receivables in such Asset Pool are located or organized under the laws of a jurisdiction outside the United States or Canada.

“Eligible Assignee” shall mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (c) any nationally recognized financial institution or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933 and as defined under Ontario Securities Commission Rule 45-501, each as amended, supplemented, replaced and otherwise modified from time to time) which extends credit or buys loans as one of its businesses, including but not limited to, commercial finance companies, insurance companies, mutual funds and lease financing companies, (d) a Related Fund (as such term is defined in subsection 9.9(D)), and (e) a Person that is primarily engaged in the business of lending that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; provided, however, that no Affiliated Entity of any Loan Party shall be an Eligible Assignee.

“Environmental Laws” means any applicable present or future federal, state, provincial, territorial, municipal, or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment, or Hazardous Materials.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” has the meaning assigned to that term in subsection 4.13.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate”, as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

“ERISA Event” means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of

ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Title IV Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“Estimated Remaining Proceeds” means the aggregate gross remaining cash proceeds (in US Dollar Equivalents) which any US Loan Party (excluding Holdings) anticipates to receive from each Eligible Asset Pool (excluding, for the avoidance of doubt, any amounts to be distributed to Persons from whom Asset Pools are purchased pursuant to sharing arrangements), which Estimated Remaining Proceeds shall be determined and reported by US Loan Parties to Agent in each Borrowing Base Certificate and other reporting to Agent and Lenders and calculated by US Loan Parties in a manner consistent with past practice and consistent with US Borrower’s proprietary models; provided, however, that each US Loan Party shall provide such other information relating to the assumptions and method of such calculations as Agent may reasonably request (and Agent shall promptly thereafter provide such information to the Lenders).  Any deviation from the current (i.e., as of the Closing Date) credit criteria, method and assumptions used in computing Estimated Remaining Proceeds must be acceptable to Agent in its sole and absolute discretion.

“Event of Default” has the meaning assigned to that term in subsection 8.1.

“Excess Interest” has the meaning assigned to that term in subsection 2.2(C).

“Excluded Taxes” has the meaning assigned to that term in subsection 2.9(A).

“Executive Officer” means the following officers of Holdings or any Borrower: Chairman, President, Chief Executive Officer, Chief Financial Officer, General Counsel and any Executive Vice President and, to the extent such Borrower is a limited liability company, any Manager thereof.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of November 21, 2006 by and among US Borrower, Astrum, Canadian Borrower, the other loan parties party thereto, Freeport Financial LLC, GMAC CF, ING Capital

LLC, Fifth Third Bank and the other lenders party thereto (as amended, restated, supplemented or otherwise modified prior to the Closing Date).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Board of Governors of the Federal Reserve System as the Federal Funds Rate or Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Federal Funds Effective Rate or its equivalent or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Agent from three Federal funds brokers of recognized standing selected by Agent.

“Fee Letter” has the meaning assigned to that term in subsection 2.3(D).

“Field Review” has the meaning assigned to that term in subsection 5.11.

“Financial Covenants Rider” means Rider B attached to this Agreement and made a part hereof.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of US Borrower and its Subsidiaries delivered to Agent, Canadian Agent or any Lender (x) prior to the Closing Date in connection with the Related Transactions contemplated by this Agreement and the other Loan Documents, and (y) on or after the Closing Date in accordance with the Reporting Rider.

“Fiscal Month” means any of the monthly accounting periods of US Borrower of each Fiscal Year.

“Fiscal Quarter” means any of the quarterly accounting periods of US Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means each twelve (12) month period ending on the last day of December in each year.

“Foreign Lender” has the meaning assigned to that term in subsection 2.9(C)(2).

“Foreign Subsidiary” means any Subsidiary formed under the laws of a jurisdiction outside of the United States of America.

“Franchisee” or “Franchisees” means those Person(s) who have entered into Franchising Contracts.

“Franchisee Program Reserve” means as of any date the Borrowing Base Certificate is delivered, the aggregate amount owed to Franchisees in connection with investments made in pools of Receivables by Franchisees, which amount shall be calculated in accordance with Schedule 1.1 hereto.

“Franchising Contracts” means all contracts pursuant to which a Borrower grants to any other Person any right, license or right to license, option or right of first refusal or negotiation to operate franchises and businesses using any of Borrower’s Intellectual Property.

“Funding Date” means the date of each funding of a Loan or issuance of a Lender Letter of Credit.

“GAAP” means, with respect to any US Loan Party, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, and with respect to any Canadian Loan Party, generally accepted accounting principles in Canada.

“GMAC CF” has the meaning assigned to it in the introductory paragraph of this Agreement.

“Governmental Authority” means any federal, provincial, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantors” means Holdings, each direct or indirect Subsidiary of Holdings (other than Canadian Borrower, Astrum, CA Marketing and Collect Air), and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent for the benefit of Agent, Canadian Agent, Issuing Lenders and Lenders, in connection with the transactions contemplated by this Agreement and the other Loan Documents.

“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Holdings” has the meaning ascribed to it in the recitals to this Agreement.

“Indebtedness”, as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) with respect to Capital Leases, the amount of the obligations under such leases which in accordance with GAAP would appear on the balance sheet of such lessee in respect of such Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) to the extent classified as debt in accordance with GAAP, any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due six (6) months or more from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all Indebtedness secured by any Lien on any property or asset owned by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) obligations in respect of letters of credit or similar instruments; (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (h) “earnouts” and similar payment obligations (excluding, however, sharing arrangements with Persons from whom Asset Pools are purchased); (i) any advances under any factoring arrangement; and (j) all guarantees by such Person of Indebtedness of others.

“Indemnitees” has the meaning assigned to that term in subsection 11.2.

“Indenture” means that certain Indenture dated as of April 7, 2010 between US Borrower and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Independent Determination Report” has the meaning assigned to that term in subsection 5.11.

“Initial Funding Date” has the meaning assigned to that term in Section 3.

“Insolvency Law” means any of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Institutional Investors” means each of Goldman Sachs Group, Inc., Apollo Investment Corporation, Credit Suisse, DLJ Investment Partners, LP, DLJ Investment Partners II, LP, DLJIP II Holdings, L.P., Norwest Mezzanine Partners II, L.P., Hexagon Investments, LLC, CMS/KRG Collect America Partners, L.P. and each of their Affiliates.

“Intellectual Property” means, collectively, all: Copyrights, Patents and Trademarks (including, without limitation, the eAGLE Software).

“Intercompany Debt” has the meaning assigned to that term in subsection 11.20(A).

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of April 7, 2010 between GMAC CF as Senior Agent and U.S. Bank National Association as Trustee, as amended, restated, supplemented or otherwise modified pursuant to the terms thereof.

“Interest Period” means, in connection with each LIBOR Loan, an interest period which Borrowing Agent shall elect to be applicable to such Loan, which Interest Period shall be (subject to Lender availability) either a one (1), two (2), three (3), six (6), nine (9) or twelve (12) month period; provided that:

(1)           the initial Interest Period for any LIBOR Loan shall commence on the Funding Date of such Loan;

(2)           in the case of successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(3)           if an Interest Period expiration date is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period expiration date is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(4)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part (5) below, end on the last Business Day of a calendar month;

(5)           no Interest Period shall extend beyond the Termination Date;

(6)           no Interest Period may extend beyond a scheduled principal payment date of any Loan, unless the aggregate principal amount of such Loan that is a Base Rate Loan or that has Interest Periods expiring on or before such scheduled principal payment date equals or exceeds the principal amount required to be paid on such Loan on such scheduled principal payment date; and

(7)           there shall be no more than six (6) Interest Periods relating to LIBOR Loans outstanding at any time.

“Interest Rate” has the meaning assigned to that term in subsection 2.2(A)(ii).

“Interest Ratio” has the meaning assigned to that term in subsection 9.12(A)(4)(d).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect a Borrower against fluctuations in interest rates with respect to the Loans, so long as the purpose of any such agreement is a bona fide hedging activity (and is not for speculative purposes).

“Interest Rate Agreement Reserve” the amount that would be payable to Agent, Canadian Agent or any Lender (or Affiliate thereof) upon termination of any Interest Rate Agreement, including amounts that would be payable to any Person who was Agent, Canadian Agent, a Lender or an Affiliate thereof at the time such Interest Rate Agreement was entered into.

“Interest Settlement Date” has the meaning assigned to that term in subsection 9.12(A)(5).

“Investment” means (i) any direct or indirect purchase or other acquisition by a Loan Party or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan (including guarantees of Indebtedness or other obligations), advance or capital contribution, purchase or other acquisition for consideration of Indebtedness, Stock or other securities, together with all items that would be classified as investments on a balance sheet prepared in accordance with GAAP by a Loan Party or any of its Subsidiaries to any other Person excluding Assets and deposits arising in the ordinary course of business and any extension of trade credit in the ordinary course of business.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“IRS” has the meaning assigned to that term in subsection 4.9(a).

“Issuing Lender” means (i) in the case of any US Lender Letter of Credit, the US Letter of Credit Issuer and (ii) in the case of any Canadian Lender Letter of Credit, the Canadian Letter of Credit Issuer.

“ITA” means the Income Tax Act (Canada), as the same may be amended from time to time, in effect.

“Judgment Currency” has the meaning assigned to that term in subsection 10.14.

“Judgment Reserve” means the amount of any money judgments, writs or warrants of attachment, or similar process with respect to which the appropriate Loan Party has notified the insurance company but for which the insurance company has not affirmatively acknowledged coverage within thirty (30) days of receiving such notice.

“Lender” and “Lenders” have the meanings ascribed to such terms in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assignor of any Lender.

“Lender Letter of Credit” means, individually, a Canadian Lender Letter of Credit or a US Lender Letter of Credit and collectively, the Canadian Lender Letters of Credit and the US Lender Letters of Credit.

“Letter of Credit Liability” means the US Letter of Credit Liability and the Canadian Letter of Credit Liability.

“Letter of Credit Reserve” means, at any time, an amount equal to (a) the aggregate US Dollar Equivalent of the amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at such time plus, without duplication, (b) the aggregate amount theretofore paid under Lender Letters of Credit and not debited to the US Revolving Loan pursuant to subsection 2.1(F)(2) or the US Dollar Equivalent of the Canadian Revolving Loan pursuant to subsection 2.1(G)(2) or otherwise reimbursed by Borrowers.

“Letter of Non-Exemption” has the meaning assigned to that term in subsection 2.9(C)(2).

“Liabilities” shall have the meaning given that term in accordance with GAAP and shall include, without limitation, Indebtedness.

“LIBOR” means, for each Interest Period, a rate per annum equal to:

(1)           the greater of (x) two percent (2.00%) and (y) the offered rate for deposits in Dollars in an amount comparable to the amount of the applicable Loan in the London interbank market for the relevant Interest Period which is published by the British Bankers’ Association and currently appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, that if such a rate ceases to be available to Agent on that or any other source from the British Bankers’ Association, LIBOR shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Agent determines that Dollars in an amount comparable to the amount of the applicable Loans are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by Agent; divided by

(2)           a number equal to one (1.0) minus the maximum reserve percentages (expressed as a decimal fraction) (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency

Liabilities” in Regulation D of such Board) which are required to be maintained by any Lender by the Board of Governors of the Federal Reserve System; such rate to be rounded upward to the next whole multiple of one-sixteenth of one percent (0.0625%).  LIBOR shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR Breakage Costs” means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and additional amounts, if any, consisting of the present value of the difference between LIBOR in effect for the relevant Interest Period and any lower LIBOR in effect at the time of prepayment for the remainder of that Interest Period in connection with the re-employment of such funds) that any Lender sustains as a result of (i) any default by US Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrowing Agent’s delivery to Agent of a Notice of Borrowing in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).  The assumptions set forth in subsection 2.14 shall be utilized in calculating LIBOR Breakage Costs.

“LIBOR Loans” means at any time that portion of the Loans bearing interest at rates determined by reference to LIBOR.

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, security interest, charge, hypothec, trust claim, adverse claim or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, or voluntary or involuntary (including any conditional sale or other title retention agreement, any lease having the same economic effect as any of the foregoing, and any option or other agreement to sell or grant a security interest and any filing of or agreement to permit the filing of any financing statement under the UCC, Canadian PPSL or equivalent statutes of any jurisdiction).

“Light Users” means those attorneys retained by a Loan Party to collect an account through legal action.

“Loan” or “Loans” means an advance or advances under the Swingline Loan or the Revolving Loan Commitment.

“Loan Documents” means this Agreement, the Security Agreements, the Pledge Agreements, the Notes, if any, the Intercreditor Agreement, the Fee Letter, Interest Rate Agreements, the Cargill Intercreditor Agreement, any Application, all other documents, instruments and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for Agent, Canadian Agent or any Lender in connection with the Loans and any Lender Letter of Credit, all as amended, restated, supplemented or modified from time to time.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such other Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means Holdings, Borrowers and each other Person (i) which executes or joins this Agreement as a “Loan Party,” (ii) which executes or joins a Guaranty or (iii) which grants a Lien on all or substantially all of its assets to secure payment of any of the Obligations.

“Management Services Agreement” means that certain Management Agreement dated as of the August 5, 2005 among KRG Capital Management, L.P., Holdings and US Borrower, as in effect on August 5, 2005, as amended from time to time in accordance with the provisions herein.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document to which they are a party, (c) the Collateral or Agent’s Liens, on behalf of Agent, Canadian Agent, Issuing Lenders and Lenders, on the Collateral or the priority of such Liens, or (d)  the ability of Agent or any Lender to enforce or collect any of the Obligations or to exercise Agent’s or any Lender’s aggregate rights and remedies under this Agreement and the other Loan Documents.

“Maximum Commitment” means the principal amount of $150,000,000, plus the aggregate amount of any US Borrower Revolver Increases, as such amount may be reduced pursuant to subsection 2.4(F).

“Maximum Rate” has the meaning assigned to that term in subsection 2.2(C).

“Maximum Revolving Loan Amount” means, as of any date of determination, the lesser of (a) the aggregate of the US Revolving Loan Commitments of all Lenders less the sum of the US Dollar Equivalent of the Letter of Credit Reserve and the aggregate outstanding principal balance of the Swingline Loan and (b) the Borrowing Base less the sum of the US Dollar Equivalent of the Letter of Credit Reserve and the aggregate outstanding principal balance of the Swingline Loan.

“Maximum Swingline Loan Amount” means at any time the lesser of (a) $15,000,000 and (b) the amount that would cause the Revolving Loan to exceed the Maximum Revolving Loan Amount.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party or ERISA Affiliate is making or is obligated to make contributions on behalf of participants who are or were employed by any of them or withdrawal liability payments but, for greater certainty, does not include any Canadian Benefit Plans or Canadian Pension Plans.

“Net Proceeds” means cash proceeds received by Holdings or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses), (b) amounts applied to repayment of Indebtedness (other than the Obligations)

secured by a Lien permitted under this Agreement on the asset or property disposed (but only to the extent such Lien is expressly permitted to be prior to the Lien of Agent pursuant to the terms of this Agreement), and (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds.

“Note” or “Notes” means the Revolving Notes and the Swingline Notes (in each case, if any).

“Notice of Borrowing” means a written notice duly executed by an authorized representative of Borrowing Agent appropriately completed and in the form of Exhibit G.

“Obligations” means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent, Canadian Agent, any Issuing Lender or to any Lender under the Loan Documents (whether incurred before or after the Termination Date) including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all obligations under Interest Rate Agreements (including amounts owed thereunder to affiliates of Lenders and to Persons that were affiliates of Lenders at the time any such Interest Rate Agreement was entered into), all interest, fees, cost and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law (regardless of whether allowed or allowable in whole or in part as a claim therein).

“OECD” has the meaning assigned to that term in the definition of Eligible Assignee.

“Original Currency” has the meaning assigned to that term in subsection 11.23(A).

“Other Currency” has the meaning assigned to that term in subsection 11.23(A).

“Other Cash Expenses” means expenses in an aggregate amount during any trailing twelve (12) month period not to exceed $2,500,000 consisting of (a) recruiting expenses that are incurred by any Borrower or any of its Subsidiaries during such period, (b) lease breakage costs associated with any Loan Party’s relocation to a new office, (c) severance and related expenses that are incurred by any Borrower or any of its Subsidiaries during such period, (d) reserves on franchise notes receivable, (e) transaction expenses associated with any Permitted Disposition, and (f) to the extent acceptable to Agent, other non-recurring expenses.

“Paid in Full” and “Payment in Full” means (i) the payment in full in cash of all Obligations other than (a) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and (b) obligations under Interest Rate Agreements constituting Obligations to the extent that such obligations are not then due and payable, (ii) the termination or expiration of all of the Revolving Loan Commitments, and (iii) either (A) the cancellation and return to Agent of all Lender Letters of Credit or (B) the collateralization of all Lender Letters of Credit consistent with the cash collateralization provisions set forth in subsection 2.4(C) without any claims threatened by any Loan Party.

“Patents” means collectively all of the following:  (a) all patents and patent applications including, without limitation, those listed on any schedule to any Security Agreement and the inventions and improvements described and claimed therein, and patentable inventions; (b) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights included within any of the foregoing throughout the world.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA but does not include any Canadian Pension Plan.

“Permitted Business” means the purchase, management, collection and sale of charged-off, delinquent or distressed receivables, loans or other obligations and any business that is reasonably ancillary, incidental or related thereto, including any development or expansion thereof, in each case as determined in good faith by an officer of Borrowing Agent.

“Permitted Dispositions” means (a) the sale, liquidation, wind-up or dissolution (each, a “Disposition”) of any Subsidiary (or its assets) of Holdings; provided, that (i) no Event of Default shall have occurred and be continuing at the time of, or after giving effect to, such Disposition, and (ii) each Subsidiary subject to such Disposition shall not have had Adjusted EBITDA on a stand-alone basis of more than $2,500,000 for the immediately preceding Fiscal Year, (iii) Borrowing Agent shall provide Agent written notice of such Disposition at least ten (10) Business Days prior to such Disposition and (iv) the documentation governing such Disposition shall be delivered to Agent at least ten (10) Business Days prior to such Disposition and such documentation shall be in form and substance reasonably acceptable to Agent or (b) Dispositions in connection with a sale and leaseback transactions permitted by subsection 7.18.

“Permitted Encumbrances” means the following types of Liens: (a) Liens (other than Liens relating to Environmental Liabilities or ERISA) for taxes, assessments or other governmental charges not yet due and payable or being contested in good faith and by appropriate proceedings, excluding Liens in favor of the PBGC under ERISA and Liens which by operation of law rank in priority senior to secured creditors’ Liens; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent, or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, trust accounts, surety and appeal bonds, license bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan

Party or any of its Subsidiaries; (e) Liens for purchase money obligations, provided that (i) the purchase of the asset subject to any such Lien is permitted under Item B of the Financial Covenants Rider, (ii) the Indebtedness secured by any such Lien is permitted under subsection 7.1, and (iii) such Lien encumbers only the asset so purchased; (f) Liens in favor of Agent, on behalf of itself and Canadian Agent, Issuing Lenders and Lenders, (g) Liens set forth on Schedule 7.3(B); (h) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of Holdings or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered)); (i) Liens arising from precautionary UCC or Canadian PPSL financing statements regarding operating leases; (j) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Holdings or any of its Subsidiaries; (k) rights of setoff upon deposits of cash in favor of banks or other depository institutions as permitted by any Control Agreement or, with respect to deposits of cash not subject to a Control Agreement, customary rights of setoff in favor of such banks or depository institutions; (l) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default; (m) Liens securing Indebtedness or leases that refinance, refund, extend, renew and/or replace Indebtedness or leases secured by Liens described in clauses (e), (f), (g) or (h) above, as long as such Indebtedness is permitted hereunder; (n) the Cargill Liens; (o) Liens under the Second Lien Debt Documents to the extent permitted under the Intercreditor Agreement; (p) Liens on Receivables deemed to exist pursuant to agreements whereby the Asset Pool Seller of such Receivables retains the right to repurchase such Receivables so long as the price for such repurchase is at least equal to the purchase price paid to such Asset Pool Seller for such Receivable; (q) Liens arising from the sale of Accounts, Payment Intangibles or Promissory Notes to the extent (i) such sale is permitted pursuant to subsection 7.3 and (ii) such Liens relate only to the assets that were the subject of such sale and are no longer owned by any Loan Party; and (r) the pre-filing of any financing statements in connection with (but in no event filed earlier than thirty (30) days prior to) a refinancing of the Obligations; provided that no security agreement, or Lien pursuant to such security agreement, in each case relating to such financing statements becomes effective prior to the Payment in Full of the Obligations, and provided further that Agent shall have the right to terminate such financing statements in the event that such refinancing of the Obligations does not occur within thirty (30) days of filing.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA that any Loan Party maintains on behalf of participants who are or were employed by any Loan Party, but excluding any Multiemployer Plan, Canadian Benefit Plan or Canadian Pension Plan.

“Pledge Agreements” means the US Pledge Agreement and any other pledge agreement entered into by any Loan Party in respect of the Obligations.

“Pro Forma” means the unaudited consolidated balance sheet of US Borrower and its Subsidiaries based on the unaudited consolidated balance sheet of US Borrower and its Subsidiaries dated December 31, 2009 after giving effect to the transactions contemplated by this Agreement.  The Pro Forma is attached to Schedule 4.4 hereto.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the US Revolving Loan or the US Revolving Loan Commitments, the percentage obtained by dividing (i) the US Revolving Loan Commitment of that Lender by (ii) the aggregate US Revolving Loan Commitments of all Lenders, (b) with respect to the Canadian Revolving Loan or the Canadian Revolving Loan Commitments, the percentage obtained by dividing (i) the Canadian Revolving Loan Commitment of that Lender by (ii) the aggregate Canadian Revolving Loan Commitments of all Lenders, (c) with respect to all Loans prior to the Termination Date, the percentage obtained by dividing (i) the aggregate US Dollar Equivalent of the US Revolving Loan Commitment of that Lender by (ii) the aggregate US Dollar Equivalent of all US Revolving Loan Commitments of all Lenders, and (d) with respect to all Loans on and after the Termination Date, the percentage obtained by dividing (i) the aggregate US Dollar Equivalent of the outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding US Dollar Equivalent principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to subsection 9.9. Each Lender shall at all times hold the same Pro Rata Share of the US Revolving Loan Commitments, the US Revolving Loan, the Canadian Revolving Loan Commitments and the Canadian Revolving Loan.

“Projections” means US Borrower and its Subsidiaries’ forecasted consolidated:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; (d) Revolving Loan availability, all prepared consistent with US Borrower’s historical Financial Statements and based upon good faith estimates and assumptions by Borrowers believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC that is maintained by any Loan Party or ERISA Affiliate.

“Reallocation Event” means (i) an acceleration of the Loans, (ii) the occurrence and continuation of an Event of Default under subsections 8.1(A), (G) or (H) or (iii) the sale, liquidation or other realization on a material portion of the Collateral (through a single disposition or a series of related dispositions) by Agent or by any Loan Party at the direction of Agent upon the occurrence and during the continuation of an Event of Default.

“Receivable(s)” shall mean a purchased account or accounts in the name of an Account Debtor, as set forth and described in a purchase agreement between any Loan Party (other than Holdings) and any Asset Pool Seller for the purchase of an Asset Pool, and all unpaid balances due from such Account Debtor, together with (to the extent available) all documents evidencing such Account Debtor’s agreement to make payment of such unpaid balances, including, without limitation, each credit card application or agreement, and each promissory note, receivable, obligation, chattel paper, payment agreement, contract, installment sale agreement or other obligation or promise to pay of an Account Debtor, all as described and referred to in such purchase agreement.

“ReFinance America” means ReFinance America, Ltd., a corporation organized under the laws of the state of Nevada.

“Register” has the meaning assigned to that term in subsection 9.9(E).

“Related Fund” has the meaning assigned to that term in subsection 9.9(D).

“Related Transactions” means the initial borrowing under the Revolving Loan on the Closing Date, the issuance of the Second Lien Notes, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Loan Documents and the Second Lien Debt Documents.

“Release” has the meaning set forth in CERCLA, 42 USC § 9601.

“Rent Reserve” means, at all times that there is no landlord’s agreement in effect with respect to US Borrower’s chief executive office, an amount equal to three (3) months’ rent under the lease with respect to the US Borrower’s chief executive office.

“Replacement Lender” has the meaning assigned to that term in subsection 2.11(A).

“Report” has the meaning assigned to that term in subsection 9.4.

“Reporting Rider” means Rider A attached to this Agreement and made a part hereof.

“Requisite Lenders” means Lenders (other than a Defaulting Lender-Payment) having (a) more than 50% of the US Revolving Loan Commitments of all Lenders (other than Defaulting Lenders-Payment) based on the US Dollar Equivalent of such US Revolving Loan  Commitments, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding principal amount of the Loans and participation interests in the Letter of Credit Liability based on the US Dollar Equivalent of such amounts.

“Restricted Payment” means, with respect to any Loan Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock (other than non cash dividends or other non cash distributions in the form of additional Stock issued by such Loan Party to the extent such issuance is not prohibited hereunder); (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party now or hereafter outstanding (other than cashless exercises of warrants, options or other similar rights not resulting in the incurrence of Indebtedness); (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Loan Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Loan Party and other than payments to Franchisees under the Franchising Contracts in the ordinary course of business and consistent with past practices; and (f) any prepayment of the obligations under the Second Lien Notes except as permitted under the Intercreditor Agreement or hereunder.

“Revolving Advances” means, as the context may require, Canadian Revolving Advances and/or US Revolving Advances.

“Revolving Loan” means the Canadian Revolving Loan and the US Revolving Loan.

“Revolving Loan Commitment” means the Canadian Revolving Loan Commitment and the US Revolving Loan Commitment.

“Revolving Notes” means Canadian Revolving Notes and US Revolving Notes.

“Second Lien Debt” means all Indebtedness of US Borrower evidenced by the Second Lien Debt Documents and any other Indebtedness of any Loan Party secured by a Lien that is subordinated to the Lien of Agent hereunder securing the Obligations to the extent such Indebtedness is permitted under the Intercreditor Agreement.

“Second Lien Debt Documents” means the Indenture, the Second Lien Notes and any other agreements or documents executed in connection therewith.

“Second Lien Notes” means those certain 11.625% Senior Secured Notes due April, 2017 issued by US Borrower in an aggregate principal amount of $290,000,000 pursuant to the Indenture.

“Security Agreements” means the US Security Agreement, the Canadian Agreement and any other security agreement entered into by any Loan Party in respect of any of the Obligations.

“Settlement Date” has the meaning assigned to that term in subsection 9.12(A)(3).

“Solvent” means, with respect to (a) any Person that is subject to any Insolvency Law of the United States of America on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; and (b) any Person that is subject to any Canadian Insolvency Law on a particular date, that on such date (i) the aggregate property of such Person is sufficient at a fair valuation or, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due, (ii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due; (iii) such Person is not for any reason unable to meet its obligations as they generally become due; and (iv) such Person has not committed an act of bankruptcy or admitted its insolvency.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Sponsor” means KRG Capital Fund II, L.P., KRG Capital Fund II (FF), L.P., KRG Capital Fund II (PA), L.P., KRG Co-Investment, LLC and any of their Affiliates which they “control” (as defined in the definition of Affiliate).

“SPV” has the meaning assigned to that term in subsection 9.9(A).

“STA” means the Securities Transfer Act, 2006 (Ontario), as such legislation may be amended from time to time.

“Statement” has the meaning assigned to that term in item 1 of the Reporting Rider.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Securities Exchange Act of 1934, as amended).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of Stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.  Unless otherwise specified herein, the term “Subsidiary” shall refer to Holdings’ direct and indirect Subsidiaries (excluding Astrum, CA Marketing and Collect Air).

“Supermajority Lenders” means Lenders (other than Defaulting Lenders- Payment) having (a) 80% or more of the US Revolving Loan Commitments of all Lenders (other than Defaulting Lenders-Payment), or (b) if the Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Revolving Loan.

“Swingline Advance” means each US Revolving Advance converted by Agent into an advance under the Swingline Loan pursuant to subsection 2.1(C).

“Swingline Lender” means GMAC CF, or if GMAC CF shall resign as Swingline Lender, another Lender approved pursuant to subsection 9.14. Unless the context requires otherwise, the Swingline Lender is a Lender for all purposes under this Agreement.

“Swingline Loan” means the outstanding balance of all Swingline Advances and any amounts added to the principal balance of the Swingline Loan pursuant to this Agreement.

“Swingline Note” means the promissory note of US Borrower in substantially the form of Exhibit F, issued to evidence the Swingline Loan (if any).

“Tax” or “Taxes” has the meaning assigned to that term in subsection 10.1(a).

“Tax Distribution” means U.S. federal and state income tax refunds related to the 2006 and 2007 Fiscal Years received by any Loan Party.

“Tax Liabilities” has the meaning assigned to that term in subsection 2.9(A).

“Termination Date” has the meaning assigned to that term in subsection 2.5.

“Title IV Plan” means a “pension plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademarks” means collectively all of the following: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith including, without limitation, those listed on any schedule to any Security Agreement; (b) all renewals thereof; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing including damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights included in any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing.  Notwithstanding the foregoing, “Trademarks” shall not include any “intent to use” trademark applications for which a statement of use has not been filed (but the foregoing exclusion shall apply only until such statement is filed).

“Trading with the Enemy Act” means the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, to the extent the law of any other state or other jurisdiction applies to the attachment, perfection, priority or enforcement of any Lien granted to Agent in any of the Collateral, “UCC” means the Uniform Commercial Code as in effect in such other state or jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or enforcement of a Lien in such Collateral; provided, further, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in the Canadian PPSL with respect to Canadian PPSL Collateral, the definition of such term contained in the Canadian PPSL (to the extent the Canadian PPSL is applicable in the context with respect to Canadian PPSL Collateral) shall govern.  To the extent this Agreement defines the term “Collateral” by reference to terms used in the UCC, each of such terms shall have the broadest meaning given to such terms under the UCC as in effect in any state or other jurisdiction.

“Undrawn Availability” means an amount equal to the Maximum Revolving Loan Amount less the US Dollar Equivalent of the Revolving Loan.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“US Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“US Borrower Increase Date” has the meaning assigned to that term in subsection 2.16(A).

“US Borrower Revolver Increase” has the meaning assigned to that term in subsection 2.16(A).

“US Collateral” means any and all property and assets legally or beneficially owned by US Borrower or any other US Loan Party, subject to certain exclusions set forth in the US Security Agreement.

“US Controlled Accounts” has the meaning assigned to that term in subsection 5.12.

“US Dollar Equivalent” means, with respect to any amount denominated in Dollars, such amount of Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount of Dollars, as of any date of determination, into which such other currency can be converted in accordance with prevailing exchange rates, as determined by Agent in its reasonable discretion, on the applicable date.

“US Guarantor” means any Guarantor that is organized or incorporated under the laws of a jurisdiction in the United States of America and includes US Borrower.

“US Indemnitees” has the meaning assigned to that term in subsection 11.2.

“US Interest Rate” has the meaning assigned to that term in subsection 2.2(A)(i).

“US Lender Letter of Credit” has the meaning assigned to that term in subsection 2.1(F) and shall include all “Letters of Credit” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Closing Date.

“US Letter of Credit Application” has the meaning assigned to that term in subsection 2.1(F)(3).

“US Letter of Credit Issuer” means U.S. Bank National Association, or such other Lender as may be approved by Agent (such consent not to be unreasonably withheld) to issue US Lender Letters of Credit hereunder.

“US Letter of Credit Liability” means, all reimbursement and other liabilities of any Loan Party with respect to each US Lender Letter of Credit, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by any US Letter of Credit Issuer or any bank issuing a Bank Letter of Credit to the extent not reimbursed by Borrowers; and (c) all unpaid interest, fees and expenses related thereto.

“US Letter of Credit Reserve” means, at any time, an amount equal to (a) the aggregate amount of US Letter of Credit Liability with respect to all US Lender Letters of Credit outstanding at such time plus, without duplication, (b) the aggregate amount theretofore paid under US Lender Letters of Credit and not debited to the US Revolving Loan pursuant to subsection 2.1(F)(2) or otherwise reimbursed by US Borrower.

“US Loan Party” means any Loan Party organized or incorporated under the laws of a jurisdiction in the United States of America.

“US Loans” means the US Revolving Loans.

“US Maximum Revolving Loan Amount” means, as of any date of determination, the lesser of (i) the aggregate of the US Revolving Loan Commitments of all Lenders less the sum of (a) the US Dollar Equivalent of the Letter of Credit Reserve and the aggregate outstanding principal balance of the Swingline Loan and (b) the US Dollar Equivalent of the aggregate outstanding principal balance of the Canadian Revolving Loan and (ii) the Borrowing Base less the sum of the US Dollar Equivalent of the Letter of Credit Reserve, the aggregate outstanding principal balance of the Swingline Loan and the US Dollar Equivalent of the aggregate outstanding principal balance of the Canadian Revolving Loan.

“US New Revolving Lender” has the meaning assigned to that term in subsection 2.16(A).

“US Obligations” means all US Loans, all Obligations with respect to US Loans and all other Obligations owing by US Borrower (other than the guaranty by US Borrower of any Canadian Obligations).

“US Over Formula Advance” shall have the meaning assigned to that term in subsection 2.4(B)(1).

“US Pledge Agreement” means the Pledge Agreement dated the Closing Date executed by Holdings, US Borrower and the other US Loan Parties in favor of Agent for the benefit of Agent, Canadian Agent, Issuing Lenders and Lenders.

“US Revolving Advance” has the meaning assigned to that term in subsection 2.1(A).

“US Revolving Loan(s)” means the outstanding principal balance of all US Revolving Advances and any amounts added to the principal balance of US Revolving Loan pursuant to this Agreement.

“US Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make US Revolving Advances pursuant to subsection 2.1(A), and to purchase participations in US Lender Letters of Credit pursuant to subsection 2.1(F) and without duplication to purchase a participation in the Swingline Loan pursuant to subsection 2.1(C) in the aggregate amount set forth on the signature page of this Agreement opposite such Lender’s signature or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make US Revolving Advances and to purchase participations in US Lender Letters of Credit and without duplication to purchase participations in the Swingline Loan pursuant to subsection 2.1(C).

“US Revolving Notes” means the promissory note or notes of US Borrower in substantially the form of Exhibit D, issued to evidence the US Revolving Loan (if any).

“US Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among US Borrower, each US Guarantor and Agent, as such agreement may be amended from time to time.

“US Subsidiary” means any Subsidiary organized or incorporated under the laws of a jurisdiction in the United States of America.

1.2.          UCC Defined Terms.  The following terms used in this Agreement or the other Loan Documents (unless otherwise defined in such other Loan Document) shall have the respective meanings provided for in the UCC: “Accounts”, “Account Debtor”, “Buyer in Ordinary Course of Business”, “Chattel Paper”, “Commercial Tort Claim”, “Control”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Farm Products”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit”, “Letter-of-Credit Rights”, “Licensee in Ordinary Course of Business”, “Payment

Intangibles”, “Proceeds”, “Promissory Note”, “Record”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”.

1.3.          Accounting Terms.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with United States or Canadian GAAP, as applicable to the Loan Parties.  Financial Statements and other information furnished to Agent, Canadian Agent or any Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis.  In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Loan Parties and Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Loan Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Loan Parties and Requisite Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Loan Parties shall prepare footnotes to each Compliance Certificate and the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).  “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Loan Parties and (b) changes in accounting principles recommended by Loan Parties’ Accountants.

1.4.          Other Definitional Provisions.  References to “Sections”, “subsections”, “Riders”, “Exhibits”, “Schedules” and “Addenda” shall be to Sections, subsections, Riders, Exhibits, Schedules and Addenda, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in subsection 1.1 or otherwise in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  The US Dollar Equivalent of any other relevant currency shall be used for the purpose of any amount, covenant, threshold or limit expressed as an amount of Dollars in any Loan Document.

SECTION 2.               LOANS AND COLLATERAL

2.1.          Loans.

(A)          US Revolving Loan.  Each Lender, severally and not jointly, agrees to lend to US Borrower from time to time its Pro Rata Share of each advance (each a “US Revolving Advance”) requested by Borrowing Agent, on behalf of US Borrower, under the US Revolving Loan Commitment.  The aggregate amount of the US Revolving Loan Commitment shall not exceed at any time the Maximum Commitment. Amounts borrowed under this subsection 2.1(A) may be repaid and reborrowed at any time prior to the earlier of (1) the termination of the US Revolving Loan Commitment pursuant to subsection 8.2 or (2) the Termination Date.  Except as otherwise provided herein, no Lender shall have any obligation to make a US Revolving Advance to the extent such US Revolving Advance would cause the US Revolving Loan (after giving effect to any immediate application of the proceeds thereof) to exceed the US Maximum Revolving Loan Amount.  All US Revolving Advances shall be made in Dollars.

(B)           Canadian Revolving Loans.  Each Lender, severally and not jointly, agrees to lend to Canadian Borrower from time to time its Pro Rata Share of each advance (each a “Canadian Revolving Advance”) requested by Borrowing Agent, on behalf of Canadian Borrower, under the Canadian Revolving Loan Commitment.  Amounts borrowed under this subsection 2.1(B) may be repaid and reborrowed at any time prior to the earlier of (1) the termination of the Canadian Revolving Loan Commitment pursuant to subsection 8.2 or (2) the Termination Date.  Except as otherwise provided herein, no Lender shall have any obligation to make a Canadian Revolving Advance to the extent that such Canadian Revolving Advance would cause (x) the Canadian Revolving Loan (after giving effect to any immediate application of the proceeds thereof) to exceed the Canadian Maximum Revolving Loan Amount or (y) the sum of the US Dollar Equivalent of the Letter of Credit Reserve, plus the US Revolving Loan, plus the Swingline Loan, plus the US Dollar Equivalent of the Canadian Revolving Loan (after giving effect to such Canadian Revolving Loan Advance) to exceed the lesser of (1) the Borrowing Base and (2) the US Revolving Loan Commitments. All Canadian Revolving Advances shall be made in Canadian Dollars.

(C)           Swingline Loan.  Agent may convert any request by Borrowing Agent on behalf of US Borrower for a US Revolving Advance that is requested to be made as a Base Rate Loan into a request for an advance under the Swingline Loan.  The Swingline Loan shall be a Base Rate Loan and shall not exceed in the aggregate at any time outstanding the Maximum Swingline Loan Amount.  In the event that on any Business Day Swingline Lender desires that all or any portion of the Swingline Loan should be reduced in whole or in part, Swingline Lender shall promptly notify Agent to that effect and indicate the portion of the Swingline Loan to be reduced.  Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swingline Lender and shall concurrently notify Lenders of each Lender’s Pro Rata Share of the obligation to make a US Revolving Advance to repay the Swingline Loan (or portion thereof).  All Swingline Loans shall be made in Dollars.

Each of the Lenders hereby unconditionally and irrevocably, severally and not jointly, agrees to fund to Agent for the benefit of Swingline Lender, in lawful money of the United States and in same day funds, not later than 11:00 a.m. (New York City time) on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from Agent (provided that if any Lender shall receive such notice at or prior to 1:00 p.m. (New York City time) on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a US Revolving Advance (which US Revolving

Advance shall be a Base Rate Loan and shall be deemed to be requested by Borrowing Agent on behalf of US Borrower) in the principal amount of such portion of the Swingline Loan which is required to be paid to Swingline Lender under this subsection 2.1(C) (regardless of whether the conditions precedent thereto set forth in Section 3 are then satisfied and whether or not US Borrower has provided a notice of borrowing under subsection 2.1(D)(4) and whether or not any Default or Event of Default exists or all or any of the Loans have been accelerated, but subject to the other provisions of this subsection 2.1(C)).  The proceeds of any such US Revolving Advance shall be immediately paid over to Agent for the benefit of Swingline Lender for application to the Swingline Loan.

In the event that an Event of Default shall occur and either (1) such Event of Default is of the type described in subsection 8.1 (G) or (H) hereof or (2) no further US Revolving Advances are being made under this Agreement, so long as any such Event of Default is continuing, then, each of the Lenders (other than Swingline Lender) shall be deemed to have irrevocably, unconditionally and immediately purchased a participation in the Swingline Loan from Swingline Lender in an amount equal to such Lender’s Pro Rata Share of the US Revolving Loan Commitment multiplied by the total amount of the Swingline Loan outstanding.  Each Lender shall effect such purchase by making available the amount of such Lender’s participation in the Swingline Loan in Dollars in immediately available funds to Agent’s Account for the benefit of Swingline Lender.  In the event any Lender fails to make available to Swingline Lender when due the amount of such Lender’s participation in the Swingline Loan, Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate.  Each such purchase by a Lender shall be made without recourse to Swingline Lender, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to Swingline Lender.  The obligations of the Lenders under this subsection 2.1 (C) shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever.

(D)          Borrowing Mechanics.  (1)  LIBOR Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of such amount.  BA Rate Loans made on any Funding Date shall be in an aggregate minimum amount of Cdn $100,000 and integral multiples of Cdn $100,000 in excess of such amount.

(2)           On any day when US Borrower desires a US Revolving Advance under this subsection 2.1 to be funded as a Base Rate Loan of $15,000,000 or less, Borrowing Agent shall give Agent written or telephonic notice of the proposed borrowing by 1:00 p.m. (New York City time) on the Business Day on which the US Revolving Advance is to be made (or such earlier time as Agent may instruct Borrowing Agent, which instruction shall only be given by Agent when it is given to all of its borrowers due to early office closings or other similar circumstances).  On any day when US Borrower desires a US Revolving Advance to be funded as a Base Rate Loan of more than $15,000,000, Borrowing Agent shall give Agent written or telephonic notice of the proposed borrowing by 1:00 p.m. (New York City time) at least one (1) Business Day before the US Revolving Advance is to be made.  On any day when US Borrower desires a US Revolving Advance to be funded as a LIBOR Loan, Borrowing Agent shall give Agent written or telephonic notice of the proposed borrowing by 1:00 p.m. (New York City time) at least three (3) Business Days before the US Revolving Advance is to be made.

(3)           On any day when Canadian Borrower desires a Canadian Revolving Advance under this subsection 2.1 to be funded as a Base Rate Loan of Cdn $1,000,000 or less, Borrowing Agent shall give Agent written or telephonic notice of the proposed borrowing by 11:30 a.m. (New York City time) (with a copy to Canadian Agent in the circumstances described in the last sentence of this clause (3)) on the Business Day on which the Canadian Revolving Advance is to be made (or such earlier time as Agent may instruct Borrowing Agent, which instruction shall only be given by Agent when it is given to all of its borrowers due to early office closings or other similar circumstances).  If Agent determines that Canadian Borrower may borrow the amount of such proposed borrowing pursuant to the terms hereof, Agent shall advise Canadian Agent of same, and Canadian Agent shall give written notice of the proposed borrowing to the Lenders by 1:00 p.m. (New York City time) on the same Business Day on which Borrowing Agent has delivered notice to Agent.  On any day when Canadian Borrower desires a Canadian Revolving Advance under this subsection 2.1 to be funded as a Base Rate Loan of more than Cdn $1,000,000, Borrowing Agent shall give Agent written or telephonic notice of the proposed borrowing by 11:30 a.m. (New York City time) (with a copy to Canadian Agent) at least one Business Day before the Canadian Revolving Advance is to be made.  If Agent determines that Canadian Borrower may borrow the amount of such proposed borrowing pursuant to the terms hereof, Agent shall advise Canadian Agent of same, and Canadian Agent shall give written or telephonic notice of the proposed borrowing to Lenders by 1:00 p.m. (New York City time) on the same Business Day on which Borrowing Agent has delivered notice to Agent.  On any day when Canadian Borrower desires a Canadian Revolving Advance under this subsection 2.1 to be funded as a Canadian BA Rate Loan, Borrowing Agent shall give Agent written or telephonic notice of the proposed borrowing by 11:00 a.m. (New York City time) (with a copy to Canadian Agent) at least three Business Days before the Canadian Revolving Advance is to be made.  If Agent determines that Canadian Borrower may borrow the amount of such proposed borrowing pursuant to the terms hereof, Agent shall advise Canadian Agent of same, and Canadian Agent shall give written or telephonic notice of the proposed borrowing to the Lenders by 1:00 p.m. (New York City time) on the same Business Day on which Borrowing Agent has delivered notice to Agent. Any telephonic notice delivered by Agent to any Lender under this subsection 2.1(D)(3) shall be confirmed with a written notice on the same day as such telephonic notice. In the event that Agent and Canadian Agent are the same entity or are affiliated entities, (x) delivery of any notice to Agent shall be deemed to constitute delivery of such notice to Canadian Agent, and (y) Canadian Agent shall determine whether Canadian Borrower may borrow the amount of any such proposed borrowing, and shall notify the Lenders upon making any such determination that Borrower may borrow the amount of any such proposed borrowing. Each of the parties to this Agreement hereby acknowledges that as of the Closing Date, GMAC CF is acting as both Agent and Canadian Agent. In the event that a Person that is acting as both Agent and Canadian Agent (or, if applicable, affiliated Persons) shall cease to act as Canadian Agent, Agent shall promptly notify Borrowing Agent of the appointment of a new Canadian Agent, and Borrowing Agent shall, upon receipt of such notice, deliver separate copies of all notices to Agent and to Canadian Agent as provided herein.

(4)           Any Notice of Borrowing required to be delivered by Borrowing Agent hereunder shall specify the proposed Funding Date (which shall be a Business Day), the requested amount of each Loan, whether such Loans shall consist of Base Rate Loans, LIBOR Loans or Canadian BA Rate Loans, and, for LIBOR Loans and Canadian BA Rate Loans, the Interest Period or BA Period applicable thereto. Any such telephonic notice shall be confirmed with a Notice of Borrowing on the same day as such request.  Neither Agent, Canadian Agent, nor any Lender shall incur any liability to any Loan Party for acting upon any telephonic notice or a Notice of Borrowing which Agent or Canadian Agent, as applicable, believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of any Borrower or for otherwise acting in good faith under this subsection 2.1(D).  None of Agent, Canadian Agent nor any Lender will be required to make any advance pursuant to any telephonic or written notice or a Notice of Borrowing, unless all of the terms and conditions set forth in Section 3 have been satisfied and Agent has also received the most recent Borrowing Base Certificate and all other documents required under Section 5 and the Reporting Rider in accordance with the requirements of subsection 2.1(D)(2) and (3) above.  Each Advance shall be deposited by wire transfer in immediately available funds in such account as Borrowing Agent may from time to time designate to Agent or Canadian Agent, as applicable, in writing.  The becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, Lender Letter of Credit reimbursement obligation, accrued interest, fees, compensation or any other amounts shall be deemed irrevocably to be an automatic request by Borrowing Agent on behalf of US Borrower or Canadian Borrower, as applicable, for a Revolving Advance, which shall, unless (i) otherwise paid by Borrower on the due date, or (ii) funded pursuant to a Notice of Borrowing, be a Base Rate Loan on the due date of, and in the amount required to pay (as set forth on Agent’s books and records), such principal, Lender Letter of Credit reimbursement obligation, accrued interest, fees, compensation or any other amounts.

(E)           Notes.

(1)           If so requested by any Lender by written notice to Borrowing Agent (with a copy to Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, US Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 9.9) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrowing Agent’s receipt of such notice) a Note or Notes to evidence such Lender’s Swingline Loan or Revolving Loan, as the case may be.

(2)           If so requested by any Lender by written notice to Borrowing Agent (with a copy to Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Canadian Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 9.9) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrowing Agent’s receipt of such notice) a Note or Notes to evidence such Lender’s Canadian Revolving Loan.

(F)           US Lender Letters of Credit.  The US Revolving Loan Commitments may, in addition to US Revolving Advances, be utilized, upon the request of Borrowing Agent, for (1) the issuance of letters of credit by US Letter of Credit Issuer, or (2) the issuance by Agent or US

Letter of Credit Issuer of guaranties or risk participations to banks to induce such banks to issue Bank Letters of Credit for the account of US Borrower (each of (1) and (2) above a “US Lender Letter of Credit”).  Each Lender shall be deemed to have purchased a participation in each US Lender Letter of Credit issued on behalf of US Borrower in an amount equal to its Pro Rata Share thereof.  In no event shall any US Lender Letter of Credit be issued to the extent that the issuance of such US Lender Letter of Credit would cause the sum of the US Dollar Equivalent of the Letter of Credit Reserve (after giving effect to such issuance), plus the US Revolving Loan, plus the Swingline Loan, plus the US Dollar Equivalent of the Canadian Revolving Loan to exceed the lesser of (1) the Borrowing Base and (2) the aggregate US Revolving Loan Commitments.  All US Lender Letters of Credit shall be denominated in Dollars.

(1)           Maximum Amount.  In addition to the restrictions in clause (F) above, in no event shall any US Lender Letter of Credit be issued to the extent that the issuance of such US Lender Letter of Credit would cause the sum of (x) the aggregate amount of US Letter of Credit Liability with respect to all US Lender Letters of Credit plus (y) the US Dollar Equivalent of the Canadian Letter of Credit Reserve, to exceed $7,500,000.

(2)           Reimbursement.  US Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent or the issuer for any amounts paid with respect to a US Lender Letter of Credit including all fees, costs and expenses paid to any bank that issues a US Lender Letter of Credit.  US Borrower hereby authorizes and directs Agent, at Agent’s option, to debit US Borrower’s account (by increasing the US Revolving Loan) in the amount of any payment made with respect to any US Lender Letter of Credit.  In the event that Agent elects not to debit US Borrower’s account and US Borrower fails to reimburse Agent or the issuer in full within one (1) Business Day after a request therefor, Agent shall promptly notify each Lender of the unreimbursed amount of such payment together with accrued interest thereon and each Lender, on the next Business Day, shall deliver to Agent an amount equal to its respective participation in same day funds.  The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  In the event any Lender fails to make available to Agent the amount of such Lender’s participation in such US Lender Letter of Credit, Agent shall be entitled to recover (for the benefit of the Issuing Lender or the issuer) such amount on demand from such Lender together with interest on such amount calculated at the Federal Funds Effective Rate.

(3)           Request for Letters of Credit.  Borrowing Agent shall give Agent at least three (3) Business Days prior notice specifying the date a US Lender Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby.  The notice shall be accompanied by the form of the US Lender Letter of Credit being requested.  Each request for a Letter of Credit shall be accompanied by an application duly executed by the relevant Borrower in the form then customarily prescribed by the Issuing Lender or issuer for the Letter of Credit then being requested with such modifications as may be mutually agreed for purposes of consistency with this Agreement (each a “US Letter of Credit Application”) and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Agent and the

Issuing Lender or issuer, in each case, together with the fees called for by this Agreement. The Borrower’s obligations to the Issuing Lender or issuer with respect to any Letters of Credit issued by it shall be subject to the terms and conditions of the relevant Application and this Agreement, provided that in the event of a conflict between the terms thereof and the terms of this Agreement, the terms of this Agreement shall control. Any US Lender Letter of Credit which Borrowing Agent requests must be in such form, be for such amount, contain such terms and support such transactions as are reasonably satisfactory to Agent and, if issued by US Letter of Credit Issuer, US Letter of Credit Issuer.  The expiration date of each US Lender Letter of Credit shall be on a date which is no later than the earlier of (x) twelve (12) months from the date of issuance (or which is cancelable no later than twelve (12) months from the date of issuance and each renewal) or (y) thirty (30) days prior to the Termination Date.  US Letter of Credit Issuer hereby commits to issue any US Lender Letter of Credit requested hereunder in accordance with the requirements of this subsection 2.1(F).

(G)           Canadian Letters of Credit.  The Canadian Revolving Loan Commitments may, in addition to Canadian Revolving Advances, be utilized, upon the request of Borrowing Agent, for (1) the issuance of letters of credit by Canadian Letter of Credit Issuer, or (2) the issuance by Canadian Agent or Canadian Letter of Credit Issuer of guaranties or risk participations to banks to induce such banks to issue Bank Letters of Credit for the account of Canadian Borrower (each of (1) and (2) above a “Canadian Lender Letter of Credit”).  Each Lender shall be deemed to have purchased a participation in each Canadian Lender Letter of Credit issued on behalf of Canadian Borrower in an amount equal to its Pro Rata Share thereof.  In no event shall any Canadian Lender Letter of Credit be issued to the extent that the issuance of such Canadian Lender Letter of Credit would cause (x) the sum of the Canadian Letter of Credit Reserve after giving effect to such issuance plus the Canadian Revolving Loan to exceed the Canadian Maximum Revolving Loan Commitment or (y) the sum of the US Dollar Equivalent of the Letter of Credit Reserve (after giving effect to such issuance), plus the US Revolving Loan, plus the Swingline Loan, plus the US Dollar Equivalent of the Canadian Revolving Loan to exceed the lesser of (1) the Borrowing Base and (2) the aggregate US Revolving Loan Commitments.  All Canadian Lender Letters of Credit shall be denominated in Canadian Dollars.

(1)           Maximum Amount.  In addition to the restrictions in clause (G) above, (x) the aggregate amount of the Canadian Letter of Credit Liability with respect to all Canadian Lender Letters of Credit outstanding at any time shall not exceed Cdn$3,500,000, and (y) in no event shall any Canadian Letters of Credit be issued to the extent that the issuance of such Canadian Letter of Credit would cause the aggregate US Dollar Equivalent of the Letter of Credit Liability with respect to all Lender Letters of Credit, after giving effect to such proposed Canadian Lender Letter of Credit request, to exceed the US Dollar Equivalent of $7,500,000.

(2)           Reimbursement.  Canadian Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Canadian Agent or the issuer for any amounts paid with respect to a Canadian Lender Letter of Credit including all fees, costs and expenses paid to any bank that issues a Canadian Lender Letter of Credit. Canadian Borrower hereby authorizes and directs Canadian Agent, at Canadian Agent’s option, to debit Canadian Borrower’s account (by increasing the Canadian Revolving Loan) in the amount of any payment made with respect to any Canadian Lender Letter of Credit; provided that Canadian Agent shall provide Agent one (1)

Business Days notice thereof in the event that Agent and Canadian Agent are neither the same entity nor affiliated entities. In the event that Canadian Agent elects not to debit Canadian Borrower’s account and Canadian Borrower fails to reimburse Canadian Agent or the issuer in full within one (1) Business Day after a request therefor, Canadian Agent shall promptly notify each Lender of the unreimbursed amount of such payment together with accrued interest thereon and each Lender, on the next Business Day, shall deliver to Canadian Agent an amount equal to its respective participation in same day funds.  The obligation of each Lender to deliver to Canadian Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  In the event any Lender fails to make available to Canadian Agent the amount of such Lender’s participation in such Canadian Lender Letter of Credit, Canadian Agent shall be entitled to recover (for the benefit of the Issuing Lender or the issuer) such amount on demand from such Lender together with interest on such amount calculated at the Federal Funds Effective Rate.

(3)           Request for Letters of Credit.  Borrowing Agent shall give Canadian Agent (and Agent, in the event that Agent and Canadian Agent are neither the same entity nor affiliated entities) at least three (3) Business Days prior notice specifying the date a Canadian Lender Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby.  The notice to Canadian Agent (and Agent, if applicable) shall be accompanied by the form of the Canadian Lender Letter of Credit being requested.  Each request for a Letter of Credit shall be accompanied by an application duly executed by the relevant Borrower in the form then customarily prescribed by the Issuing Lender or issuer for the Letter of Credit then being requested with such modifications as may be mutually agreed for purposes of consistency with this Agreement (each a “Canadian Letter of Credit Application”) and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Canadian Agent and the Issuing Lender or issuer, in each case, together with the fees called for by this Agreement.  The Borrower’s obligations to the Issuing Lender or issuer with respect to any Letters of Credit issued by it shall be subject to the terms and conditions of the relevant Application and this Agreement, provided that in the event of a conflict between the terms thereof and the terms of this Agreement, the terms of this Agreement shall control. Any Canadian Lender Letter of Credit which Borrowing Agent requests must be in such form, be for such amount, contain such terms and support such transactions as are reasonably satisfactory to (x) Canadian Agent, (y) Agent (in the event that Agent and Canadian Agent are neither the same entity nor affiliated entities), and, (z) if issued by Canadian Letter of Credit Issuer, Canadian Letter of Credit Issuer.  Canadian Agent shall determine whether the issuance of such Canadian Lender Letter of Credit is permitted under this Agreement (or, in the event that Agent and Canadian Agent are neither the same entity nor affiliated entities, Agent shall promptly advise Canadian Agent whether the issuance of such Canadian Lender Letter of Credit is permitted under this Agreement), and in the event that such issuance is permitted, Canadian Agent shall promptly give notice of such request to the Lenders.  The expiration date of each Canadian Lender Letter of Credit shall be on a date which is no later than the earlier of (x) twelve (12) months from the date of issuance (or which is cancelable no later than twelve (12) months from the date of issuance and each renewal) or (y) thirty (30) days prior to the Termination Date.  Canadian Letter of Credit Issuer hereby commits to issue any Canadian Lender Letter of Credit requested hereunder in accordance with the requirements of this subsection 2.1(G).

(H)          Other Letter of Credit Provisions.

(1)           Obligations Absolute.  The obligation of Borrowers to reimburse Agent, Canadian Agent, any Issuing Lender or any Lender for payments made under, and other amounts payable in connection with, any Lender Letter of Credit shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement including, without limitation, the following circumstances:

(a)           any lack of validity or enforceability of any Lender Letter of Credit, or any other agreement;

(b)           the existence of any claim, set-off, defense or other right which any Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary or transferee of any Lender Letter of Credit (or any Persons for whom any such transferee may be acting), Agent, Canadian Agent, any Issuing Lender, any Lender, any bank issuing a Bank Letter of Credit, or any other Person, whether in connection with this Agreement, any other Loan Document, or any other related or unrelated agreements or transactions;

(c)           any draft, demand, certificate or any other document presented under any Lender Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)           any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Loan Parties or any of their Subsidiaries;

(e)           any breach of this Agreement or any other Loan Document by any party thereto;

(f)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

(g)           the fact that a Default or an Event of Default shall have occurred and be continuing; or

(h)           payment under any Lender Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Lender Letter of Credit; provided that, in the case of any payment by Agent, Canadian Agent, any Issuing Lender or any Lender under any Lender Letter of Credit, Agent, Canadian Agent, such Issuing Lender or such Lender has not acted with gross negligence or willful misconduct (as determined by a final non-appealable order by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit.

(2)           Nature of the Borrowers’ Duties.  As between any Issuing Lender, Agent, Canadian Agent and the Lenders on the one hand, and the Borrowers on the other hand, the Borrowers assume all risks of the acts and omissions of, or misuse of any Lender Letter of Credit by the beneficiary thereof.  In furtherance and not in limitation of the foregoing, none of Agent, Canadian Agent, any Issuing Lender or any Lender shall be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any party in connection with the application for and issuance of any Lender Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Lender Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment under any such Lender Letter of Credit, any Issuing Lender has not acted with gross negligence or willful misconduct (as determined by a final non-appealable order by a court of competent jurisdiction) in determining that the demand for payment under any such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any such Lender Letter of Credit; (g) for the credit of the proceeds of any drawing under any such Lender Letter of Credit; and (h) for any consequences arising from causes beyond the control of Agent, Canadian Agent, any Issuing Lender or any Lender as the case may be.

(3)           Liability.  In furtherance and extension of and not in limitation of, the specific provisions herein above set forth (but subject to subsection 2.1(H)(1)(h)), any action taken or omitted by Agent, Canadian Agent, any Issuing Lender or any Lender under or in connection with any Lender Letter of Credit, if taken or omitted in good faith, shall not put Agent, Canadian Agent, and Issuing Lender or any Lender under any resulting liability to any Loan Party or any other Lender.

(4)           Indemnification.  The Lenders shall, to the extent of their respective Pro Rata Shares, indemnify the relevant Issuing Lenders (to the extent not reimbursed by the relevant Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Issuing Lender’s gross negligence or willful misconduct) that the Issuing Lender may suffer or incur in connection with any Letter of Credit issued by it.  The obligations of the Lenders hereunder shall survive termination of this Agreement and of all Applications, Letters of Credit and all drafts and other documents presented in connection with drawings thereunder.

(I)            Availability of a Lender’s Pro Rata Share.

(1)           Lender’s Amounts Available on a Funding Date.  Unless Agent receives written notice from a Lender on or prior to any Funding Date that such Lender will not make available to Agent as and when required such Lender’s applicable Pro Rata Share of any requested Loan or Advance, Agent may assume that each Lender will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.

(2)           Lender’s Failure to Fund.  A Defaulting Lender shall pay interest to Agent at the Federal Funds Effective Rate on the Defaulted Amount from the Business Day following the applicable Funding Date of such Defaulted Amount until the date such Defaulted Amount is paid to Agent.  Any notice by Agent submitted to any Lender with respect to amounts owing under this subsection 2.1(I)(2) shall be conclusive, absent manifest error.  If such amount is not paid when due to Agent, Agent, at its option, may notify Borrowing Agent of such failure to fund and, upon demand by Agent, Borrowers shall pay the unpaid amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan made by the other Lenders on such Funding Date.  The failure of any Lender to make available any portion of its Revolving Loan Commitments on any Funding Date or to fund its participation in a Lender Letter of Credit or Swingline Loan shall not relieve any other Lender of any obligation hereunder to fund such Lender’s Revolving Loan Commitments on such Funding Date or to fund any such participation, but no Lender shall be responsible for the failure of any other Lender to honor its Revolving Loan Commitments on any Funding Date or to fund any participation to be funded by any other Lender.

(3)           Payments to a Defaulting Lender.  Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, (i) neither Agent nor Canadian Agent shall be obligated to, and, at the request of Borrowing Agent, shall not, transfer to a Defaulting Lender-Payment any payment made by any Loan Party to Agent or Canadian Agent of any amount otherwise received by Agent or Canadian Agent for application to the Obligations nor shall a Defaulting Lender-Payment be entitled to the sharing of any interest, fees or payments hereunder and (ii) the obligations of Borrowers described in subsection 2.3(A) shall not apply to any Revolving Loan Commitments held by a Defaulting Lender-Payment.

(4)           Defaulting Lender’s Right to Vote.  Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents for purposes of voting or consenting to matters with respect to (a) the Loan Documents or (b) any other matter concerning the Loans, a Defaulting Lender-Payment shall be deemed not to be a “Lender” and such Lender’s Revolving Loan Commitments and outstanding Loans and Advances shall be deemed to be zero; provided, however, that a Defaulting Lender-Payment shall have full voting rights as a Lender with its Revolving Loan Commitments and outstanding Loans and Advances with respect to votes under subsection 9.8(D).

2.2.          Interest.

(A)          Rate of Interest.  (i)  The US Loans and all other US Obligations shall bear interest from the date such US Loans are made or such other US Obligations become due to the date paid at a rate per annum equal to (1) in the case of Base Rate Loans and US Obligations for which no interest rate basis is specified, the Base Rate plus the Applicable Margin and (2) in the case of LIBOR Loans, LIBOR plus the Applicable Margin (collectively the “US Interest Rate”).  All US Loans made on the Closing Date shall be Base Rate Loans and shall remain so until the

Business Day that is four (4) Business Days after the Closing Date.  Such designation by Borrowing Agent may be changed from time to time pursuant to subsection 2.2(D).  If on any day a US Loan or a portion of any US Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest or if LIBOR has been specified and no LIBOR quote is available, then for that day that Loan or portion thereof shall bear interest determined by reference to the Base Rate.

(ii)           The Canadian Revolving Loans and all other Canadian Obligations shall bear interest from the date such Canadian Revolving Loans are made or such other Canadian Obligations become due to the date paid at a rate per annum equal to (1) in the case of Base Rate Loans and Canadian Obligations for which no interest rate basis is specified, the Base Rate plus the Applicable Margin and (2) in the case of Canadian BA Rate Loans, the Canadian BA Rate plus the Applicable Margin (collectively the “Canadian Interest Rate” and together with the US Interest Rate, the “Interest Rate”).  All Canadian Revolving Loans made on the Closing Date shall be Base Rate Loans and shall remain so until the Business Day that is four (4) Business Days after the Closing Date.  Such designation by Borrowing Agent may be changed from time to time pursuant to subsection 2.2(D).  If on any day a Canadian Revolving Loan or a portion of any Canadian Revolving Loan is outstanding with respect to which notice has not been delivered to Canadian Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest or if Canadian BA Rate has been specified and no Canadian BA Rate quote is available, then for that day that Canadian Revolving Loan or portion thereof shall bear interest determined by reference to the Base Rate.

(iii)          After the occurrence and during the continuance of an Event of Default (1) the Loans and all other Obligations that are not paid when due shall, at the election of Agent or Requisite Lenders, bear interest at a rate per annum equal to two percent (2%) plus the applicable Interest Rate (the “Default Rate”), (2) each LIBOR Loan or Canadian BA Rate Loan shall automatically convert to a Base Rate Loan at the end of any applicable Interest Period and (3) no Loans may be converted to LIBOR Loans or Canadian BA Rate Loans.  Agent agrees to give prompt subsequent notice of the institution of the Default Rate; provided that the failure to provide such notice shall not affect the ability of Agent to change Borrowers’ obligation to pay the Default Rate.

(iv)          For purposes of calculating the amount of interest due on Revolving Loans, any payments received by Agent or Canadian Agent from the funds in the Controlled Accounts will be applied (conditional upon final collection) to such Obligations on the Business Day of receipt by Agent or Canadian Agent, as applicable, of immediately available funds in Agent’s Account or Canadian Agent’s Account, as applicable, if received on or prior to 3:00 p.m. (New York City time) on such Business Day, or if received after 3:00 p.m. (New York City time), such payments will be applied on the following Business Day.

(B)           Computation and Payment of Interest; Payment Dates.  Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.  In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period or BA Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR

Loan or Canadian BA Rate Loan, the date of conversion of such LIBOR Loan or Canadian BA Rate Loan to such Base Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period or BA Period applicable to such Loan, or with respect to a Base Rate Loan being converted to a LIBOR Loan or Canadian BA Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan or Canadian BA Rate Loan, as applicable, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.  Interest on Base Rate Loans that are US Loans shall be payable to Agent for the benefit of the Lenders and interest on Base Rate Loans that are Canadian Revolving Loans shall be payable to Canadian Agent for the benefit of the Lenders (with contemporaneous notice to Agent by the Canadian Agent), as applicable, monthly in arrears on the first day of each month, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise.  Interest on LIBOR Loans shall be payable to Agent for the benefit of the Lenders and interest on Canadian BA Rate Loans shall be payable to Canadian Agent for the benefit of the Lenders (with contemporaneous notice to Agent by the Canadian Agent), as applicable, on the last day of the applicable Interest Period or BA Period, for such Loan, on the date of any prepayment of the Loans, and at maturity, whether by acceleration or otherwise.  In addition, for each LIBOR Loan or Canadian BA Rate Loan having an Interest Period or BA Period, as applicable, longer than three (3) months, interest accrued on such Loan shall also be payable on the last day of each three (3) month interval during such Interest Period or BA Period, as applicable.  In the event that Agent and Canadian Agent are the same entity or are affiliated entities, the contemporaneous notice referred to in this clause (B) need not be provided to Agent by Canadian Agent with respect to the payment of interest on Base Rate Loans that are Canadian Revolving Loans or with respect to the payment of interest on Canadian BA Rate Loans. Each of the parties to this Agreement hereby acknowledges that as of the Closing Date, GMAC CF is acting as both Agent and Canadian Agent.

(C)           Interest Laws.  Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, no Borrower shall be required to pay, and none of Agent, Canadian Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by Applicable Law (“Excess Interest”).  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection 2.2(C) shall govern and control; (2) neither any Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Agent, Canadian Agent or any Lender may have received hereunder shall be, at such Lender’s option, (a) applied as a credit against the outstanding principal balance of the US Obligations or the Canadian Obligations, as applicable, or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under Applicable Law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither any Borrower nor any other Loan Party shall have any action against Agent, Canadian Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum

Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period. The Loan Parties acknowledge that the rates of interest applicable to the Canadian Revolving Loan and Canadian Lender Letter of Credit may be computed on the basis of a period of less than 365 days.  For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a period of less than 365 days, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a period of less than 365 days, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by the number of days in the period that is less than 365 days.

(D)          Conversion or Continuation.  (i)  Subject to the other provisions of this Agreement, including, without limitation, satisfying the conditions set forth in Section 3, US Borrower shall have the option to (1) convert at any time all or any part of outstanding US Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from Base Rate Loans to LIBOR Loans or (2) upon the expiration of any Interest Period applicable to a LIBOR Loan, to (a) continue all or any portion of such LIBOR Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Loan or (b) convert all or any portion of such LIBOR Loan to a Base Rate Loan.  The succeeding Interest Period(s) of such continued or converted Loan commence on the last day of the Interest Period of the Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a LIBOR Loan, when any Event of Default or Default has occurred and is continuing.

Borrowing Agent shall deliver a Notice of Borrowing with respect to any such conversion/continuation to Agent no later than noon (New York City time) at least three (3) Business Days in advance of the proposed conversion/continuation date.  The Notice of Borrowing with respect to such conversion/continuation shall certify: (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the US Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period; and (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation.

In lieu of delivering a Notice of Borrowing with respect to any such conversion/continuation, Borrowing Agent may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(D) (in such telephonic notice Borrowing Agent shall certify to the items set forth above with respect to the Notice of Borrowing); provided that such telephonic notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing (in form and substance described herein) with respect to such conversion/continuation to Agent on or before the proposed conversion/continuation date.  Once given, US Borrower shall be bound by such telephonic notice.  Upon the expiration of an Interest Period for a LIBOR Loan, in the absence of a new Notice of Borrowing or a telephonic notice submitted to Agent not less than three (3) Business Days prior to the end of such Interest Period, the LIBOR Loan then maturing shall be automatically converted to a Base Rate Loan.

Neither Agent nor any Lender shall incur any liability to US Borrower or any other Loan Party in acting upon any telephonic notice or a Notice of Borrowing referred to above that Agent believes in good faith to have been given by an officer or other person authorized to act on behalf of US Borrower or for otherwise acting in good faith under this subsection 2.2(D).

(ii)                                  Subject to the other provisions of this Agreement, including, without limitation, satisfying the conditions set forth in Section 3, Canadian Borrower shall have the option to (1) convert at any time all or any part of outstanding Canadian Revolving Loans equal to Cdn $100,000 and integral multiples of Cdn $100,000 in excess of that amount from Base Rate Loans to Canadian BA Rate Loans or (2) upon the expiration of any BA Period applicable to a Canadian BA Rate Loan, to (a) continue all or any portion of such Canadian BA Rate Loan equal to Cdn $100,000 and integral multiples of Cdn $100,000 in excess of that amount as a Canadian BA Rate Loan or (b) convert all or any portion of such Canadian BA Rate Loan to a Base Rate Loan.  The succeeding BA Period(s) of such continued or converted Canadian Loan commence on the last day of the BA Period of the Canadian Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a Canadian BA Rate Loan, when any Event of Default or Default has occurred and is continuing.

Borrowing Agent shall deliver a Notice of Borrowing with respect to any such conversion/continuation to Agent and, in the circumstances described in the penultimate paragraph of this clause (ii), Canadian Agent no later than 11:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed conversion/continuation date. If Agent determines that such proposed conversion/continuation may be made pursuant to the terms hereof, Agent shall notify Canadian Agent of same, and Canadian Agent shall deliver such Notice of Borrowing to Lenders no later than 1:00 p.m. (New York City time) on the same Business Day as such notice was received.  The Notice of Borrowing with respect to such conversion/continuation shall certify: (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of conversion to, or a continuation of, a Canadian BA Rate Loan, the requested BA Period; and (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation.

In lieu of delivering a Notice of Borrowing with respect to any such conversion/continuation, Borrowing Agent may give Agent and Canadian Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(D) (in such telephonic notice Borrowing Agent on behalf of Canadian Borrower shall certify to the items set forth above with respect to the Notice of Borrowing); provided that such telephonic notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing (in form and substance described herein) with respect to such conversion/continuation to Agent on or before the proposed conversion/continuation date.  If Agent determines that such proposed conversion/continuation may be made pursuant to the terms hereof, Agent shall promptly notify Canadian Agent and Lenders of such telephonic notice request.  Once given, Canadian Borrower shall be bound by such telephonic notice.  Upon the expiration of a BA Period for a Canadian BA Rate Loan, in the absence of a new Notice of Borrowing or a telephonic notice submitted to Agent and Canadian Agent not less than three (3) Business Days prior to the end of such Interest

Period, the Canadian BA Rate Loan then maturing shall be automatically converted to a Base Rate Loan.

In the event that Agent and Canadian Agent are the same entity or are affiliated entities, (x) delivery of any notice to Agent shall be deemed to constitute delivery of such notice to Canadian Agent, and (y) Canadian Agent shall determine whether the proposed conversion/continuation with respect to Canadian Revolving Loans may be made pursuant to the terms hereof, and, upon making a determination that such proposed conversion/continuation may be made, shall deliver such Notice of Borrowing to Lenders. Each of the parties to this Agreement hereby acknowledges that as of the Closing Date, GMAC CF is acting as both Agent and Canadian Agent. In the event that a Person that is acting as both Agent and Canadian Agent (or, if applicable, affiliated Persons) shall cease to act as Canadian Agent, Agent shall promptly notify Borrowing Agent of the appointment of a new Canadian Agent, and Borrowing Agent shall, upon receipt of such notice, deliver separate copies of all notices with respect to any conversion/continuation to Agent and to Canadian Agent as provided herein.

None of Agent, Canadian Agent nor any Lender shall incur any liability to Canadian Borrower or any other Loan Party in acting upon any telephonic notice or a Notice of Borrowing referred to above that Agent believes in good faith to have been given by an officer or other person authorized to act on behalf of Canadian Borrower or for otherwise acting in good faith under this subsection 2.2(D).

2.3.                              Fees.

(A)                              Unused Line Fee.  Borrowers shall pay to Agent, for the benefit of the Lenders, based on their Pro Rata Shares of the US Revolving Loan Commitments, a fee in an amount equal to the aggregate of the US Revolving Loan Commitments less the sum of (1) the US Dollar Equivalent of the average daily balance of the each of the Revolving Loan and the Swingline Loan, plus, (2) the US Dollar Equivalent of the average daily face amount of the Letter of Credit Reserve during the preceding month, multiplied by (3) (x) 0.75% per annum if the sum of the amounts set forth in subclauses (1) and (2) above is less than or equal to the product of 65% and the amount of the aggregate of the US Revolving Loan Commitments and (y) 0.50% per annum if the sum of the amounts set forth in subclauses (1) and (2) above is greater than the product of 65% and the amount of the aggregate of the US Revolving Loan Commitments. Fees will be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month following the Closing Date.

(B)                                Letter of Credit Fees.  US Borrower shall pay to Agent a fee with respect to the US Lender Letters of Credit for the benefit of all Lenders with a US Revolving Loan Commitment (based on their respective Pro Rata Shares of the US Revolving Loan Commitments) in the amount of the average daily amount of US Letter of Credit Liability outstanding during such month multiplied by the Applicable Margin per annum for LIBOR Loans.  Canadian Borrower shall pay to Canadian Agent a fee (in Canadian Dollars) with respect to the Canadian Lender Letters of Credit for the benefit of the Lenders with a Canadian Revolving Loan Commitment (based on their respective Pro Rata Shares of the Canadian Revolving Loan Commitments) in the amount of the average daily amount of the Canadian Letter of Credit

Liability outstanding during such month multiplied by the Applicable Margin per annum for Canadian BA Rate Loans.  Such fees will be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and will be payable monthly in arrears on the first day of each month.  US Borrower shall also reimburse Agent for any and all fees and expenses, if any, paid by Agent or any Lender to the issuer of any Bank Letter of Credit and Canadian Borrower shall also reimburse Canadian Agent for any fees and expenses, if any, paid by Canadian Agent or any Lender to the issuer of any Bank Letter of Credit. In addition, US Borrower and Canadian Borrower agree to pay to any Issuing Lender such fronting fees and other customary charges as such Issuing Lender may require.

(C)                                Other Fees and Expenses.  Borrower shall pay to Agent (and to Canadian Agent, to the extent that Agent and Canadian Agent are neither the same entity nor affiliated entities), for its own account, all charges for returned items and all other bank charges incurred by Agent (and Canadian Agent, if applicable), as well as Agent’s (and Canadian Agent’s, if applicable) standard wire transfer charges for each wire transfer made under this Agreement.

(D)                               Fee Letter.  Borrowers shall pay to GMAC CF, individually, the fees specified in that certain letter agreement dated March 23, 2010, between Borrowers and GMAC CF (the “Fee Letter”).

2.4.                              Payments and Prepayments.

(A)                              Manner and Time of Payment.  (1) In its sole discretion, Agent may elect to honor the automatic requests by Borrowing Agent for US Revolving Advances for all principal, US Lender Letter of Credit reimbursement obligations, interest, fees, compensation and any other amounts due hereunder or under any of the other Loan Documents on their applicable due dates pursuant to subsection 2.1(E), and the proceeds of each such US Revolving Advance, if made, shall be applied as a direct payment of the relevant US Obligation. To the extent such amounts exceed the US Revolving Loan Commitment of all Lenders, or if Agent, upon not less than one (1) Business Day’s notice, elects to bill US Borrower for any amount due hereunder or under any of the other Loan Documents, such amount shall be immediately due and payable with interest thereon accruing from the applicable due date.  All payments made by US Borrower with respect to the US Obligations shall be made without deduction, defense, setoff or counterclaim.  All payments to Agent hereunder shall, unless otherwise directed by Agent, be made to Agent’s Account or from funds that are transferred from certain Controlled Accounts maintained by US Loan Parties, on a daily basis, to Agent’s Account in accordance with the procedures agreed upon by Agent and Borrowing Agent in subsection 5.12.  All payments remitted to Agent’s Account shall be credited to the US Obligations on the same Business Day as such payments are received by Agent in immediately available funds; provided, however, payments received by Agent after 3:00 P.M. (New York City time) shall be deemed received on the next Business Day. So long as no Event of Default has occurred and is continuing, such funds shall be applied to that portion of the US Revolving Loan bearing interest at the Base Rate until all Base Rate Loans have been paid in full and to pay amounts that would otherwise be funded by an Advance pursuant to this subsection 2.4(A)(1) with any remaining funds being either (a) at the election of Agent, during the occurrence and continuance of an Event of Default, applied to that portion of the US Revolving Loan bearing interest at LIBOR and all other Obligations in accordance with subsection 2.4(E) or subsection 8.7, as applicable, or (b) to the extent no Event of Default has occurred and is continuing or no election is made under clause (a) above, returned (on the Business Day received in Agent’s Account if received prior to 3:00 p.m. (New York City time) and otherwise on the next Business Day) to a Controlled Account designated by Borrowing Agent.

(2)                                  In its sole discretion, Canadian Agent may (upon notice to and with the consent of Agent, in the event that Agent and Canadian Agent are neither the same entity nor affiliated entities) elect to honor the automatic requests by Borrowing Agent for Canadian Revolving Advances for all principal, Canadian Lender Letter of Credit reimbursement obligations, interest, fees, compensation and any other amounts due hereunder or under any of the other Loan Documents on their applicable due dates pursuant to subsection 2.1(E), which shall be applied by Canadian Agent as a direct payment of the relevant Canadian Obligation.  To the extent such amounts exceed the Canadian Revolving Loan Commitment of all Lenders, or if Canadian Agent (with the consent of Agent, in the event that Agent and Canadian Agent are neither the same entity nor affiliated entities), upon not less than one (1) Business Day’s notice, elects to bill Canadian Borrower for any amount due hereunder or under any of the other Loan Documents, such amount shall be immediately due and payable with interest thereon accruing from the applicable due date.  All payments made by Canadian Borrower with respect to the Canadian Obligations shall be made without deduction, defense, setoff or counterclaim.  All payments to Canadian Agent hereunder shall, unless otherwise directed by Canadian Agent, be made to Canadian Agent’s Account or from funds that are transferred from certain Controlled Accounts maintained by Canadian Loan Parties, to the extent such procedures are established and agreed upon by Agent and Borrowing Agent. All payments remitted to Canadian Agent’s Account shall be credited to the Canadian Obligations on the same Business Day as such payments are received by Canadian Agent in immediately available funds; provided, however, payments received by Canadian Agent after 3:00 P.M. (New York City time) shall be deemed received on the next Business Day. So long as no Event of Default has occurred and is continuing, such funds shall be applied to that portion of the Canadian Revolving Loan bearing interest at the Base Rate until all Base Rate Loans have been paid in full and to pay amounts that would otherwise be funded by an Advance pursuant to this subsection 2.4(A)(2) with any remaining funds being either (a) at the election of Agent, during the occurrence and continuance of an Event of Default, applied to that portion of the Canadian Revolving Loan bearing interest at the Canadian BA Rate and to all other Canadian Obligations in accordance with subsection 2.4(E) or subsection 8.7, as applicable, or (b) to the extent no Event of Default has occurred and is continuing or no election is made under clause (a) above, returned (on the Business Day received in the Canadian Agent’s Account if received prior to 3:00 p.m. (New York City time) and otherwise on the next Business Day) to a Controlled Account designated by Borrowing Agent. Borrowing Agent shall notify Canadian Agent by noon (New York City time) if it intends to make any voluntary payment or repayment of the Canadian Obligations to the Canadian Agent’s Account. In the event that Agent and Canadian Agent are neither the same entity nor affiliated entities, Canadian Agent shall notify Agent of any payment or repayment (as well as any notice received from Borrowing Agent with respect thereto) by 1:00 p.m. (New York City time) on the Business Day received by Canadian Agent.

(B)                                Mandatory Prepayments.

(1)                                  Over Formula Advance.  At any time that the US Revolving Loan exceeds the US Maximum Revolving Loan Amount (a “US Over Formula Advance”), including,

without limitation, as a result of any conversion of loans or as a result of any changes in asset values or foreign exchange rates, US Borrower shall, within one (1) Business Day after the occurrence thereof (or within one (1) Business Day after receiving notice thereof from Agent solely if such US Over Formula Advance is the result of changes in foreign exchange rates, any Agent Overadvance pursuant to subsection 9.13 or any Advance made by Agent or Canadian Agent as a result of an automatic Advance pursuant to subsections 2.4(A)(1) or 2.4(A)(2)), repay the US Revolving Loan and the Swingline Loan to the extent necessary to eliminate the US Over Formula Advance (unless Canadian Borrower shall have eliminated the US Over Formula Advance by means of repayments of the Canadian Revolving Loans).  At any time that (1) the Canadian Revolving Loan exceeds the Canadian Maximum Revolving Loan Amount, or at any time that (2) the US Dollar Equivalent of the Canadian Revolving Loan exceeds the lesser of (x) the aggregate of the US Revolving Loan Commitments of all Lenders less the sum of (a) the US Dollar Equivalent of the Letter of Credit Reserve and the aggregate outstanding principal balance of the Swingline Loan and (b) the aggregate outstanding principal balance of the US Revolving Loan and (y) the Borrowing Base less the sum of the US Dollar Equivalent of the Letter of Credit Reserve, the aggregate outstanding principal balance of the US Revolving Loan and the aggregate outstanding principal balance of the  Swingline Loan, each as of the applicable date of determination ((1) and (2) each a “Canadian Over Formula Advance”), including, without limitation, as a result of any conversion of loans or as a result of any changes in asset values or foreign exchange rates, Canadian Borrower shall, within one (1) Business Day after the occurrence thereof (or within one (1) Business Day after receiving notice thereof from Agent solely if such Canadian Over Formula Advance is the result of changes in foreign exchange rates, any Agent Overadvance pursuant to subsection 9.13 or any Advance made by Agent or Canadian Agent as a result of an automatic Advance pursuant to subsections 2.4(A)(1) or 2.4(A)(2)), repay the Canadian Revolving Loan to the extent necessary to eliminate the Canadian Over Formula Advance (unless US Borrower shall have eliminated the Canadian Over Formula Advance by means of repayments of the US Revolving Loans).

(2)                                  Prepayments.  Upon the occurrence of an Event of Default and acceleration of the Obligations and/or any Event of Default under subsection 8.1(G) or subsection 8.1(H), Loan Parties shall, immediately upon receipt thereof by any Loan Party, apply each of (a) any Asset Pool Proceeds, (b) the proceeds of any disposition of the eAGLE Software or other General Intangibles used in connection with the collection or monitoring of Asset Pools, (c) any Net Proceeds from Asset Dispositions, (d) the net cash proceeds of the issuance of Stock, (e) the net proceeds of the Tax Distribution, and (f) all other Proceeds of Collateral, to prepay the Obligations as a prepayment pursuant to subsection 8.7 hereof.

(C)                                Voluntary Prepayments of Loans.

(1)                                  Any prepayment of the Obligations permitted in this subsection 2.4(C) shall be subject to the payment of all fees set forth in subsection 2.3 that are due and owing, including, without limitation, the payment of any amounts owing pursuant to subsection 2.12 resulting from such prepayment.  In the event any Lender Letters of Credit are outstanding at the time that Borrowers prepay the Obligations and desire to terminate the Revolving Loan Commitment, (i) US Borrower shall cause Agent and each Lender to be released from all liability under any US Lender Letters of Credit or, at Borrowing Agent’s option, US Borrower shall either (1) deposit with Agent for the benefit of all Lenders cash in an amount equal to the sum of (x) one hundred and five percent (105%) of the aggregate outstanding US Letter of Credit Reserve and (y) the fees payable under subsection 2.3(B) with respect to such US Lender Letters of Credit for the full remaining terms of such US Lender Letters of Credit, or (2) furnish an Acceptable Standby Letter of Credit in an amount equal to the amount of cash required pursuant to the immediately preceding clause (1), in either case, to be available to Agent (for the benefit of the Lenders and the Issuing Lenders) to reimburse payments of drafts drawn under such US Lender Letters of Credit and pay any fees and expenses related thereto and (ii) Canadian Borrower shall cause Canadian Agent and Lenders to be released from all liability under any Canadian Lender Letters of Credit or, at Borrowing Agent’s option, Canadian Borrower shall either (1) deposit with Agent cash in an amount at all times not less than the sum of (x) one hundred and five percent (105%) of the US Dollar Equivalent of the aggregate outstanding Canadian Letter of Credit Reserve and (y) the fees payable under subsection 2.3(B) with respect to such Canadian  Lender Letters of Credit for the full remaining terms of such Canadian Lender Letters of Credit, or (2) furnish an Acceptable Standby Letter of Credit in an amount equal to the amount of cash required pursuant to the immediately preceding clause (1), in either case, to be available to Agent (for the benefit of the Lenders and the Issuing Lenders) to reimburse payments of drafts drawn under such Canadian Lender Letters of Credit and pay any fees and expenses related thereto.

(2)                                  Upon termination of any such Lender Letter of Credit, the unearned portion of such prepaid fee attributable to such Lender Letter of Credit shall be refunded to Borrowers.

(3)                                  At any time, Borrowers may prepay the Loans, in whole or in part, without premium or penalty (but subject to the payment of LIBOR Breakage Costs and BA Breakage Costs, if applicable).

(4)                                  Borrowing Agent shall notify Agent by noon (New York City time) on the date of any voluntary prepayment if any Borrower intends to make any voluntary payment or repayment of (i) US Obligations to Agent’s Account or (ii) Canadian Obligations to the Canadian Agent’s Account.

(D)                               Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

(E)                                 Application of Proceeds.

(i)                                     So long as a Reallocation Event has not occurred and is continuing as of the time of any prepayment by US Borrower pursuant to subsection 2.4(B), such prepayment by US Borrower shall be applied to the US Revolving Loan and, upon payment in full of all US Loans (including the cash collateralization of outstanding US Lender Letters of Credit), to the Canadian Revolving Loan.  So long as a Reallocation Event has not occurred and is continuing as of the time of any prepayment by Canadian Borrower pursuant to subsection 2.4(B), such prepayment by Canadian Borrower shall be applied to the Canadian Revolving Loan (including the cash collateralization of outstanding Canadian Lender Letters of Credit).

(ii)                                  If a Reallocation Event has occurred and is continuing at the time of any prepayment pursuant to subsection 2.4(B), such prepayment shall be applied to the Obligations in the order of priority set forth in subsection 8.7.

(iii)                               Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Base Rate Loans of the type required to be prepaid before application to LIBOR Loans or Canadian BA Rate Loans, as applicable, of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Costs or BA Breakage Costs, as applicable.

(iv)                              For purposes of clarity, any prepayment pursuant to this subsection 2.4 shall not result in a corresponding reduction in the Revolving Loan Commitments except as otherwise expressly provided in this Agreement.

(F)                                 Voluntary Reduction of Revolving Loan Commitments.  Borrowers shall be permitted, at the request of Borrowing Agent, to reduce the Revolving Loan Commitments to an amount not in excess of the then outstanding principal amount of US Revolving Loans, Swingline Loans and the US Dollar Equivalent of the Canadian Revolving Loans plus the Letter of Credit Reserve; provided that the Pro Rata Share of all Lenders shall remain unchanged, and provided, further, that any such reduction shall be in an amount (x) not less than $10,000,000, and (y) that is a multiple of $5,000,000 in excess thereof.

2.5.                              Term of this Agreement.  This Agreement shall be effective until the earlier of (a) April 6, 2014 and (b) the acceleration of all Obligations pursuant to subsection 8.3 (the “Termination Date”).  The Revolving Loan Commitments shall terminate (unless earlier terminated pursuant to the terms hereunder) upon the Termination Date and all Obligations shall become immediately due and payable without notice or demand.  Notwithstanding any termination, until all Obligations have been Paid in Full, Agent, on behalf of itself, Canadian Agent, Issuing Lenders and Lenders, shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, Borrowers’ obligation to indemnify Agent, Canadian Agent, each Issuing Lender and each Lender in accordance with the terms hereof shall continue.

2.6.                              Statements.  Agent shall render a monthly statement of account to Borrowing Agent within twenty (20) days after the end of each month.  Such statement of account shall constitute an account stated unless Borrowing Agent makes written objection thereto within ninety (90) days from the date such statement is mailed to Borrowing Agent.  Agent shall record in its books and records, including computer records, (a) all Loans, interest charges and payments thereof, (b) all Letter of Credit Liability, (c) the charging and payment of all fees, costs and expenses in connection with the Obligations and (d) all other debits and credits with respect to the Obligations pursuant to this Agreement.  The balance in the loan accounts shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein; provided, however, that any failure by Agent to so record shall not limit or affect any Borrower’s obligation to pay.

2.7.                              Intentionally Omitted.

2.8.                              Yield Protection.

(A)                              Capital Adequacy and Other Adjustments.  In the event any Lender shall have determined that the adoption after the date hereof of any Applicable Law regarding capital adequacy, reserve requirements or similar requirements or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or Governmental Authority or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any Person controlling such Lender and thereby reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder, then Borrowers shall within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided that Borrowers shall not be required to compensate a Lender pursuant to this subsection 2.8(A) for any reductions in return incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Borrowers of such Applicable Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrowing Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(B)                                Increased LIBOR Funding Costs.  If, after the date hereof, the introduction of, change in or interpretation of any Applicable Law would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan, then Borrowers shall from time to time within fifteen (15) days after notice and demand from such affected Lenders (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent for the account of such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost; provided that Borrowers shall not be required to compensate a Lender pursuant to this subsection 2.8(B) for any additional or increased costs incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Borrowers of such Applicable Law giving rise to such additional or increased costs and of such Lender’s intention to claim compensation therefor.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such affected Lenders to Borrowers and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

2.9.                              Taxes.

(A)                              No Deductions.  Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, (i) taxes imposed on (or measured by) the net income or net profits of any Lender, Agent or Canadian Agent (including franchise taxes and branch profit taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Agent or Lender is organized or doing business, or in which such Agent’s or Lender’s applicable lending office is located; (ii) taxes resulting from a Lender’s failure to comply with the requirements of subsection 2.9(C); and (iii) any United States withholding taxes that would be imposed on amounts payable to a Foreign Lender (as defined below) based upon the applicable withholding rate in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office) ((i), (ii), and (iii) collectively referred to herein as “Excluded Taxes” and all taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, except Excluded Taxes, referred to herein as “Tax Liabilities”).  If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent, Canadian Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

(B)                                Changes in Tax Laws.  In the event that, subsequent to the Closing Date, (1) any changes in any existing Applicable Law or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by a Lender with any request or directive (whether or not having the force of law) from any Governmental Authority:

(1)                                  does or shall subject Agent, Canadian Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, provincial, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

(2)                                  does or shall impose on Agent, Canadian Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or such Lender of issuing any Lender Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder;

then, in any such case, Borrowers shall promptly pay to Agent or such Lender, upon its notice and demand, as additional interest, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by Agent or such Lender with respect to this Agreement or the other Loan Documents.  If Agent, Canadian Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.9(B), it shall promptly notify Borrowing Agent of the event by reason of which Agent or such Lender has become so entitled (with any such Lender concurrently notifying Agent) and the amount of the additional cost or reduced amount receivable to the extent determinable.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent, Canadian Agent or any Lender to Borrowing Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(C)                                Foreign Lenders.  (1)  If any Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Canadian Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this

Agreement, such Lender shall deliver to Borrowing Agent (with a copy to Agent), as reasonably requested by Borrowing Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation.  Each Lender shall provide new documentation upon the expiration or obsolescence of previously delivered documentation, and shall promptly notify Borrowing Agent (with a copy to Agent) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(2)                                  Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrowing Agent and Agent (1) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States of America certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement, (a “Certificate of Exemption”), or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”).  Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrowing Agent or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrowing Agent and Agent.  Each Foreign Lender shall provide new documentation upon the expiration or obsolescence of any previously delivered documentation and shall promptly notify Borrowing Agent (with a copy to Agent) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrowing Agent and Agent within the time periods set forth in the preceding paragraph, Borrowers shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrowers shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrowing Agent and Agent.

2.10.                        Required Termination and Prepayment.  If on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its LIBOR Loans or Canadian BA Rate Loans, as applicable, has become unlawful or impossible by compliance by such Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall promptly give notice (by telephone confirmed in writing) to Borrowing Agent and Agent of that determination.  Subject to prior withdrawal of a Notice of Borrowing or prepayment of LIBOR Loans or Canadian BA Rate Loans, as applicable, as contemplated by subsection 2.12, the obligation of such Lender to make or maintain its LIBOR Loans or

Canadian BA Rate Loans, as applicable during any such period shall be terminated at the earlier of the termination of the Interest Period or BA Period then in effect or when required by law and Borrowers shall no later than the termination of the Interest Period or BA Period in effect at the time any such determination pursuant to this subsection 2.10 is made or, earlier when required by law, repay or prepay LIBOR Loans or Canadian BA Rate Loans, as applicable, together with all interest accrued thereon or convert LIBOR Loans  or Canadian BA Rate Loans, as applicable, to Base Rate Loans.

2.11.                        Optional Prepayment/Replacement of Lenders.  Within thirty (30) days after receipt by Borrowing Agent of: (a) written notice and demand from any Lender for payment of additional costs as provided in subsection 2.8 or subsection 2.9, or (b) written notice of any Lender’s inability to make LIBOR Loans or Canadian BA Rate Loans as provided in subsection 2.10 (any such Lender demanding such payment, having such inability or satisfying the conditions set forth in subsection 9.8(F) being referred to herein as an “Affected Lender”), Borrowing Agent may, at its option notify Agent and such Affected Lender of its intention to take one of the actions set forth herein in subparagraphs (A) or (B) below.

(A)                              Borrowing Agent may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for an Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event Borrowing Agent obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Revolving Loan Commitments hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign its Loans and Revolving Loan Commitments to such Replacement Lender in accordance with the provisions of subsection 9.9, provided, however, Borrowers have (1) reimbursed such Affected Lender for any administrative fee payable by such Affected Lender to Agent pursuant to subsection 9.9 and, (2) in any case where such replacement occurs as the result of a demand for payment of certain costs pursuant to subsection 2.8 or subsection 2.9, paid all increased costs for which such Affected Lender is entitled to under subsection 2.8 or subsection 2.9 through the date of such sale and assignment; provided, that each Replacement Lender shall be an Eligible Assignee; or

(B)                                Prepayment of an Affected Lender.  Borrowers may, with Agent’s consent, prepay in full all outstanding Obligations owed to an Affected Lender and terminate such Affected Lender’s Pro Rata Share of the applicable Revolving Loan Commitments, in which case the applicable Revolving Loan Commitments will be reduced by the amount of such Pro Rata Share; provided that this subsection 2.11(B) shall not apply after the occurrence and during the continuance of an Event of Default with respect to any Affected Lender that has made a demand for payment under subsections 2.8 or 2.9 or has provided written notice of such Lender’s inability to make LIBOR Loans or Canadian BA Rate Loans as provided in subsection 2.10. Borrowers shall, within ninety (90) days following notice of such intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender, including, if applicable, such Affected Lender’s increased costs for which it is entitled to under subsection 2.8 or subsection 2.9 through the date of such prepayment and terminate such Affected Lender’s obligations under the Revolving Loan Commitments. Notwithstanding anything to the contrary in the Loan Documents, payments made pursuant to this subsection 2.11(B) shall be made solely to the Affected Lender without any requirement of such payments being made to Lenders according to their Pro Rata Shares.

2.12.                        Compensation.  Borrowers shall, if requested by any Lender, promptly pay to Agent for the benefit of such Lender (such Lender’s calculation of such amounts shall, absent manifest error, be conclusive and binding upon all parties hereto), for any LIBOR Breakage Costs or BA Breakage Costs, as applicable, sustained by such Lender in connection with the re-employment of funds: (a) if for any reason (other than a default by any Lender) a borrowing of any LIBOR Loan or Canadian BA Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request of borrowing by Borrowing Agent; (b) if any prepayment of any of its LIBOR Loans or Canadian BA Rate Loans occurs on a date that is not the last day of an Interest Period or BA Period applicable to that Loan (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise); (c) if any prepayment of any of its LIBOR Loans or Canadian BA Rate Loans is not made on any date specified in a notice of prepayment given by Borrowing Agent; or (d) as a consequence of any other default by any Borrower to repay its LIBOR Loans or Canadian BA Rate Loans, as applicable, when required by the terms of this Agreement; provided, however, during the period while any such amounts have not been paid, Agent may, in its sole discretion, (i) in accordance with subsection 2.4(A), elect to honor the automatic request by Borrowing Agent for a Revolving Advance for such amount pursuant to subsection 2.1(D) or (ii) reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan.

2.13.                        Booking of LIBOR Loans; Canadian Revolving Loans.  Each Lender may make, carry or transfer US Revolving Loans consisting of LIBOR Loans or Canadian Revolving Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of such Lender, so long as the making, carrying or transferring of such LIBOR Loan or such Canadian Revolving Loans does not result in any increased costs pursuant to subsection 2.8 or 2.9.

2.14.                        Assumptions Concerning Funding of LIBOR Loans and Canadian BA Rate Loans.  Calculation of all amounts payable to each Lender under subsection 2.12 shall be made as though each Lender had actually funded its relevant LIBOR Loan or Canadian BA Rate Loan, as applicable, through the purchase of a LIBOR deposit or BA deposit, as applicable, bearing interest at LIBOR or the Canadian BA Rate, as applicable, in an amount equal to the amount of that LIBOR Loan or Canadian BA Rate Loan, as applicable, and having maturity comparable to the relevant Interest Period or BA Period and through the transfer of such LIBOR deposit or BA deposit, as applicable, from an offshore office to a domestic office in the United States of America; provided, however, each Lender may fund each of its LIBOR Loans or Canadian BA Rate Loans, as applicable, in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under subsection 2.12.

2.15.                        Endorsement; Insurance Claims.  Each Borrower hereby constitutes and appoints Agent and all Persons designated by Agent for that purpose as such Borrower’s true and lawful attorney-in-fact, with power in the place and stead of such Borrower and in the name of such Borrower (a) to endorse such Borrower’s name to any of the items of payment or proceeds described in subsection 5.12 below and all proceeds of Collateral that come into Agent’s possession or under Agent’s control, including without limitation, with respect to any drafts, Instruments, Documents and Chattel Paper, and (b) after the occurrence and during the continuation of an Event of Default, to obtain, adjust and settle insurance claims, which are required to be paid to Agent.  Each Borrower hereby ratifies and approves all acts of Agent made or taken pursuant to this subsection 2.15.  Both the appointment of Agent as Borrowers’

attorney-in-fact and Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Revolving Loan Commitments hereunder shall be in effect and until all Obligations have been Paid in Full.

2.16.                        Increase of the US Maximum Revolving Advance Amount by US Borrower.

(A)                              (a)                                  US Borrower may at any time prior to the Termination Date, by written notice to Agent, request that Agent increase the aggregate US Revolving Loan Commitments (each a “US Borrower Revolver Increase”) by (i) adding one or more new lenders to the revolving credit facility under this Agreement (each a “US New Revolving Lender”) who wish to participate in such US Borrower Revolver Increase and/or (ii) increasing the US Revolving Loan Commitments of one or more Lenders party to this Agreement who wish to participate in such US Borrower Revolver Increase; provided, however, that (w) US Borrower may only add a US New Revolving Lender if, and only to the extent, there is insufficient participation on behalf of the existing Lenders after ten (10) Business Days’ written notice of such offer has been given to the Lenders with respect to such US Borrower Revolver Increase (provided, that, for the avoidance of doubt, Borrowing Agent and the Lenders party to this agreement may agree that such Lenders will participate in such US Borrower Revolver Increase after the expiration of such ten (10) Business Day period, but Lenders shall have no further right of first refusal after the expiration of such ten (10) Business Day period), (x) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the effective date of such US Borrower Revolver Increase (each a “US Borrower Increase Date”) or shall occur as a result thereof, (y) any US New Revolving Lender that becomes party to this Agreement pursuant to this subsection 2.16 shall satisfy the requirements of subsection 9.9 hereof and shall be acceptable to Agent (in each case which acceptance shall not be unreasonably withheld or delayed and which acceptance is not required for an Affiliate of a Lender or from a Person that is not an Affiliated Entity meeting the requirements of clause (a) of the definition of Eligible Assignee) and consented to by Borrowing Agent and (z) the other conditions set forth in this subsection 2.16 are satisfied.  Agent shall promptly inform Lenders of any such request made by US Borrower.  The aggregate amount of the US Borrower Revolver Increases hereunder shall not exceed $50,000,000 and no single US Borrower Revolver Increase shall be for an amount less than $10,000,000.  The terms and conditions (exclusive of upfront fees) of the US Borrower Revolver Increase shall be in all respects the same as the other US Loans under this Agreement and the Obligations of Borrowers thereunder shall be pari passu with the other Obligations of Borrowers under this Agreement.

(B)                                On a US Borrower Increase Date, (i) each US New Revolving Lender that has chosen to participate in such US Borrower Revolver Increase shall, subject to the conditions set forth in subsection 2.16(A), become a Lender party to this Agreement as of such US Borrower Increase Date and shall have a US Revolving Loan Commitment (and a corresponding Canadian Revolving Loan Commitment as described in subsection 2.16(C)(iii)) in an amount equal to its share of such US Borrower Revolver Increase as allocated by US Borrower and (ii) each existing Lender that has chosen to increase its US Revolving Loan Commitment pursuant to this subsection 2.16 will have its US Revolving Loan Commitment increased (with a corresponding increase to its Canadian Revolving Loan Commitment as described in subsection 2.16(C)(iii)) by the amount of its share of the US Borrower Revolver Increase as of such US Borrower Increase Date as allocated by US Borrower; provided, however, that (y) Agent shall have received from

US Borrower payment of any fees and/or expenses then due with respect to such US Borrower Revolver Increase and Agent shall have received from US Borrower payment of all out-of-pocket costs and expenses incurred by Agent in connection with such US Borrower Revolver Increase, and (z) Agent shall have received on or before such US Borrower Increase Date the following, each dated such date:

(1)                                  an Assignment and Acceptance Agreement from each US New Revolving Lender participating in such US Borrower Revolver Increase, if any, in form and substance reasonably satisfactory to Agent, duly executed by such US New Revolving Lender, Agent and US Borrower;

(2)                                  confirmation from each Lender participating in such US Borrower Revolver Increase of the increase in the amount of its US Revolving Loan Commitment, in form and substance reasonably satisfactory to Agent;

(3)                                  a certificate of Borrowing Agent certifying that no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such US Borrower Revolver Increase;

(4)                                  a certificate of Borrowing Agent certifying that the representations and warranties made by each US Loan Party herein and in the other Loan Documents are true, correct and complete in all material respects on and as of that US Borrower Increase Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date, taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by any Borrower to Agent after the Closing Date and approved by Agent in writing;

(5)                                  supplements or modifications to this Agreement and the other Loan Documents, including any new US Revolving Notes to US New Revolving Lenders and replacement US Revolving Notes to existing Lenders that agree to participate in such US Borrower Revolver Increase, that Agent or any such US New Revolving Lenders reasonably requests in order to document such US Borrower Revolver Increase and otherwise assure and give effect to the rights of Agent and Lenders in this Agreement and the other Loan Documents; and

(6)                                  such other documents, instruments and information as Agent or its counsel shall reasonably request in connection with such US Borrower Revolver Increase.

(C)                                On such US Borrower Increase Date, upon fulfillment of the conditions set forth in this subsection 2.16, Agent and Lenders shall (i) effect a settlement of all outstanding US Revolving Advances among the Lenders that will reflect the adjustments to the US Revolving Loan Commitments of the Lenders as a result of such US Borrower Revolver Increase; (ii) effect a settlement of all outstanding Canadian Revolving Advances among the Lenders that will reflect the adjustments to the US Revolving Loan Commitments of the Lenders as a result of such US Borrower Revolver Increase and the requirement under the definition of Pro Rata Share that all Lenders, including the US New Revolving Lenders, shall hold the same Pro Rata Share of the US Revolving Loan, US Revolving Loan Commitment, the Canadian Revolving Loan and the

Canadian Revolving Loan Commitment, (iii) effect an adjustment of the Lenders’ Canadian Revolving Loan Commitments to reflect the requirement under the definition of Pro Rata Share that all Lenders shall hold the same Pro Rata Share of the US Revolving Loan Commitment and the  Canadian Revolving Loan Commitment and (iv) notify Lenders, any US New Revolving Lenders participating in such US Borrower Revolver Increase and US Borrower, on or before noon (New York City time), by telecopier or e-mail, of the occurrence of such US Borrower Revolver Increase to be effected on such US Borrower Increase Date.

(D)                               Agent shall make reasonable efforts to manage any reallocation of Loans in connection with the US Borrower Revolver Increase in a manner that will minimize the incurrence of any LIBOR Breakage Costs and BA Breakage Costs, as applicable.

2.17.                        Mitigation Obligation.  If any Lender requests payment of additional costs as provided in subsection 2.8, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 2.9, then such Lender shall, at the timely written request of Borrowing Agent, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsections 2.8 or 2.9, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrowers hereby agree to pay promptly all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 3.                                            CONDITIONS TO LOANS

The obligations of Agent and each Lender to make Loans and the obligation of Agent or any Lender to issue (or cause the issuance of) Lender Letters of Credit on the Closing Date (the “Initial Funding Date”) and on each Funding Date are subject to satisfaction of all of the terms and conditions set forth below:

(A)                              Closing Deliveries.  With respect to the Initial Funding Date, Agent shall have received, in form and substance satisfactory to Agent, all documents, instruments and information identified on the Closing Checklist attached hereto as Exhibit H and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Agent may at any time reasonably request.

(B)                                Security Interests.  Agent shall have received satisfactory evidence that all security interests and liens granted to Agent for the benefit of Agent and Lenders pursuant to this Agreement or the other Loan Documents have been duly perfected and, to the extent required by the applicable Loan Document, constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

(C)                                Closing Date Availability.  After giving effect to the consummation of the transactions contemplated hereunder on the Closing Date and the payment by Borrowers of all costs, fees and expenses relating thereto, Undrawn Availability as of the Closing Date shall not be less than $55,000,000.

(D)                               Representations and Warranties.  The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by any Borrower to Agent after the Closing Date pursuant to subsection 4.23.

(E)                                 Fees.  With respect to Loans or Lender Letters of Credit to be made or issued on the Closing Date, Borrowers shall have paid all fees due to Agent and Lenders and payable on the Closing Date.

(F)                                 No Default.  No event shall have occurred and be continuing or would result from funding a Loan or issuing a Lender Letter of Credit requested by any Borrower that would constitute an Event of Default or a Default.

(G)                                Performance of Agreements.  Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

(H)                               No Prohibition.  No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain Agent, Canadian Agent or any Lender from making any Loans or issuing or causing the issuance of any Lender Letters of Credit.

(I)                                    No Litigation.  There shall not be pending or, to the knowledge of any Loan Party, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries that has not been disclosed to Agent by Borrowers in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in either case, would reasonably be expected to have a Material Adverse Effect.

(J)                                   Delivery of Second Lien Debt Documents.  Agent shall have received complete copies of the Second Lien Debt Documents.  None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

(K)                               Adjusted EBITDA.  Adjusted EBITDA of Loan Parties for the trailing twelve month period ending December 31, 2009, after giving pro forma effect to the Related Transactions (including adjustments, if any, reasonably satisfactory to Agent) shall have been at least $165,000,000.

(L)                                 Indebtedness.  After giving effect to the Loans, the issuance of Lender Letters of Credit, the Related Transactions, the payment of all fees and expenses in connection therewith and any accounts payable outstanding beyond normal terms, the total Indebtedness of Holdings and its Subsidiaries on a consolidated basis on the Closing Date shall not be greater than $405,000,000.

(M)                            Loans and Letter of Credit Liability.  After giving effect to the Loans, the issuance of Lender Letters of Credit, the Related Transactions, the payment of all fees and expenses in connection therewith and any accounts payable outstanding beyond normal terms, the total Loans and Letter of Credit Liability under this Agreement on the Closing Date shall not be greater than $95,000,000.

(N)                               Material Adverse Effect.  No Material Adverse Effect shall have occurred and/or shall occur immediately after giving effect to the Related Transactions on the Closing Date;

(O)                               Solvency.  With respect to the Initial Funding Date, Agent shall be satisfied, based on Financial Statements (actual and pro forma), Projections and other evidence provided by Borrowers, or requested by Agent, that as of the Closing Date, US Borrower and its Subsidiaries on a consolidated basis, after giving effect to the Loans, the issuance of the Lender Letters of Credit and the Related Transactions, will be Solvent.

(P)                                 Approvals.  With respect to the Initial Funding Date, Agent shall be satisfied that all third-party and regulatory approvals and consents necessary to consummate the Related Transactions shall have been obtained and shall be final and non-appealable as of the Closing Date.

(Q)                               Foreign Asset Control.  None of Borrowers, Holdings or their Subsidiaries shall have become sanctioned or targeted under any Federal regulation governing foreign asset control, or any other comparable statue or regulation.

(R)                                Second Lien Notes.  US Borrower shall have issued the Second Lien Notes pursuant to the Second Lien Debt Documents and no less than $275,000,000 of principal amount of Second Lien Notes shall be outstanding under the Second Lien Debt Documents on the Closing Date.

(S)                                 Intercreditor Agreement.  Agent shall have received a fully executed copy of the Intercreditor Agreement.

(T)                                Copies of Agreements.  With respect to the Initial Funding Date, to the extent requested by Agent, Agent has received accurate and complete copies (or summaries) of all of the following agreements or documents: (1) franchise license agreements involving transactions in excess of $500,000 per annum; (2) all leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $1,000,000 per annum (other than purchase orders entered into in the ordinary course of business); (3) all licenses and permits held by the Loan Parties, the absence of which would reasonably be expected to have a Material Adverse Effect; (4) all operative agreements evidencing any Indebtedness or Guaranteed Indebtedness in respect of obligations in excess of $5,000,000 of such Loan Party and any Lien granted by such Loan Party with respect thereto; and (5) all operative agreements evidencing any obligation of the Loan Parties  in respect of the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Loan Party.

(U)                               Determination of Estimated Remaining Proceeds. With respect to the Initial Funding Date, Agent shall have received a final copy of the determination of Loan Parties’ Estimated Remaining Proceeds as of December 31, 2009 performed by Kaulkin Ginsberg, which determination shall be satisfactory to Agent in its sole discretion.

SECTION 4.                                            REPRESENTATIONS AND WARRANTIES

To induce Agent, Canadian Agent and each Lender to enter into the Loan Documents, to make and to continue to make Loans and to issue and to continue to issue Lender Letters of Credit or risk participations to the banks that issue Bank Letters of Credit, each Loan Party represents and warrants to Agent, Canadian Agent and each Lender that the following statements are true, correct and complete:

4.1.                              Organization, Powers, Capitalization.

(A)                              Organization and Powers.  Each of the Loan Parties is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states and other jurisdictions where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.

(B)                                Capitalization.  As of the Closing Date, the authorized Stock of each of the Loan Parties and its respective Subsidiaries is as set forth on Schedule 4.1(B), including all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any Stock of any such entity.  All issued and outstanding Stock (i) of each of the Loan Parties is duly authorized and validly issued, fully paid, nonassessable (as applicable) and (ii) of each of the Loan Parties (other than the Stock issued by Holdings) is free and clear of all Liens other than Permitted Encumbrances. All of the foregoing Stock was issued in compliance with all applicable state and federal laws concerning the issuance of securities.

4.2.                              Authorization of Borrowing, No Conflict.  Each Loan Party has the power and authority to incur the Obligations and to grant security interests in the Collateral.  On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by the Loan Documents by each Loan Party do not contravene any Applicable Law, the corporate charter or bylaws or other organizational documents of any Loan Party or any agreement or order by which any Loan Party or any Loan Party’s property is bound.  The Loan Documents are the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

4.3.                              Financial Condition.  All Financial Statements concerning US Borrower and its Subsidiaries furnished by or on behalf of US Borrower or any Subsidiaries to Agent, Canadian

Agent or any Lender pursuant to this Agreement have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly in all material  respects the financial condition of Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.  The Pro Forma was prepared by Borrowers based on the unaudited consolidated balance sheet of US Borrower and its Subsidiaries dated December 31, 2009.  All Projections delivered by or on behalf of any Loan Party were and are prepared on the basis of the assumptions stated therein and such assumptions were believed by the Loan Parties to be reasonable at the time prepared.  It is understood by all parties hereto that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained.

4.4.                              Indebtedness and Liabilities.  (a) As of the Closing Date, neither US Borrower nor any of its Subsidiaries has (i) any Indebtedness that would be required to be reflected on a balance sheet prepared in accordance with GAAP except as reflected on Schedule 7.1 or the Pro Forma attached to this Agreement; or (ii) any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP other than as reflected on the most recent financial statements delivered to Agent and Lenders or as incurred in the ordinary course of business following the date of the most recent financial statements delivered to Agent and Lenders.

4.5.                              Holdings; Astrum; CA Marketing and Collect Air.

(A)                              Holdings.   Holdings (i) owns no assets other than the Stock of US Borrower and Astrum and miscellaneous assets used in connection with its ownership of the Stock of its Subsidiaries; (ii) conducts no business activity other than as the owner of the Stock of its Subsidiaries; and (iii) owes no Indebtedness or Liabilities, except as permitted under this Agreement.

(B)                                Astrum.   So long as Astrum is not a Loan Party, Astrum (i) owns no assets other than the Stock of CA Marketing and miscellaneous assets used in connection with its ownership of the Stock of its Subsidiaries; (ii) conducts no business activity other than as the owner of the Stock of its Subsidiaries; and (iii) owes no Indebtedness or Liabilities, except as permitted under this Agreement.

(C)                                CA Marketing.   So long as CA Marketing is not a Loan Party, CA Marketing (i) owns no material assets; (ii) conducts no material business activity; and (iii) owes no Indebtedness or Liabilities, except as permitted under this Agreement.

(D)                               Collect Air.   So long as Collect Air is not a Loan Party, Collect Air (i) owns no assets other than aircraft described on Schedule 4.5 and miscellaneous assets used in connection with its ownership, operation and maintenance of such aircraft; and (ii) conducts no business activity other than as the owner of the aircraft and assets described in clause (i) above.

4.6.                              Intentionally Omitted.

4.7.                              Title to Properties; Liens.  Each Loan Party has good, sufficient and legal title to all of the Collateral (and any other material properties and assets, if any) and will have good, sufficient and legal title of all after-acquired Collateral (and any other after-acquired material properties and assets, if any), in each case, free and clear of all Liens except for the Permitted Encumbrances.  Agent has a valid, and to the extent required by the applicable Loan Document, perfected and, except for (x) Liens set forth in clauses (b), (c), (e), (h), (k), (m) and (p) of the definition of Permitted Encumbrances, to the extent such priority over the Liens of Agent arises by operation of law, and (y) Liens set forth on Schedule 7.3(B) that are noted to be first priority liens, first priority Liens in the Collateral pursuant to the Security Agreements, securing the payment of the Obligations, and such Liens are entitled to all of the rights, priorities and benefits afforded by the UCC, the Canadian PPSL or other Applicable Law as enacted in any relevant jurisdiction which relates to perfected Liens. None of the properties and assets of any Loan Party or any of its Subsidiaries are subject to any Lien other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrowers that are reasonably likely to result in any Liens other than Permitted Encumbrances against the properties and assets of any Loan Party.

4.8.                              Litigation; Adverse Facts.  Except as set forth on Schedule 4.8, there are no judgments outstanding against any Loan Party or affecting any property of any Loan Party or any of their respective Subsidiaries nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of any Loan Party after due inquiry, threatened against or affecting any Loan Party or any of their respective Subsidiaries or any property of any Loan Party or any of their respective Subsidiaries in each case which would reasonably be expected to result in any Material Adverse Effect.

4.9.                              Payment of Taxes.  (A) All material tax returns and reports of Loan Parties and their Subsidiaries required to be filed by any of them have been timely filed and are complete and accurate in all material respects.  All material taxes, assessments, fees and other governmental charges which are due and payable by Loan Parties and their Subsidiaries have been paid when due; provided that no such tax need be paid if a Loan Party or any of its Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Loan Parties or any of their Subsidiaries have established appropriate reserves as shall be required in conformity with GAAP.  As of the Closing Date and except as set forth on Schedule 4.9(a), none of the income tax returns of Loan Parties or any of their Subsidiaries are under audit.  No tax liens have been filed against Loan Parties.  The charges, accruals and reserves on the books of Loan Parties and each of their Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.  Each US Loan Party has executed United States of America Internal Revenue Service (“IRS”) Form 8821 designating Agent as such Loan Party’s appointee to receive directly from the IRS, on an on-going basis, certain tax information, notices and other written communication and each US Loan Party authorizes Agent to file such Form 8821 with the IRS.  The federal tax identification number of each US Loan Party and its subsidiaries are set forth on Schedule 4.9(a).

(B)  None of the Loan Parties has been notified that the IRS, the Canada Revenue Agency or any other Governmental Authority, has raised or intends to raise, any adjustments with respect to Tax Liabilities of the Loan Parties, which adjustments would be reasonably likely to have a Material Adverse Effect.

4.10.                        Performance of Agreements.  None of the Loan Parties and none of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, which default would be reasonably likely to have a Material Adverse Effect.

4.11.                        Employee Benefit Plans.

(A)                              U.S. Employee Benefits.

(1)                                  Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the IRC. Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor ERISA Affiliate has failed to make any contributions or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Title IV Plan.  No Loan Party has engaged in a “prohibited transaction” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Loan Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC in an amount that would reasonably be expected to have a Material Adverse Effect.

(2)                                  As of the Closing Date, except as set forth in Schedule 4.11(A), (i) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (ii) except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (iii) except as would not reasonably be expected to have a Material Adverse Effect, within the last five years no Title IV Plan of any Loan Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA.

(B)                                Canadian Employee Benefit Plans.  As of the Closing Date, the Canadian Pension Plans are duly registered under the ITA and all other Applicable Laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status.  As of the Closing Date, the Canadian Pension Plans and Canadian Benefit Plans have been administered and invested in compliance with their terms and Applicable Laws and there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans, except as would not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans, which disputes would reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, except to the extent of any deficiency specified in Schedule 4.11(B), each of the Canadian Pension Plans is fully funded on both a solvency basis and ongoing basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).  As of the Closing Date, all payments, contributions (which in the case of such Canadian Pension Plan shall be limited to those contributions determined by the plan actuary and identified in the most recently completed and filed actuarial valuation report) or premiums required to be made by any Loan Party to or in respect of any Canadian Benefit Plan or Canadian Pension Plan have been made on a timely basis in accordance with the current terms of such plans and all Applicable Laws.  As of the Closing Date, no promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made and there are no taxes, penalties or interest owing in respect of any Canadian Pension Plan, except as would not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, there has been no partial termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably expected to result, in the declaration of a partial termination of any Canadian Pension Plan under Applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect.  Schedule 4.11(B) lists all Canadian Benefit Plans and Canadian Pension Plans.  This subsection 4.11(B) contains the sole and exclusive representation and warranty by the Loan Parties with respect to the Canadian Benefit Plans and Canadian Pension Plans.

4.12.                        Broker’s Fees.  No broker’s or finder’s fee or commission will be payable with respect to (x) the transactions contemplated by this Agreement and the other Loan Documents other than any fees payable pursuant to the Fee Letter or to the Lenders and (y) the Related Transactions (excluding the transactions contemplated by this Agreement and the other Loan Documents) other than any discount on the Second Lien Notes and any broker’s or finder’s fees or commissions set forth in Schedule 4.12.

4.13.                        Environmental Compliance.  Except as set forth in Schedule 4.13, as of the Closing Date: (i) the Loan Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of $250,000 in the aggregate; (ii) the Loan Parties and their Subsidiaries have obtained, and are in compliance with, all environmental permits required by Environmental Laws (“Environmental Permits”) for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of $250,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (iii) no Loan Party nor any Subsidiary of a Loan Party (A) is engaged in operations, (B) knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Loan Party or Subsidiary, or (C) has permitted any current or former tenant or occupant of any Loan Party’s real property to engage in any such operations in each case (A), (B), or (C) which could reasonably be expected to be in excess of $250,000 in the aggregate; (iv) there is no litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $250,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Loan Party or any Subsidiary of a Loan Party; and (v) no notice has been received by any Loan Party or any Subsidiary of a Loan Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA Section 104(e) or analogous state, federal or provincial statutes, and to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that could reasonably be expected to result in any of the Loan Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state, federal or provincial statutes. Loan Parties and their Subsidiaries are and have been in compliance with all federal, state and local laws relating to occupational safety and health, except as could not reasonably be expected to result in a Material Adverse Effect.

4.14.                        Solvency.  US Borrower and its Subsidiaries on a consolidated basis are Solvent.

4.15.                        Disclosure.  No representation or warranty of any Loan Party contained in this Agreement, the Financial Statements (other than Projections, as to which the only representation and warranty made is as set forth in subsection 4.3 hereof), the other Loan Documents, or any other document, certificate or written statement furnished to Agent, Canadian Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state, when taken together with all other information furnished, a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made.  There is no material fact known to any Loan Party or any of its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Agent, Canadian Agent or any Lender for use in connection with the transactions contemplated hereby.

4.16.                        Insurance.  Each Loan Party maintains all insurance required by subsection 5.8. No notice of cancellation has been received with respect to such policies and each Loan Party is in compliance with all conditions contained in such policies except with respect to policies that have been replaced.

4.17.                        Compliance with Laws; Government Authorizations; Consents.  No Loan Party nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of (a) any Governmental Authority in all jurisdictions in which such Loan Party or any of its Subsidiaries is now doing business, and (b) any government authority otherwise having jurisdiction over the conduct of such Loan Party or any of its Subsidiaries or any of its respective businesses, or the ownership of any of its respective properties, which violation would subject such Loan Party or any of its Subsidiaries, or any of their respective officers to criminal liability or reasonably be expected to have a Material Adverse Effect and no such violation has been alleged. No authorization, approval or other action by, and no notice to or filing with, any domestic or foreign Governmental Authority or regulatory body or consent of any other Person is required for (a) the grant by any Loan Party of the Liens granted hereby or for the execution, delivery or performance of this Agreement or the other Loan Documents by any Loan Party; (b) the perfection, to the extent required by the applicable Loan Document, of the Liens granted pursuant to any Loan Documents (except for authorization, approval, or other actions already made or received and except for filing UCC or Canadian PPSL financing statements with the appropriate jurisdiction and filing any patent, trademark or copyright assignment of security interest with the U.S.  Copyright Office and the U.S.  Patent and Trademark Office, as applicable); or (c) the exercise by Agent of its rights and remedies hereunder and under the Loan Documents (except for non-material actions by or consents of Governmental Authorities with respect to Collateral that does not constitute Assets,

Asset Pools, Asset Pool Proceeds or Collateral necessary for the collection thereof and except as may have been taken by or at the direction of any Loan Party or Agent).

4.18.                        Employee Matters.  As of the Closing Date, except as set forth on Schedule 4.18, (a) no Loan Party nor any of such Loan Party’s employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Loan Party after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  As of the Closing Date, except as set forth on Schedule 4.18, no Loan Party nor any of its Subsidiaries is subject to an employment contract.

4.19.                        Governmental Regulation.  None of the Loan Parties is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

4.20.                        Intentionally Omitted.

4.21.                        Intentionally Omitted.

4.22.                        Intentionally Omitted.

4.23.                        Amendment of Schedule.  Each Loan Party may amend any one or more of the Schedules referred in this Section 4 (subject to the prior written consent of Agent) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided, however, that in no event shall the amendment of any such Schedule constitute a waiver by Agent and Lenders of any Default or Event of Default that existed prior to such amendment without giving effect to such amendment of such Schedule.

4.24.                        Senior Credit Agreement and Designated Senior Lien Obligations.  This Agreement, the credit facilities created hereunder and all present and future Obligations constitute the “Senior Credit Agreement,” and “Senior Lien Obligations” under and as such terms are defined in the Intercreditor Agreement.  Without limiting the foregoing, all present and future Obligations are hereby designated as “Senior Lien Obligations” as such term is used in the Intercreditor Agreement.

4.25.                        Patriot Act.  Each Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.  No part of the proceeds of the Loans or Lender Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.                                            REPORTING AND OTHER AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any of the Revolving Loan Commitments hereunder shall be in effect and until all Obligations have been Paid in Full, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.                              Financial Statements and Other Reports.  Borrowing Agent will deliver to Agent the Financial Statements and reports contained in the Reporting Rider attached hereto, and Agent shall deliver such Financial Statements and reports to Lenders upon receipt.

5.2.                              Maintenance of Properties.  Each Loan Party will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of such Loan Party (ordinary wear and tear, casualty events and Permitted Dispositions excepted) and, except as could reasonably be expected to result in a Material Adverse Effect, will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.3.                              Further Assurances.  Each Loan Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports and take such other actions and enter into such other agreements as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or maintain the perfection or priority of, or otherwise implement (including, without limitation, with respect to obtaining “control” (as such term is defined in the UCC, the STA or any other Canadian PPSL) of any Collateral), the guaranties and security for repayment of the Obligations contemplated by the Loan Documents (including, without limitation, as a result of any amendment to the UCC, the STA or any analogous legislation or amendment to any other Canadian PPSL).

(A)                              In the event any Loan Party acquires an ownership fee interest in any real property after the Closing Date, such Loan Party shall provide  reasonable prior written notice of such acquisition to Agent and upon Agent’s request, deliver to Agent within thirty (30) days of such request, or such later date as permitted by Agent, a fully executed mortgage, deed of trust or immovable hypothec over such real property in form and substance reasonably satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and any other pledges or other documents and certificates as shall be reasonably required by Agent.  In addition to and without limiting the foregoing, upon the initial acquisition by any Loan Party of any owned real or personal property in Quebec with a value in excess of $250,000, such Loan Party shall provide prompt written notice of such acquisition and, if requested by Agent, Agent and the applicable Loan Party shall take such steps as are reasonably necessary from time to time to perfect a security interest in such Loan Party’s property in Quebec, and such Loan Party shall, upon Agent’s request, deliver to Agent within thirty (30) days of such request, or such later date as permitted by Agent, such fully executed security documents, including without limitation a moveable hypothec and deed of trust, and certificates as shall be reasonably required by Agent in order to perfect such security interest. For the avoidance of doubt, the residence of any Account Debtor in Quebec who is obligated on the

Receivables in any Asset Pool shall not be considered to constitute the ownership of personal property in Quebec by any Loan Party.

(B)                                At any time following the Closing Date that US Borrower or any of its Subsidiaries forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary, US Borrower or such Subsidiary, as applicable, shall cause each  such formed or acquired Subsidiary, within thirty (30) days of its becoming a Subsidiary of US Borrower or its Subsidiary, or such later date as permitted by Agent (provided that this shall not be construed to constitute consent by any of Agent or Lenders to any transaction not permitted by the terms of this Agreement), to execute or join this Agreement as a Loan Party, to guarantee the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of Agent and Lenders, a security interest in all of such Subsidiary’s personal and mixed property, and real property, if applicable, on the time frame provided under subsection 5.3(A), to secure such guaranty. Furthermore, (x) such new Loan Party shall, and shall cause each of its Subsidiaries to, pledge all of the Stock of each of its Subsidiaries to secure the Obligations, and (y) any existing Loan Party that formed or acquired such new Subsidiary shall pledge all of the Stock in such new Subsidiary to secure the Obligations. Notwithstanding the foregoing, (i) the requirements set forth in this subsection 5.3(B) shall not apply to any newly acquired Foreign Subsidiary (excluding Canadian Subsidiaries), so long as there are adverse tax or legal consequences with respect to such grant of a security interest, guaranty or pledge, (ii) with respect to any new Canadian Subsidiary, such guaranty, Liens, grant of security interest and pledge of Stock or other equity interest shall secure the repayment of its Obligations (but not, except as provided in the following clause (iii), the US Obligations), and (iii) with respect to any Foreign Subsidiary (including Canadian Subsidiaries) all of the outstanding voting equity interests of which are owned by a US Loan Party, sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock shall be pledged to Agent to secure the US Obligations.  In connection with each pledge of Stock, US Borrower or its Subsidiary, as applicable, shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.  The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

5.4.                              Use of Proceeds and Margin Security.  Borrowers shall use the proceeds of all Loans for proper general corporate purposes (as described in the recitals to this Agreement) consistent with all Applicable Laws.  No portion of the proceeds of any Loan shall be used for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act of 1933, as amended.

5.5.                              Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Each Loan Party shall use reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to each Loan Party’s chief executive office and any other location where Collateral  with a book value greater than $250,000 (including books and records relating to Collateral with a book value greater than $250,000) is stored or located, which agreement or letter shall, unless otherwise approved by Agent, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent; provided, however, that the foregoing requirement shall not apply to Franchisees or Light Users or their agents. Each Loan Party shall, and shall cause each of its Subsidiaries to, timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral with a book value greater than $250,000 (including books and records relating to Collateral with a book value greater than $250,000) is or may be located, unless such failure to timely and fully perform such obligations would not reasonably be expected to have a Material Adverse Effect.

5.6.                              Organizational Existence.  Except as otherwise permitted by subsections 7.3(A), and 7.7, each Loan Party will, and will cause each of its material Subsidiaries to, at all times preserve and keep in full force and effect (x) its organizational existence and (y) to the extent material to the business of the Loan Parties taken as a whole, all rights and franchises material to its business.

5.7.                              Patriot Act Documentation.  Each Loan Party shall provide information sufficient to allow each Lender subject to the requirements of the USA PATRIOT Act to identify such Loan Party in accordance with the USA PATRIOT Act.

5.8.                              Insurance.  Each Loan Party shall maintain adequate insurance policies and shall provide Agent with evidence of such insurance coverage for public liability and property damage, with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent.  Agent confirms that the insurance in effect on the Closing Date (as described in the documents delivered to Agent) is acceptable to Agent as of the Closing Date.  Each Loan Party shall cause Agent at all times to be named as lender loss payee on all insurance policies relating to any Collateral and shall cause Agent at all times to be named as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Agent. Any proceeds received from any policies of insurance relating to any Collateral shall be applied to the Obligations as set forth in subsection 2.4(E).  Each Loan Party shall provide Agent evidence of the insurance coverage and of the assignments and endorsements required by this Agreement promptly upon request by Agent and upon renewal of any existing policy.  In the event any Loan Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, but is not required to, purchase insurance at each Loan Party’s expense to protect Agent’s and the Lenders’ interests in the Collateral.  This insurance may, but need not, protect such Loan Party’s interests.  The coverage purchased by Agent may not pay any claim made by any Loan Party or any claim that is made against such Loan Party in connection with the Collateral.  Loan Parties may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that each Loan Party has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, Loan Parties will be responsible for the costs of that insurance, including interest thereon and other charges imposed on Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance Loan Parties are able to obtain on their own.

5.9.                              Compliance with Laws; Consents.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws of (a) any Governmental Authority as now in effect and which may be imposed in the future in all jurisdictions in which such Loan Party or any of its Subsidiaries is now doing business or may hereafter be doing business, and (b) any Government Authority otherwise having jurisdiction over the conduct of such Loan Party or any of its Subsidiaries or any of its respective businesses, or the ownership of any of its respective properties, except, in either case, to the extent the noncompliance with which would not be reasonably likely to have a Material Adverse Effect.  Each Loan Party will, and will cause each of its Subsidiaries  to, maintain all third-party regulatory approvals and consents issued to such Loan Party or such Subsidiary by any Governmental Authority except to the extent that the failure to so maintain such approval or license would not be reasonably likely to have a Material Adverse Effect.

5.10.                        Intentionally Omitted.

5.11.                        Inspection; Lender Meeting.  Upon three (3) Business Days’ prior written notice to the Loan Parties, each Loan Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Loan Party and its Subsidiaries, during regular business hours, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their Financial Statements, affairs, finances, operations and business with its and their officers and management and use reasonable efforts to arrange for discussions with their certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested (collectively a “Field Review”); provided, that, upon the occurrence and continuance of an Event of Default, Agent shall not be required to provide any notice to the Loan Parties prior to the performance of a Field Review; provided further, that, so long as no Default or Event of Default has occurred and is continuing, Borrowers shall only be obligated to reimburse Agent for two (2) Field Reviews during any calendar year.  Upon the occurrence and continuance of an Event of Default, representatives of each Lender will be permitted to accompany representatives of Agent during each Field Review at the expense of Borrowers. Borrowers agree to pay all fees and expenses of the firm or individual(s) engaged by Agent to perform audits of Borrowers’ assets and/or operations (to the extent relating to Borrowers’ Financial Statements or Collateral).  Notwithstanding the foregoing, if Agent uses its internal auditors to perform any such audit, Borrowers agree to pay to Agent, for its own account, an audit fee with respect to each such audit equal to $1,000 per internal auditor per day or any portion thereof together with all out of pocket expenses. In addition to Field Reviews, and the other items described above, upon the election of Agent, Agent may obtain, at Borrowers’ expense, an annual determination report (“Independent Determination Report”) by an independent third-party firm, that has reasonable industry or collateral experience, retained by Agent and satisfactory to Agent after consultation with Borrowing Agent, to confirm that the determination of Estimated Remaining Proceeds included in the Borrowing Base for the previous Fiscal Month is not unreasonable in any material respect, which Independent Determination Report shall be in form reasonably satisfactory to Agent; provided, that, upon the occurrence and continuance of an Event of Default, Agent shall be entitled to obtain, at Borrowers’ expense, such Independent Determination Reports from time to time as frequently as requested by Agent.  Agent shall provide Borrowing Agent the opportunity to review, comment and confer with the subject third-party firm on drafts of each Independent Determination Report and to discuss same with Agent prior to finalization of such Independent

Determination Report.  Each Loan Party shall reasonably cooperate with Agent and the subject firm in preparing each Field Review and Independent Determination Report requested by Agent. In addition to the foregoing, key management personnel of US Borrower shall participate in a meeting with Agent and Lenders at least once during each calendar year and upon the occurrence and continuance of an Event of Default, at such other times as are requested by Agent and Lenders, which meeting shall be held at such time and such place as may be reasonably requested by Agent and Lenders.

5.12.                        Collection of Assets and Payments.  US Loan Parties shall enter into separate Control Agreements with respect to each deposit account maintained by such US Loan Party (other than any payroll, employee benefit and similar trust accounts and other than trust accounts pursuant to which any Loan Party receives collections on behalf of third parties) as of the Closing Date (“US Controlled Accounts”). Each Canadian Loan Party shall use commercially reasonable efforts to enter into Control Agreements with respect to each deposit account maintained by such Canadian Loan Party (other than any payroll account and other than trust accounts pursuant to which any Loan Party receives collections on behalf of third parties) as of the Closing Date (“Canadian Controlled Accounts” and together with the US Controlled Accounts, the “Controlled Accounts”). Each such deposit account Control Agreement shall be in form and substance reasonably satisfactory to Agent.  Loan Parties shall promptly deposit and direct their respective Account Debtors, Franchisees and Light Users, as applicable, to directly remit payments on Assets and other receivables (including all Receivables) in accordance with the procedures agreed upon by Agent and Borrowing Agent and to the extent required by any of the Loan Documents, all payments constituting proceeds of other Collateral, in the identical form in which such payments are made, into their respective Controlled Accounts.  Subject to the occurrence and during the continuance of an Event of Default, Agent shall have the right to deliver a notice of exclusive control to the applicable depository under each Control Agreement, and upon delivery of such notice, all funds in such US Controlled Accounts will be transferred, on a daily basis, to Agent’s Account, and all funds in such Canadian Controlled Accounts will be transferred, on a daily basis, to Canadian Agent’s Account. All such transferred funds shall be applied (x) to the US Revolving Loan in accordance with the provisions of subsection 2.4(A)(1), and (y) to the Canadian Revolving Loan in accordance with the provisions of subsection 2.4(A)(2).

5.13.                        Legal Opinion.  In the event that ReFinance America acquires assets valued in an amount deemed to be substantial in Agent’s reasonable discretion, Loan Parties shall, upon Agent’s request, promptly deliver an opinion of Nevada counsel in form and substance satisfactory to Agent in all respects.

SECTION 6.                                            FINANCIAL COVENANTS

Each Loan Party covenants and agrees that so long as any of the Revolving Loan Commitments remain in effect and until all Obligations have been Paid in Full, each Loan Party shall comply with all covenants contained in the Financial Covenants Rider.

SECTION 7.                                            NEGATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any of the Revolving Loan Commitments remain in effect and until all Obligations have been Paid in Full, each Loan Party shall not violate the covenants set forth in this Section 7.

7.1.                              Indebtedness and Liabilities.  Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except:

(a)                                  Indebtedness described on Schedule 7.1;

(b)                                 the Obligations;

(c)                                  intercompany Indebtedness arising from loans made by (i) Canadian Borrower or any other Canadian Loan Party to any Loan Party other than Holdings, CACV and CACV-NJ, (ii)  any US Loan Party to any other US Loan Party other than Holdings, CACV and CACV-NJ, (iii) US Loan Parties  to any Canadian Loan Parties at any time outstanding not to exceed (together with any Investments made under subsection 7.4(o)) $3,500,000 in the aggregate, (iv) Loan Parties or their Subsidiaries to any Subsidiary of Holdings that is not a Loan Party not to exceed (together with any Investments made under subsection 7.4(p)) $250,000 in any Fiscal Year in the aggregate, (v) Loan Parties or their Subsidiaries to Collect Air to cover ordinary course operating, maintenance and related costs relating to Collect Air’s aircraft and (vi) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; provided, however, that in each case upon the request of Agent at any time, such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations in the event that the pledgor of such note is a Subsidiary organized under the laws of any State of the United States, or as security for the Obligations of Canadian Borrower only in the event that the pledgor of such note is a Subsidiary organized under the laws of Canada or the laws of any province or territory thereof.

(d)                                 Second Lien Debt of Borrowers pursuant to the Second Lien Debt Documents in an aggregate principal amount at any time outstanding not to exceed $350,000,000;

(e)                                  Indebtedness not to exceed $10,000,000 (less the aggregate amount of all Indebtedness permitted pursuant to subsection 7.1(g) hereof that refinanced Indebtedness previously permitted pursuant to this subsection 7.1(e)) in an aggregate principal amount at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases and purchase money Indebtedness for the purchase of fixed assets;

(f)                                    any other unsecured Indebtedness not to exceed $10,000,000 in an aggregate principal amount at any time outstanding;

(g)                                 refinancings of Indebtedness permitted under clauses (a), (c), (d), (e) and (f) of this subsection 7.1 that do not accelerate the scheduled dates for payment thereof, increase the principal amounts thereof, increase any interest rate or fees applicable thereto beyond prevailing market interest rates or fees at the time of such refinancing, add additional obligors therefor, or enhance the collateral therefor or the priority thereof;

(h)                                 Contingent Obligations permitted by subsection 7.5;

(i)                                     Indebtedness pursuant to the Cargill Documents in an amount not exceeding the Cargill Claim; provided, that no payments may be made on such Indebtedness unless permitted under the Cargill Intercreditor Agreement; provided, further, notwithstanding the foregoing proviso, Borrowers may repay the Indebtedness pursuant to the Cargill Documents in full (but not part) in connection with termination of the Cargill Documents so long as (x) no Event of Default has occurred and is continuing at the time of, or after giving effect to, any such prepayment, and (y) the aggregate amount of such prepayment does not exceed $3,000,000 and the terms and conditions of such prepayment shall have been approved in writing by Agent in its reasonable discretion; and

(j)                                     Indebtedness in connection with sale and leaseback transactions permitted under subsection 7.18.

7.2.                              Intentionally Omitted.

7.3.                              Disposal of Assets or Subsidiary Stock, Liens and Related Matters.

(A)                              Disposal of Assets or Subsidiary Stock.  Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) dispositions of obsolete equipment not necessary to the business; (b) any condemnation or taking of such assets by eminent domain proceedings; (c) sales or dispositions of Cash Equivalents for not less than fair market value thereof and in return for cash or Cash Equivalents; (d) sales of individual Asset Pools in the ordinary course of business and consistent with past practices; provided that (i) to the extent Undrawn Availability is less than $10,000,000 after giving pro forma effect to such sale (or group of related transactions) and such sale (or group of related transactions) is expected to generate proceeds in excess of $2,500,000, Borrowing Agent shall have delivered to Agent a revised Borrowing Base Certificate reflecting the deletion of such Assets from the Borrowing Base if any such Assets were included in the Borrowing Base immediately prior such sale, (ii) the cash proceeds thereof shall be deposited in a Controlled Account pursuant to the terms of subsection 5.12, (iii) the consideration received is at least equal to the fair market value of such assets, and (iv) at least 85% of the consideration received shall be in cash, except for Assets sold in consideration of notes receivable to the extent permitted by subsection 7.4(l); (e) transactions permitted by subsection 7.7 and 7.18; (f) transfers which consist of Liens and security interests to the extent permitted under subsection 7.3(B); (g) transfers permitted by subsection 7.4; (h) the sale of Collect Air’s Cessna Citation airplane, provided that the consideration received is at least equal to the outstanding amount of any Indebtedness secured by such airplane; and (i) sales in connection with Permitted Dispositions.

(B)                                Liens.  Except for Permitted Encumbrances, each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or the assets of any Loan Party or any proceeds, income or profits therefrom.

(C)                                No Negative Pledges.  Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, enter into or assume any agreement (other than the Loan Documents, the Cargill Documents, the Second Lien Debt Documents or any agreements entered into in connection with the issuance of Second Lien Debt permitted hereunder) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, other than (i) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (ii) restrictions with respect to a Subsidiary imposed pursuant to any agreement which has been entered into for the sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement; (iii) restrictions on assignments or sublicensing of licensed Intellectual Property; (iv) restrictions contained in any agreements governing any purchase money Liens, Capital Lease obligations, or other secured Indebtedness, in each case, otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby); and (v) customary nonassignment provisions or other restrictions on Liens arising under leases, subleases, licenses, joint venture agreements and other contracts entered into in the ordinary course of business.

(D)                               No Restrictions on Subsidiary Distributions to Borrowers.  Except as provided herein or in the other Loan Documents, each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrowers or any other Subsidiary; (2) pay any Indebtedness owed to Borrowers or any other Subsidiary; (3) make loans or advances to Borrowers or any other Subsidiary; or (4) transfer any of its property or assets to Borrowers or any other Subsidiary, except for, (i) with respect to clauses (1) through (4), restrictions under the Second Lien Debt Documents or any agreements entered into in connection with the issuance of Second Lien Debt permitted hereunder, (ii) with respect to clauses (1) through (4), restrictions contained in the Cargill Documents on the ability of CACV and CACV-NJ to transfer their property or assets, and (iii) with respect to clause (4), the restrictions described in clauses (i) through (v) of subsection 7.3(C).

7.4.                              Investments.                         Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly make or own any Investment in any Person except:

(a)                                  Borrowers and their Subsidiaries may make and own Investments in Cash Equivalents subject to Control Agreements in favor of Agent; provided that such Cash Equivalents are not subject to setoff rights;

(b)                                 Loan Parties may make intercompany loans to other Loan Parties to the extent permitted under subsection 7.1(c);

(c)                                  Borrowers and their Subsidiaries may make loans and advances to employees of Holdings and its Subsidiaries for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding;

(d)                                 (i) US Loan Parties and their US Subsidiaries may make capital or asset contributions to their wholly-owned US Subsidiaries that are Loan Parties and Canadian Loan Parties and their Canadian Subsidiaries may make capital contributions to their wholly-owned Canadian Subsidiaries that are Loan Parties; provided, that no capital contributions may be made to CACV or CACV-NJ; and (ii) Subsidiaries that are not Loan Parties may make capital contributions to any other Subsidiary;

(e)                                  non-cash consideration received in accordance with subsection 7.3(A);

(f)                                    Investments existing on the Closing Date (including unfunded commitments), as set forth on Schedule 7.4 and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(g)                                 each Loan Party may hold investments comprised of notes payable, or Stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to such Loan Party pursuant to agreements with respect to settlement of such Account Debtor’s Assets with such Loan Party negotiated in the ordinary course of business or as a result of proceedings under any Insolvency Law involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(h)                                 Investments consisting of loans by Borrowers to employees of Holdings or its Subsidiaries or Franchisees which are used solely by such Person to simultaneously purchase the Stock of Holdings, provided that Holdings contemporaneously contributes the proceeds of such Stock to the capital of Borrowers;

(i)                                     Borrowers and their Subsidiaries may make advances and loans to Franchisees in the ordinary course of business and consistent with past practices, provided that (x) the aggregate amount of any such loans and advances to a Franchisee does not  exceed $1,000,000 (y) the aggregate amount of loans and advances made under this subsection 7.4(i) to all Franchisees does not exceed $5,000,000 and (z) no Default or Event of Default has occurred and is continuing at the time of, or would result after giving effect to, any such advance or loan;

(j)                                     Borrowers and their Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of Borrowers or such Subsidiary;

(k)                                  Investments permitted under subsection 7.7(d);

(l)                                     Loan Parties may hold investments comprised of notes receivable obtained in partial consideration for the sales of Assets permitted under subsection 7.3(A); provided, that (i) the aggregate principal amount of all such notes receivable shall not exceed $1,000,000 at any one time outstanding, (ii) such notes shall be secured by a first priority perfected Lien on the Assets sold, (iii) such notes shall mature no later than twelve (12) months from their respective issuance dates and (iv) such notes in excess of $500,000 and related security interests shall be delivered, pledged and assigned to Agent as additional collateral securing the Obligations (provided, that Agent shall continue to have a perfected security interests in all such notes and security interests through applicable UCC and Canadian PPSL filings);

(m)                               Guarantees permitted by subsection 7.5 and guarantees by a US Loan Party of obligations of any other US Loan Party and guarantees by a Canadian Loan Party of any other Canadian Loan Party;

(n)                                 Investments pursuant to Interest Rate Agreements;

(o)                                 US Loan Parties and their US Subsidiaries may make capital or asset contributions to Canadian Loan Parties not to exceed (together with any intercompany loans described in subsection 7.1(c)(iii)) $3,500,000 at any one time outstanding;

(p)                                 Loan Parties or their Subsidiaries may make capital or asset contributions to any Subsidiary of Holdings that is not a Loan Party not to exceed (together with any intercompany loans described in subsection 7.1(c)(iv)) $250,000 in any Fiscal Year; and

(q)                                 Loan Parties or their Subsidiaries may make capital contributions to Collect Air to cover ordinary course operating, maintenance and related costs relating to Collect Air’s aircraft.

7.5.                              Contingent Obligations.  Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a)                                  Letter of Credit Liability;

(b)                                 those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(c)                                  those existing on the Closing Date and described in Schedule 7.5;

(d)                                 those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(e)                                  those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $5,000,000 in aggregate liability;

(f)                                    those incurred with respect to Indebtedness permitted by subsection 7.1 provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations and (ii) no Loan Party may incur Contingent Obligations under this clause (f) in respect of Indebtedness incurred by any Person that is not a Loan Party unless permitted pursuant to subsection 7.7;

(g)                                 those arising under that certain Guaranty dated as of August 5, 2005 and executed by US Borrower in favor of Cargill pursuant to which US Borrower agreed to guarantee certain Indebtedness pursuant to the Cargill Documents (to the extent such Indebtedness is permitted to be incurred pursuant to subsection 7.1(i));

(h)                                 those arising under Interest Rate Agreements entered into by Borrowers to protect against fluctuations in interest rates with respect to the Loans so long as the purpose of any such agreement is a bona fide hedging activity (and is not for speculative purposes);

(i)                                     those arising with respect to customary indemnification obligations incurred in connection with asset dispositions permitted hereunder; and

(j)                                     any other Contingent Obligation to the extent not permitted by clauses (a) through (i) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $4,000,000 (minus any Contingent Obligations permitted under clause (i) above, valued based on the reasonably anticipated liability therefor) and no Loan Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Loan Party under this clause (j).

7.6.                              Restricted Payments.                                Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a)                                  Each Loan Party other than Holdings may make payments and distributions to Holdings (whether directly or through sequential upstream Restricted Payments) that are used by Holdings to pay federal and state income taxes and franchise taxes then due and owing, subject to subsection 7.11;

(b)                                 Each Loan Party other than Holdings may make payments and distributions to Holdings (whether directly or through sequential upstream Restricted Payments) that are used by Holdings to pay general administrative costs and expenses incurred in the ordinary course of business, including, without limitation, licensing expenses incurred in the ordinary course of business and director fees and expenses, which director fees and expenses shall not exceed $500,000 per Fiscal Year in the aggregate without Agent’s consent;

(c)                                  Direct or indirect Subsidiaries of Borrowers may make Restricted Payments to such Borrowers or to any Loan Party excluding Holdings; and

(d)                                 Each Loan Party other than Holdings may make payments and distributions to Holdings (whether directly or through sequential upstream Restricted Payments) to permit Holdings to repurchase Stock owned by employees of such Loan Party or Franchisees whose employment or Franchisee relationship with such Loan Party and its Subsidiaries has been terminated, provided that such Restricted Payments shall not exceed $2,000,000 in any Fiscal Year or $5,000,000 during the term of this Agreement in the aggregate and provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof.

7.7.                              Restriction on Fundamental Changes.  Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly:  (a) amend, modify or waive any term or provision of its organizational documents in a manner adverse to Agent or Lenders, including its articles of incorporation, articles or memoranda of association, certificates of designations pertaining to preferred Stock, by laws, partnership agreements or operating agreements in any manner adverse to Agent or Lenders unless required by law (in which case prompt written notice thereof shall be given to Agent); (b) enter into any transaction of merger or consolidation or amalgamation except, upon not less than five (5) Business Days prior written notice to Agent, any wholly-owned Subsidiary of Holdings (other than CACV, CACV-NJ or another Borrower) may be merged or amalgamated with or into US Borrower (so long as US Borrower is the surviving entity) or any other wholly-owned Subsidiary of US Borrower (provided that, in the case of any such merger or amalgamation of any Domestic Subsidiary with or into a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity; and provided, further, that in the case of any such merger or amalgamations involving a Loan Party and a Subsidiary that is not a Loan Party, the Loan Party shall be the surviving entity); (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) other than (i) in connection with a Permitted Disposition or (ii) in the case of any Subsidiary that no longer owns any assets or conducts any business;  or (d) acquire by purchase or otherwise all or any substantial part of the Stock, business or assets of any other Person, except for purchases of Assets in the ordinary course of business and consistent with past practices.

7.8.                              Changes Relating to Second Lien Debt.  Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly  or indirectly change or amend the terms of the Second Lien Debt if the effect of such amendment is or would be to:  (a) increase the interest rate on such Indebtedness; (b) change to earlier dates any dates upon which payments of principal or interest are due; (c) change or add any event of default or change or add any covenant with respect to such Indebtedness to the extent such change or addition is more restrictive with respect to any Loan Party or would be materially adverse to Agent, Canadian Agent or any Lender; (d) change the payment provisions of such Indebtedness to the extent such change increases any cash payment obligation due prior to June 7, 2014; (e) change or amend any other term if such change or amendment would materially increase the obligations of the obligors thereunder or confer any additional material rights on any holder of such Indebtedness in a manner that would be materially adverse to Agent or the Lenders; or (f) contravene the provisions of the Intercreditor Agreement; provided, however, that the incurrence of additional Second Lien Debt permitted pursuant to subsection 7.1(d) shall not violate clauses (d) and (e) hereof solely as a result of the increase of payment obligations relating to such increase.

7.9.                              Transactions with Affiliates.  Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Loan Party, except (a) as set forth in Schedule 7.9, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Loan Party or any of its Subsidiaries and upon fair and reasonable terms which (except in the case of transactions among US Loan Parties) are no less favorable to such Loan Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate (which for the purposes of clarity includes the payment of servicing fees and other payments to Franchisees in the ordinary course of business); provided that Borrowing Agent shall provide Agent with prompt notice of any transaction that involves payments, receipts or transfers in excess of $500,000 in value in a single transaction or series of related transactions in any Fiscal Year, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries, (d) payment of director’s fees not to exceed $500,000 in the aggregate for any Fiscal Year of Borrowers, (e) any Investment  permitted pursuant to subsection 7.4, (f) reimbursement of employee travel and lodging costs incurred in the ordinary course of business, (g) the guaranty of the Obligations by Loan Parties, (h) employment agreements, equity incentive agreements and other employee and management arrangements in the ordinary course of business which are fully disclosed to Agent, (i) (A) payment by Borrowers of fees pursuant to the Management Services Agreement; provided that no Event of Default has occurred and is continuing at the time of any such Restricted Payment or would result after giving effect thereto; provided, further, that it is expressly agreed that any such fees not permitted to be so paid shall be accrued and paid when such Event of Default has been cured and waived, and (B) Borrowers may reimburse KRG Capital Management, L.P. for reasonable, out-of-pocket expenses pursuant to the terms of the Management Services Agreement, (j) issuances of Stock of Holdings, (k) any transactions among US Loan Parties (other than CACV and CACV-NJ) or transactions among Canadian Loan Parties, (l) any intercompany Indebtedness permitted pursuant to subsection 7.1, and (m) any Restricted Payment permitted pursuant to subsection 7.6.

7.10.                        Conduct of Business.  Holdings shall not engage in any business activity other than its ownership of the Stock of its Subsidiaries, its performance of the Related Transactions, guarantees of Indebtedness permitted under subsections 7.1 and 7.5 and performance of duties incidental to the management of its Subsidiaries.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than Permitted Businesses.

7.11.                        Tax Consolidations.  Holdings shall not file or consent to the filing of any consolidated income tax return with any Person other than any of its Subsidiaries, or any Guarantor; provided that the aggregate contribution to taxes of the Loan Parties as a result of the filing of a consolidated or combined return by Holdings shall not be materially greater, nor the aggregate receipt of tax benefits materially less, than the sum of each Loan Party’s individual contribution to taxes or receipt of tax benefits (as applicable) would have been had such Loan Party not filed a consolidated or combined return with Holdings but had instead filed individually.

7.12.                        Subsidiaries.  Unless the Loan Parties have complied with or will comply with the requirements set forth in subsection 5.3(B), each Loan Party shall not, and shall not cause or permit its Subsidiaries to, directly or indirectly establish, create or acquire any new Subsidiary.

7.13.                        Fiscal Year; Tax Designation.  Any Loan Party that has elected to be treated as a C corporation as of the Closing Date shall not elect to be treated for U.S. federal tax purposes as other than a C corporation as defined in the IRC.  Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, change their Fiscal Year.

7.14.                        Press Release; Public Offering Materials.  No Loan Party shall cause or permit the issuance of any press releases or other similar public disclosure, using the name of Agent, any Lender or their respective affiliates in their capacity as Agent or Lender pursuant to this Agreement or referring to this Agreement, without giving Agent or such Lender, as applicable, a reasonable opportunity to review, comment and consent thereto prior to issuance, unless required by Applicable Law or the Commission.

7.15.                        Bank Accounts.  Each Loan Party shall not, and shall not cause or permit its Subsidiaries to, establish any new deposit accounts (other than any payroll, employee benefit and similar trust accounts and other than trust accounts pursuant to which any Loan Party receives collections on behalf of third parties) without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a Control Agreement in form and substance reasonably acceptable to Agent; provided that with respect to the Canadian Loan Parties, the obligations pursuant to this subsection 7.15 shall be limited to using commercially reasonable efforts to enter into such Control Agreements upon the establishment of a new deposit account.

7.16.                        Intentionally Omitted.

7.17.                        ERISA; Canadian Pension Plans and Canadian Benefit Plans.

(a)                                  Each Loan Party shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

(b)                                 For each existing Canadian Pension Plan and Canadian Benefit Plan and each plan adopted in the future that would be considered a Canadian Benefit Plan or Canadian Pension Plan were it in existence at the Closing Date, each Loan Party shall perform in a timely manner all obligations (including funding, investment and administration obligations) required to be performed in connection with such plan and the funding media therefor except, in the case of any obligation other than a funding obligation, to the extent that failure to so perform such obligations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  Each Loan Party shall deliver to Agent, (i) if requested by Agent, promptly after the filing thereof by any Loan Party with any applicable Governmental Authority, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan, and promptly after its preparation and transmittal to the funding agent, copies of the annual summary of contributions in respect of any Canadian Pension Plan; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan pursuant to which, individually or in the aggregate, any Loan Party incurs or otherwise has or could have any material liability; and (iii) notification within ten (10) days of (A) any Loan Party becoming aware of any increases in the liabilities under or benefits provided by any existing Canadian Pension Plan or Canadian Benefit Plan having a cash-funding cost to such Loan Party in excess of $1,000,000 per annum, (B) the establishment of any new plan which if in existence on the Closing Date would have been a Canadian Pension Plan or Canadian Benefit Plan, (C) the commencement of contributions to any plan referred to in clause (B) above or to any Canadian Pension Plan or Canadian Benefit Plan to which any Loan Party was not previously contributing or (D) any Loan Party becoming aware of any increases in costs under any plan referred to in clause (B) above or under any Canadian Pension Plan for any reason, if the increased costs would cause the aggregate annual cost of such Canadian Pension Plan or Canadian Benefit Plan to  exceed $1,000,000 per annum.

7.18.                        Sale-Leasebacks.  Each Loan Party shall not engage in any sale-leaseback, synthetic lease or similar transaction other than any sale-leaseback transaction relating to any fixed or capital assets (excluding the eAGLE Software or any General Intangibles used in connection with the collection or monitoring of Asset Pools) by a Loan Party pursuant to which the sale is made for cash consideration in an amount not less than the fair value of such fixed or capital asset, provided that the aggregate book value of the assets subject to such sale and leaseback transactions shall not exceed $2,500,000.

7.19.                        Prepayments of Indebtedness.  Each Loan Party shall not, directly or indirectly, make any prepayment of Indebtedness or defease any Indebtedness (in other words, for the avoidance of doubt, only regularly scheduled payments of principal, interest and rent obligations, as applicable,  may be made on such Indebtedness on a non-accelerated basis in accordance with the payment terms of the agreements or instruments evidencing such Indebtedness as in effect on the Closing Date or if such indebtedness is incurred subsequent to the Closing Date, as originally executed),  or any payment with respect to any Second Lien Debt, except (a) the Obligations, (b) intercompany Indebtedness reflecting amounts owing to Loan Parties, (c) Refinancings (as defined in the Intercreditor Agreement) with respect to Second Lien Debt to the extent permitted under the Intercreditor Agreement and under subsections 7.1(g) and 7.8 of this Agreement, (d) prepayment of the Indebtedness pursuant to the Cargill Documents as contemplated in the proviso in subsection 7.1.(i), (e) in connection with refinancings permitted pursuant to subsection 7.1(g), or (f) prepayments with respect to Indebtedness of the type described in subsection 7.1(e) to the extent required in connection with a voluntary or involuntary disposition of the asset securing such Indebtedness.

7.20.                        Changes to Material Contracts.  Each Loan Party shall not, and shall not cause or permit any of its Subsidiaries to, change or amend the terms of any of the following material contracts: the Cargill Documents, any documents, agreements or instruments evidencing the Cargill Liens or the Management Services Agreement; provided, however, that notwithstanding the foregoing, nothing herein shall prohibit the Loan Parties or their Subsidiaries from amending the Cargill Documents to allow for the prepayment in full of the Indebtedness thereunder as contemplated in the proviso in subsection 7.1(i); provided, further, that the Management Services Agreement may be amended to modify certain provisions in Section 2 thereof relating to the services provided thereunder, so long as such amendment does not increase the fees payable to KRG Capital Management, L.P., Sponsor or any Affiliated Entity thereof.

7.21.                        Acquisition of Assets.  From and after the Closing Date, CACV, CACV-NJ and Holdings shall not acquire or purchase Assets.

7.22.                        Anti-Terrorism Laws.

(A)                              General.  No Loan Party nor any of its Subsidiaries is in material violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(B)                                Executive Order No.  13224.  No Loan Party nor any of its Subsidiaries or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(1)                                  a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No.  13224;

(2)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No.  13224;

(3)                                  a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)                                  a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No.  13224;

(5)                                  a Person that is named as a “specially designated national” on the most current list published by the U.S.  Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(6)                                  a Person who is affiliated or associated with a Person listed above

(C)                                No Loan Party nor any of their respective Subsidiaries or, to the knowledge of any Loan Party, any of their respective Affiliates or agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No.  13224.  The Loan Parties shall deliver to Agent and Lenders any certification or other evidence requested from time to time by Agent, Canadian Agent or any Lender in its sole discretion, confirming such Loan Party’s compliance with this Section 7.22.

7.23.                        Trading with the Enemy Act.  No Loan Party shall, nor shall any Loan Party permit any Subsidiary, Affiliate or agent to, engage in any business or activity in violation of the Trading with the Enemy Act.

SECTION 8.                                            DEFAULT, RIGHTS AND REMEDIES

8.1.                              Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following (for each subsection a different grace or cure period may be specified, if no grace or cure period is specified, such occurrence or existence constitutes an immediate Event of Default):

(A)                              Payment.  Failure to make payment of (1) any principal of any Loan or any reimbursement obligation under a Lender Letter of Credit (with respect to the amount drawn on such Lender Letter of Credit), in either case when due, or to timely repay Loans in accordance with the requirement of Section 2.4(B)(1), (2) any interest or fees described in subsections 2.3(A), (B) and/or (D) on the Obligations and such default under this clause (2) shall continue unremedied for a period of three (3) Business Days, or (3) any other amount due under this Agreement or any of the other Loan Documents (other than any Interest Rate Agreement) within ten (10) days after request for payment thereof; or

(B)                                Default in Other Agreements.  (1) Failure of any Loan Party or any of its Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness (including all Second Lien Debt but excluding the Obligations), or (2) breach or default of any Loan Party or any of its Subsidiaries, with respect to any Indebtedness (including all Second Lien Debt but excluding the Obligations), if such failure to pay, breach or default permits the holder then to cause such Indebtedness having an individual principal amount in excess of $5,000,000 or having an aggregate principal amount in excess of $7,500,000 to become or be declared due prior to its stated maturity; or

(C)                                Breach of Certain Provisions.  Failure of any Loan Party to perform or comply with any term or condition contained in (x) subsections 5(a)(ii)(B), 5(a)(iv), and 5(a)(vii) of the US Security Agreement, which failure  continues for more than fifteen (15) days after the date specified for performance or compliance with such term or condition (other than a breach of the foregoing subsections solely affecting the validity, perfection and/or priority of Agent’s security interest in the Collateral, to the extent that such default does not result in an Event of Default under subsection 8.1(O)), (y) items 1, 2 or 3 of the Reporting Rider or subsection 5(a)(i) of the US Security Agreement, which failure continues for more than five (5) Business Days after the date specified for performance or compliance with such term or condition and (z) subsections 5.4, 5.6, 5.8, 5.11, 5.12, Section 6 or Section 7 hereof, the Financial Covenants Rider, or subsections 5(a)(ii)(A), 5(a)(iii), 5(j), 5(k) or 5(p) of the US Security Agreement; or

(D)                               Breach of Warranty.  Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document (other than any representation, warranty, certification or other statement contained in any Security Agreement or Pledge Agreement with respect to the validity, perfection and/or priority of Agent’s security interest in the Collateral, to the extent that such representation, warranty, certification or other statement does not result in an Event of Default under subsection 8.1(O)) or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

(E)                                 Other Defaults Under Loan Documents.  Any Loan Party defaults in the performance of or compliance with any term contained in this Agreement other than those otherwise set forth in this subsection 8.1, or defaults in the performance of or compliance with any term contained in the other Loan Documents (other than (i) any Interest Rate Agreement or (ii) in the case of any Security Agreement or Pledge Agreement, a default with respect to the validity, perfection and/or priority of Agent’s security interest in the Collateral, to the extent that such default does not result in an Event of Default under subsection 8.1(O)) and such default is not remedied or waived within thirty (30) days after the earlier of (1) notice from Agent, or Requisite Lenders, to Borrowing Agent of such default or (2) actual knowledge of Borrowers or any other Loan Party of such default; or

(F)                                 Change in Control.  A Change of Control occurs; or

(G)                                Involuntary Bankruptcy; Appointment of Receiver, etc.  (1) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under any Insolvency Law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal, provincial or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged:  (a) an involuntary case is commenced against any Loan Party under any Insolvency Law now or hereafter in effect; or (b) a receiver, liquidator, sequestrator, trustee, custodian or other fiduciary having similar powers over any Loan Party or over all or a substantial part of their respective property, is appointed; or

(H)                               Voluntary Bankruptcy; Appointment of Receiver, etc.  (1) Any Loan Party commences a voluntary case under any Insolvency Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party makes any assignment for the benefit of creditors; or (3) the board of directors of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

(I)                                    Liens.  Any Lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of any Loan Party or any Loan Party’s Subsidiaries by the United States, Canada or any department or instrumentality thereof or by any state, province, county, municipality or other Governmental Authority (other than Permitted Encumbrances) and such Lien, levy or assessment is not stayed, vacated, paid or discharged within ten (10) days; or

(J)                                   Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this subsection 8.1) involving (1) an amount in any individual case in excess of $3,000,000 or (2) an amount in the aggregate at any time in excess of $5,000,000 (which amounts shall exclude, in either case, judgments, writs or warrants to the extent adequately covered by insurance, as to which the appropriate Loan Party has notified the insurance company and the insurance company has not denied coverage) is entered or filed against one or more of the Loan Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder by the associated judgment creditor of assets of any Loan Party that are legally attached or levied upon by such judgment creditor; or

(K)                               Dissolution.  Except as permitted pursuant to subsection 7.7, any order, judgment or decree is entered against any Loan Party decreeing the dissolution, winding up, liquidation or split up of such Loan Party and such order remains undischarged or unstayed for a period in excess of fifteen (15) days, but in any event not later than five (5) days prior to the date of any proposed dissolution or split up; or

(L)                                 Solvency.  US Borrower and its Subsidiaries cease to be Solvent on a consolidated basis, fail to generally pay their debts as they become due or admit in writing their present or prospective inability to generally pay their debts as they become due; or

(M)                            Injunction.  Any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any part of its business and such order continues for thirty (30) days or more and will reasonably be expected to result in a Material Adverse Effect; or

(N)                               Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Document to which it is party, or gives notice to such effect; or

(O)                               Failure of Security.  Agent, on behalf of itself and Lenders, does not have or ceases to have a valid, and to the extent required by the applicable Loan Document, a perfected first priority security interest in the Collateral, in each case, for any reason other than the failure of Agent, Canadian Agent or any Lender to take any action within its control; provided, however, that the foregoing shall not constitute an Event of Default if such failure relates to Collateral with a value of less than $2,500,000 and that, when excluded from the calculation of the Borrowing Base, would not result in a US Over Formula Advance or a Canadian Over Formula Advance; or

(P)                                 Licenses and Permits.  The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect; or

(Q)                               Forfeiture.  There is filed against any Loan Party any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) is reasonably likely to result in the confiscation or forfeiture of any material portion of the Collateral; or

(R)                                Second Lien Intercreditor Agreement.  Any creditor that is bound by the terms of the Intercreditor Agreement shall take any affirmative action in material contravention thereof ; or

(S)                                 Cargill Intercreditor Agreement.  The failure of any Loan Party to comply in any material respect with the terms of the Cargill Intercreditor Agreement or Cargill shall take any affirmative action in material contravention thereof; or

(T)                                Cargill Documents.  Cargill exercises any rights or remedies upon the occurrence of a default under the Cargill Documents.

8.2.                              Suspension or Termination of Revolving Loan Commitments.  Upon the occurrence and continuance of any Event of Default, Agent may, and at the request of Requisite Lenders, Agent shall, without notice or demand, immediately suspend or terminate all or any portion of the Lenders’ obligations to make additional Revolving Advances or issue or cause to be issued Lender Letters of Credit under the Revolving Loan Commitments.

8.3.                              Acceleration and Other Remedies.

(a)                                  Upon the occurrence of any Event of Default described in subsections 8.1(G) or 8.1(H), all Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by each Loan Party, and the Revolving Loan Commitments shall thereupon terminate.

(b)                                 Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of Requisite Lenders, Agent shall, by written notice to Borrowing Agent (a) reduce the aggregate amount of the Revolving Loan Commitments from time to time, (b) declare all of the Loans and the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all of the obligations of Agent and Lenders to make Advances and issue Lender Letters of Credit, (d) demand that Borrowers immediately deliver to Agent either (i) cash for the benefit of the Lenders (and Borrowers shall then immediately so deliver) in an amount equal to one hundred five percent (105%) of the aggregate outstanding Letter of Credit Liability or (ii) with the consent of Agent, one or more Acceptable Standby Letters of Credit for the benefit of the Lenders (and Borrowers shall then immediately so deliver), (e) cause part or all of the cash received in Borrowers’ depository accounts to be applied to the Obligations in accordance with subsection 8.7 until the Revolving Loan has been paid in full and all Letter of Credit Liability has been cash collateralized in accordance with subsection 2.4(C) and (f) exercise any other remedies which may be available under the Loan Documents or Applicable Law.

(c)                                  US Borrower hereby grants to Agent, for the benefit of the Lenders and each Lender with a participation in any US Lender Letters of Credit then outstanding, a security interest in such cash collateral referred to in subsection 8.3(b) above to secure all of the US Letter of Credit Liability.  Any such cash collateral or, if applicable, the proceeds of any Acceptable Standby Letter of Credit shall be made available by Agent to Lenders to reimburse Lenders for payments of drafts drawn under such US Lender Letters of Credit and any fees, charges and expenses of the Lenders with respect to such US Lender Letters of Credit and the unused portion thereof, after all such US Lender Letters of Credit shall have expired or been fully drawn upon, shall be applied to pay any other Obligations.  After all Obligations have been Paid in Full, all Lender Letters of Credit shall have expired or been fully drawn upon and the Termination Date shall have occurred, the balance, if any, of such cash collateral or Acceptable Standby Letter of Credit shall be (subject to any rights of third parties and except as otherwise directed by a court of competent jurisdiction) returned to US Borrower.  US Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may reasonably request with respect to such cash collateral.

(d)                                 Canadian Borrower hereby grants to Agent, for the benefit of the Lenders and each Lender with a participation in any Canadian Lender Letters of Credit then outstanding, a security interest in such cash collateral referred to in subsection 8.3(b) above to secure all of the Canadian Letter of Credit Liability.  Any such cash collateral or if applicable, the proceeds of any Acceptable Standby Letter of Credit shall be made available by Agent to Lenders to reimburse Lenders for payments of drafts drawn under such Canadian Lender Letters of Credit and any fees, charges and expenses of the Lenders with respect to such Canadian Lender Letters of Credit and the unused portion thereof, after all such Canadian Lender Letters of Credit shall have expired or been fully drawn upon, shall be applied to pay any other Obligations of Canadian Borrower.  After all Obligations of the Canadian Borrower have been Paid in Full, all such Canadian Lender Letters of Credit shall have expired or been fully drawn upon and the Termination Date shall have occurred, the balance, if any, of such cash collateral or Acceptable Standby Letter of Credit shall be (subject to any rights of third parties and except as otherwise directed by a court of competent jurisdiction) returned to Canadian Borrower.  Canadian Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may reasonably request with respect to such cash collateral.

8.4.                              Remedies.  If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Agent and Lenders at law or in equity, Agent may, and Agent shall upon the request of Requisite Lenders, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or the Canadian PPSL, as applicable (whether or not the UCC or the Canadian PPSL, as applicable applies to the affected Collateral) and may also (a) require each Loan Party to, and each Loan Party hereby agrees that it will, at its expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (b) withdraw all cash in the Blocked Accounts and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; and (c) without notice or demand or legal process, enter upon any premises of any Loan Party and take possession of the Collateral.  Each Loan Party agrees that, to the extent notice of sale of the Collateral or any part thereof shall be required by law, at least ten (10) days notice to Borrowing Agent of the time and place of any public disposition or the time after which any private disposition (which notice shall include any other information required by law) is to be made shall constitute reasonable notification.  At any disposition of the Collateral (whether public or private), if permitted by law, Agent, Canadian Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase, lease, or licensing of the Collateral or any portion thereof for the account of Agent, Canadian Agent or such Lender.  Agent shall not be obligated to make any disposition of

Collateral regardless of notice of disposition having been given.  Each Loan Party shall remain jointly and severally liable for any deficiency to the extent otherwise provided hereunder.  Agent may adjourn any public or private disposition from time to time by announcement at the time and place fixed therefor, and such disposition may, without further notice, be made at the time and place to which it was so adjourned.  Agent is not obligated to make any representations or warranties in connection with any disposition of the Collateral.  To the extent permitted by law, each Loan Party hereby specifically waives all rights of redemption, stay or appraisal, which it has or may have under any law now existing or hereafter, enacted.  Agent shall not be required to proceed against any Collateral but may proceed against any Loan Party directly.

8.5.                              Appointment of Attorney-in-Fact.  Each Loan Party hereby constitutes and appoints Agent as such Loan Party’s attorney-in-fact with full authority in the place and stead of such Loan Party and in the name of such Loan Party, Agent or otherwise, from time to time in Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including:  (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to enforce the obligations of any Account Debtor or other Person obligated on the Collateral and enforce the rights of any Loan Party with respect to such obligations and to any property that secures such obligations; (c) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of Agent and Lenders with respect to any of the Collateral; (d) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Agent in its sole discretion, and such payments made by Agent to become Obligations, due and payable immediately without demand; (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper or General Intangibles and other Documents relating to the Collateral; and (f) generally to take any action required of any Loan Party under Section 4 or Section 5 of this Agreement, and to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and each Loan Party’s joint and several expense, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon the Collateral.  Each Loan Party hereby ratifies and approves all acts of Agent made or taken pursuant to this subsection 8.5.  The appointment of Agent as each Loan Party’s attorney-in-fact and Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Revolving Loan Commitments hereunder shall be in effect and until Payment in Full of all Obligations.

8.6.                              Limitation on Duty of Agent and Lenders with Respect to Collateral.  Beyond the safe custody thereof, Agent, Canadian Agent and each Lender shall have no duty with respect to any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto.  Agent, Canadian Agent and each Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent, Canadian Agent or such Lender, as applicable, accords its own property.  None of Agent, Canadian Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouse, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Loan Parties or selected by Agent, Canadian Agent or any Lender in good faith.

8.7.                              Application of Proceeds.

(A)                              Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of a Reallocation Event, the Loan Parties irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of any Loan Party, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of a Reallocation Event.  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, subsection 2.1 and subsection 2.4 hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received by Agent after and during the continuation of a Reallocation Event shall be applied as follows (subject to clause (c) of this subsection 8.7): first, to all costs and expenses incurred by or owing to Agent, Canadian Agent, any Issuing Lender and any Lender with respect to this Agreement, the other Loan Documents or the Collateral on a pro rata basis based upon the US Dollar Equivalent of all such outstanding amounts as of the date of such payment; second, to accrued and unpaid interest and fees with respect to the US Revolving Loans and Canadian Revolving Loans (including any interest which but for the provisions of any Insolvency Law, would have accrued on such amounts) on a pro rata basis based upon the US Dollar Equivalent of all such outstanding amounts as of the date of such payment; third, to the principal amount of the US Revolving Loans and Canadian Revolving Loans outstanding, to cash collateralize outstanding Lender Letters of Credit in accordance with subsection 2.4(C), and to any other Obligations of Borrowers then due and owing to Agent, Canadian Agent or any Lender (or Affiliate thereof) under an Interest Rate Agreement including any Person who was Agent, a Lender  or an Affiliate thereof at the time such Interest Rate Agreement was entered into (pro rata among all such Obligations based upon the US Dollar equivalent of the principal amount thereof or the outstanding face amount of such Lender Letters of Credit, as applicable, and based upon the US Dollar Equivalent of all such outstanding amounts as of the date of such payment); and fourth, to any other Obligations of Borrowers owing to Agent, Canadian Agent or any Lender under Loan Documents.  Any balance remaining shall be delivered to US Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

Notwithstanding anything in this clause (a) to the contrary, to the extent Agent receives proceeds of (x) any assets of Canadian Borrower, (y) any assets of any other Foreign Subsidiary (for which it has been determined by Borrowers that a 956 Impact exists with respect to such Foreign Subsidiary) or (z) voting equity interest in Canadian Borrower or any other Foreign Subsidiary (for which it has been determined by Borrowers that a 956 Impact exists with respect to such Foreign Subsidiary) in excess of 65% of the outstanding voting equity interest in such Person (the proceeds designated in the foregoing clauses (x), (y) and (z), the “Canadian Proceeds”), then in each such case such Canadian Proceeds shall be applied in accordance with items “first” through “fourth” set forth in subsection 8.7(b).  A “956 Impact” will be deemed to exist to the extent the issuance of a guaranty by, grant of a Lien by, or pledge of greater than two-thirds of the voting Stock of, a Foreign Subsidiary, would in the reasonable judgment of Borrowers result in incremental income tax liability under Section 956 of the IRC, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.

(B)                                Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, subsection 2.1 and subsection 2.4 hereof), all payments from Canadian Loan Parties and/or Canadian Proceeds (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Canadian Collateral) received by Agent after and during the continuance of a Reallocation Event shall be applied as follows (subject to clause (c) of this subsection 8.7): first, to all costs and expenses incurred by or owing to Agent, Canadian Agent, any Canadian Issuing Lender and any Lender (on account of its Canadian Revolving Loan Commitment) with respect to this Agreement, the other Loan Documents or the Canadian Collateral; second, to accrued and unpaid interest and fees with respect to the Canadian Revolving Loans (including any interest which but for the provisions of any Insolvency Law, would have accrued on such amounts); third, to the principal amount of the Canadian Revolving Loans outstanding and to cash collateralize outstanding Canadian Lender Letters of Credit in accordance with subsection 2.4(C) (pro rata among all such Obligations (based upon the US Dollar Equivalent of the principal amount thereof or the US Dollar Equivalent of the outstanding face amount of such Canadian Lender Letters of Credit, as applicable); fourth, to payment of any other amounts owing constituting Canadian Obligations and fifth, with respect to the assets of any Foreign Subsidiary for which it has been determined by Borrowers that no 956 Impact  exists, to the US Obligations in accordance with clauses “first” through “fifth” of subsection 8.7(a); provided, that such proceeds of such Foreign Subsidiary shall be applied first to the principal amount of Loans then outstanding under such clauses and then to remaining Obligations.  Any balance remaining shall be delivered to Canadian Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct; provided, that (except as stated in clause “fifth” above with respect to such referenced Foreign Subsidiary) such remainder shall not be applied to US Obligations.

(C)                                Notwithstanding anything in clauses (a) or (b) of this subsection 8.7 to the contrary, if at the time of any realization on Assets after acceleration of the Obligations there exist Franchisees who have interests in such Assets (i) pursuant to Assets Available For Purchase Agreements or (ii) in effect prior to the Closing Date, then the proceeds of such Assets shall be applied as follows:  first, to such Franchisees but only to the extent of amounts that are then due and owing to such Franchisees in accordance with the terms of (x) Sections 6, 7 and 8 of such Assets Available For Purchase Agreements or (y) similar agreements in effect prior to the Closing Date (so long as the calculation of amounts owing under such agreements does not result in the Franchisees being entitled to receive a greater percentage of distributions than would be permitted under Sections 6, 7 and 8 of the Assets Available For Purchase Agreements), respectively; and second in accordance with items “first” through “fourth” set forth in subsection 8.7(a).

(D)                               If Agent, Canadian Agent or any Lender receives any payment from or on behalf of any Loan Party in a currency other than the currency in which an Obligation payable is denominated, Agent, Canadian Agent and/or such Lender may convert such payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into the currency of the relevant Obligation in accordance with prevailing exchange rates, as determined by Agent in its reasonable discretion.  The Obligations shall be satisfied only to the extent of the amount actually received by Agent upon such conversion.

8.8.                              License of Intellectual Property.  Each Loan Party hereby grants to Agent, for the benefit of Agent, Canadian Agent, each Issuing Lender and Lenders, effective upon the occurrence and during the continuance of any Event of Default hereunder, the non-exclusive right and license (exercisable without payment of royalty or other compensation to such Loan Party) to use all Intellectual Property owned or used by such Loan Party together with any goodwill associated therewith, all to the extent necessary to enable Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral, in each case, to the fullest extent that it is permitted to do so under Applicable Law and, with respect to licenses, contractual obligations.  This right and license shall inure to the benefit of all successors, assigns and transferees of Agent and their successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.

8.9.                              Waivers; Non-Exclusive Remedies.  No failure on the part of Agent, Canadian Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Agent, Canadian Agent or any Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights in this Agreement and the other Loan Documents are cumulative and shall in no way limit any other remedies provided by law.

8.10.                        Performance by Agent.  If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents which failure constitutes an Event of Default, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, such Loan Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in subsection 2.2(A)(iii) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Agent shall have no liability or responsibility for the performance of any obligation of any Loan Party under this Agreement or any other Loan Document.

SECTION 9.                                            AGENT

9.1.                              Agent.

(A)                              Appointment.  Each Lender hereby designates and appoints GMAC CF as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Loan Documents and any subordination, intercreditor and post-closing agreements, (or any supplements, modifications or amendments to any such agreements) and to take such action or to refrain from taking such action, in each case on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  Each Lender hereby designates and appoints GMAC CF as its Canadian Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Canadian Agent to execute and deliver the Loan Documents and to take such action or to refrain from taking such action, in each case on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of the Lenders subject to the requirement that certain of the Lenders’ consent be obtained in certain instances as provided in this subsection 9.1 and subsection 9.8.  The provisions of this subsection 9.1 (other than subsection 9.1(G), 9.1(H)(1) and 9.1(H)(2)) are solely for the benefit of Agent, Canadian Agent, and the Lenders and neither Borrowers nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent and Canadian Agent shall each act solely as agent of the Lenders and neither Agent nor Canadian Agent assumes, and neither Agent nor Canadian Agent shall be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Borrowers or any other Loan Party.  Each of Agent and Canadian Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(B)                                Nature of Duties.  Neither Agent nor Canadian Agent shall have any duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents.  The duties of each of Agent and Canadian Agent shall be mechanical and administrative in nature.  Neither Agent nor Canadian Agent shall have by reason of this Agreement a fiduciary, trust or agency relationship with or in respect of any Lender, Borrower or any other Loan Party.  Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent or Canadian Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of each Loan Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Loan Party, and neither Agent nor Canadian Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein), whether coming into its possession before the Closing Date or at any time or times thereafter.  If either Agent or Canadian Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent or Canadian Agent, as applicable, shall send notice thereof to each Lender.  Agent or Canadian Agent, as applicable, shall promptly notify each Lender any time that Requisite Lenders have instructed Agent or Canadian Agent to act or refrain from acting pursuant hereto.  Notwithstanding anything to the contrary contained in this Agreement, in the event that Agent and Canadian Agent are neither the same entity nor affiliated entities, Canadian Agent shall have no rights except as expressly set forth herein and no obligations other than to discharge its express duties hereunder or as directed by Agent.

(C)                                Rights, Exculpation, Etc.  Neither Agent nor Canadian Agent, nor any of their respective officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that each of Agent and Canadian Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  Neither Agent nor Canadian Agent shall be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  In no event shall either Agent or Canadian Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages.  In performing its functions and duties hereunder, each of Agent and Canadian Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor Canadian Agent, nor any of their respective agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party.  Neither Agent nor Canadian Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from the Requisite Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant.  If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders; and, notwithstanding the instructions of Requisite Lenders, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with subsection 9.1(E).

(D)                               Reliance.   Neither Agent nor Canadian Agent shall be under any duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith.  Each of Agent and Canadian Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, fax, electronic mail, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder.  Each of Agent and Canadian Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by each of Agent and Canadian Agent in its sole discretion.

(E)                                 Indemnification.  Lenders will reimburse and indemnify each of Agent and Canadian Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against either Agent or Canadian Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent or Canadian Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not promptly reimbursed by Borrowers; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s or Canadian Agent’s (as applicable) gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  If any indemnity furnished to Agent or Canadian Agent for any purpose shall, in the opinion of Agent or Canadian Agent (as applicable), be insufficient or become impaired, Agent or Canadian Agent (as applicable) may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Requisite Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished.  The obligations of the Lenders under this subsection 9.1(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

(F)                                 GMAC CF (or any successor Agent) Individually.  With respect to its Revolving Loan Commitments hereunder, GMAC CF (or any successor Agent or Canadian Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders,” “Requisite Lenders,” and “Supermajority Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include GMAC CF (or any successor Agent or successor Canadian Agent) in its individual capacity as a Lender or one of such applicable categories of the Lenders.  GMAC CF (or any successor Agent or successor Canadian Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent or Canadian Agent (as applicable) pursuant hereto and without any duty to account therefor to Lenders.  GMAC CF (or any successor Agent or successor Canadian Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(G)                                Successor Agent.

(1)                                  Resignation or Removal.  Agent may (or, shall, upon the request of either Borrowing Agent or the Requisite Lenders in the event that (x) the Lender then acting as Agent (or any Lender that is an Affiliate of Agent) becomes a Defaulting Lender, or (y) neither Agent nor any Affiliate of Agent holds any of the Revolving Loan Commitments hereunder) resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrowing Agent and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment as provided below. In the event that Agent is also the Canadian Agent, Agent shall also resign as Canadian Agent simultaneously with its resignation as Agent.

(2)                                  Appointment of a Successor.  Upon any such notice of resignation pursuant to clause (G)(1) above, Requisite Lenders shall appoint a successor Agent (and a successor Canadian Agent, if applicable), which, in each case, unless an Event of Default has occurred and is continuing, shall be subject to Borrowing Agent’s approval.  If a successor Agent (and a successor Canadian Agent, if applicable) shall not have been so appointed within the thirty (30) Business Day period referred to in clause (1) above, the retiring Agent, upon notice to Borrowing Agent, shall then appoint a successor Agent (and a successor Canadian Agent, if applicable) which, unless an Event of Default has occurred and is continuing shall be reasonably acceptable to Borrowing Agent who shall serve as Agent (and as Canadian Agent, if applicable) until such time, if any, as Requisite Lenders appoint a successor Agent (and a successor Canadian Agnet, if applicable) as provided above.

(3)                                  Successor Agent.  Upon the acceptance of any appointment as Agent or Canadian Agent under the Loan Documents by a successor Agent or a successor Canadian Agent, such successor Agent or such successor Canadian Agent (as applicable) shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent (or the retiring Canadian Agent, as applicable), and the retiring Agent (or the retiring Canadian Agent, as applicable) shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s or retiring Canadian Agent’s resignation as Agent or Canadian Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Canadian Agent (as applicable).

(4)                                  Payments Directly to Lenders.  In the event that Agent or Canadian Agent becomes a Defaulting Lender-Impaired, then, notwithstanding anything to the contrary herein, (i) Borrowers shall be permitted to make any payments required hereunder directly to the Lenders entitled to such payments, in accordance with their Pro Rata Shares, in lieu of making such payments through Agent or the Canadian Agent, as applicable, (ii) Lenders shall be permitted to fund Loans directly to Borrowers in lieu of funding such payments through Agent or the Canadian Agent, as applicable, and (iii) unless otherwise directed by the Requisite Lenders, funds in the Controlled Accounts shall cease to be transferred to Agent’s Account or the Canadian Agent’s Account, as applicable, as described in Section 5.12.

(H)                               Collateral Matters.

(1)                                  Release of Collateral.  Lenders hereby irrevocably authorize Agent, and Agent hereby agrees:

(A)                              upon the written request of Borrowing Agent, to release any Lien granted to or held by Agent upon any Collateral (a) upon the termination of the Revolving Loan Commitments and Payment in Full of the Obligations, (b) constituting property being sold or disposed of if such sale or disposition is made in compliance with the provisions of this Agreement, including, without limitation, any sale or disposition made with the consent of Requisite Lenders (and Agent may, in its discretion, rely in good faith conclusively on any certificate of Borrowing Agent with respect to the completion of such sale or disposition in compliance with the provisions of this Agreement, without further inquiry) (provided that the foregoing release shall not include the proceeds of such sale or disposition), (c) constituting property in which any Loan Party owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (d) constituting property leased to any Loan Party under a lease that has expired or is terminated in a transaction permitted under this Agreement;

(B)                                with the consent of Requisite Lenders, during any Fiscal Year, to release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, as of the first day of such Fiscal Year;

(C)                                at the request of Borrowing Agent, so long as no Event of Default has occurred and is continuing, to release or subordinate on terms and conditions satisfactory to Agent any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Encumbrance constituting a purchase money Lien or Capital Lease on such property if such Permitted Encumbrance secures Indebtedness permitted by subsection 7.1(e); provided that Agent shall be obligated to release such Lien if and only if (w) the purchase money Lien or Capital Lease shall pertain to Equipment being purchased or leased by the applicable Loan Party at the time of such request to release the Lien on the Equipment being purchased or leased, (x) the purchase money Lien or Capital Lease shall not relate to a sale-leaseback other than as permitted under subsection 7.18, (y) such Lien to be released does not attach to or encumber the eAGLE Software, and (z) the applicable Loan Party shall have used commercially reasonable efforts to maintain Agent’s right to maintain a second priority security interest in the applicable Collateral; and

(D)                               to release any Guarantor from all obligations under the Loan Documents (i) upon the termination of the Revolving Loan Commitments and the Obligations being Paid in Full, (ii) in connection with the merger, liquidation, dissolution or sale of such Guarantor, if the merger, liquidation, dissolution or sale of such Guarantor is made to a person other than a Loan Party or an Affiliated Entity of a Loan Party and is made in compliance with the provisions of this Agreement, including, without limitation, pursuant to a merger, liquidation, dissolution or sale made with the consent of the Requisite Lenders (and Agent may, in its discretion, rely in good faith conclusively on any certificate of Borrowing Agent with respect to the compliance of such merger, liquidation, dissolution or sale with the provisions of this Agreement, without further inquiry), or (iii) if all assets of such Guarantor constituting Collateral are permitted to be released pursuant to this subsection 9.1(H)(1).

(2)                                  Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 9.1(H)(1)), each Lender agrees to confirm in writing, upon request by Agent or Borrowing Agent, the authority to release any Collateral or guaranty conferred upon Agent pursuant to the terms of subsection 9.1(H)(1).  Upon receipt by Agent of any required confirmation from Requisite Lenders, of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrowing Agent (or such shorter period as may be permitted by Agent in its sole discretion) in connection with a disposition of the type described in clause (A)(a), clause (A)(b), clause (C), or clause (D) of subsection 9.1(H)(1), Agent shall (and is hereby irrevocably authorized by Lenders

to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral (and, in connection with such release, to deliver to Borrowing Agent any such Collateral in its or its nominees’ possession, subject to any obligation of Agent to Second Lien Agent under the Intercreditor Agreement), or the subordination of any Lien granted to or held by Agent under any Loan Document, as applicable, and if applicable pursuant to clause (D) of subsection 9.1(H)(1), to release the applicable Guarantor from all obligations under the Loan Documents; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party (other than a Guarantor that is being released), including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(3)                                  Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Loan Documents exists or is owned by Borrowers or any other Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided, however, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(I)                                    Agency for Perfection.  Agent, Canadian Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the UCC or Canadian PPSL (with respect to Canadian PPSL Collateral) in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Loan Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.  Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of Agent and the Lenders, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to any Loan Party and/or their Subsidiaries, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims.  Any custodian in any judicial proceedings relative to any Loan Party and/or their Subsidiaries is hereby authorized by each Lender to make payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent, its agents, financial advisors and counsel, and any other amounts due Agent.  Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans, or the rights of any holder thereof, or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding, except as specifically permitted herein.

(J)                                   Exercise of Remedies.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document against any Loan Party or to realize upon any collateral security for the Obligations, unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

9.2.                              Notice of Default.  Neither Agent nor Canadian Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent or to Canadian Agent (as applicable) for the account of the Agent, Canadian Agent, Issuing Lenders and Lenders, unless Agent shall have received written notice from a Lender, Issuing Lender or Borrowing Agent referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of any such Default.  Agent shall take such action with respect to such Default or Event of Default as may be requested by the Requisite Lenders in accordance with Section 8.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of the Agent, Canadian Agent, Issuing Lenders and Lenders.

9.3.                              Lender Actions Against Collateral.  Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against Borrowers or any Loan Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of Agent or Requisite Lenders.  All such enforcement actions and proceedings shall be (i) taken in concert and (ii) at the direction of or with the consent of Agent or Requisite Lenders.  Agent is authorized to issue all notices to be issued by or on behalf of the Lenders with respect to any Second Lien Debt.  With respect to any action by Agent to enforce the rights and remedies of Agent, Canadian Agent, Issuing Lenders and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

9.4.                              Agent Reports.  Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s Affiliates).  With respect to each Report, each Lender hereby agrees that:

(a)                                  Agent (and Agent’s Affiliates) shall not have any duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration.  Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Loan Parties and will not rely on any Report or make any claim that it has done so.  In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this subsection 9.4(a) or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

(b)                                 Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s Affiliates) regarding the operations and condition of the Loan Parties may not be reflected in each Report.  Agent (and Agent’s Affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s Affiliates) in connection with or using any Report or any related documentation; and

(c)                                  Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

9.5.                              [Intentionally Omitted.]

9.6.                              Quebec Security.  Without limiting any of the foregoing provisions in favor of Agent, for the purposes of holding any hypothec under a deed of hypothec granted by any Loan Party pursuant to the laws of the Province of Quebec to secure debentures, bonds or other titles of indebtedness, Agent is hereby appointed to act as the Person holding the power of attorney (fondé de pouvoir) pursuant to article 2692 of the Civil Code of Quebec to act on behalf of itself and each present and future Canadian Agent, Issuing Lender and Lender to which any Canadian Obligations are owing.  Each party hereto agrees that, notwithstanding Section 32 of an Act Respecting the Special Powers of Legal Persons (Quebec), Agent may, as the Person holding such power of attorney, acquire and/ or be the pledgee of any such debentures, bonds or other titles of indebtedness secured by such hypothec.  Furthermore, Agent is hereby appointed to act as the holder, pledgee and depositary of any such debentures, bonds or other titles of indebtedness on its own behalf as agent and for and on behalf and for the benefit of itself and each present and future Canadian Agent, Issuing Lender and Lender to which any Canadian Obligations are owing.

9.7.                              Action by Agent.  Agent shall take such action with respect to any Default or Event of Default as it may determine in its own discretion pursuant to the terms hereof or as may be requested by Requisite Lenders in accordance with Section 8.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any Default or Event of Default as it shall deem advisable or in the best interests of itself, Canadian Agent, Issuing Lenders and Lenders.

9.8.                              Amendments, Waivers and Consents.

(A)                              Except for actions permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowing Agent, and by Requisite Lenders or Supermajority Lenders, or all affected Lenders, as applicable.  Except for actions permitted to be taken by Agent or as set forth in clauses (B), (C) and (D) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(B)                                No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Asset Pools set forth with respect to the Borrowing Base shall be effective unless the same shall be in writing and signed by Agent, Supermajority Lenders and Borrowing Agent.  No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3 to the making of any US Revolving Loan or the incurrence of any US Letter of Credit Liability shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowing Agent.  Notwithstanding anything contained in this Agreement to the contrary, (i) no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of US Revolving Loans or the incurrence of US Letter of Credit Liability unless the same shall be in writing and signed by Agent, Requisite Lenders, and Borrowing Agent, (ii) no amendment, modification or waiver of subsections 7.3 or 9.1(H)(2) shall be effective unless in writing and signed by Agent, Requisite Lenders and Borrowing Agent, and (iii) no amendment, modification or waiver  of subsection 9.1(H) (other than as addressed in clause (ii) above) shall be effective unless in writing and signed by Agent and Requisite Lenders.

(C)                                No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3 to the making of any Canadian Revolving Loan or the incurrence of any Canadian Letter of Credit Liability shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders, and Canadian Borrower.  Notwithstanding anything contained in this Agreement to the contrary, (i) no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Canadian Revolving Loans or the incurrence of Canadian Letter of Credit Liability set forth in Section 3 unless the same shall be in writing and signed by Agent, Requisite Lenders, and Canadian Borrower.

(D)                               No amendment, modification, termination, waiver or consent shall, unless in writing and signed by Agent, Borrowing Agent and each Lender directly affected thereby:  (i) except as permitted pursuant to Section 2.16, increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Revolving Loan Commitments (which action shall be deemed only to affect those Lenders whose Revolving Loan Commitments are increased or the scheduled date of expiration of whose Revolving Loan Commitments are postponed or extended) and may be approved by Requisite Lenders, including those Lenders whose Revolving Loan Commitments are increased or the scheduled date of expiration of whose Revolving Loan Commitments are postponed or extended; (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or fees payable with respect to any Loan or Letter of Credit Liability of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan or the date for reimbursement of any drawing under a Lender Letter of Credit of any affected Lender or postpone or extend the scheduled date of expiration of any Lender Letter of Credit beyond the date set forth in the last sentence of subsections 2.1(F)(3) and 2.1(G)(3); (iv) waive, forgive, defer, extend or postpone any payment of interest (other than default interest as described in clause (ii) above) or fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) other than as permitted by the terms of subsection 9.1(H)(1) hereof, release any Guaranty (which action shall be deemed to directly affect all Lenders);  (vi) except in connection with a transaction permitted by subsection 7.3(A) or as otherwise permitted in subsection 9.1(H), release Collateral or amend subsection 9.1(H)(1) (which actions shall be deemed to directly affect all Lenders); (vii) change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders);  (viii) amend, modify or waive subsection 2.4(B)(1) or subsection 8.7 and (ix) amend, modify or waive clauses (A), (B), (C) or (D) of this subsection 9.8 or the definitions of the terms “Requisite Lenders,” or “Supermajority Lenders” insofar as such definitions affect the substance of this subsection 9.8 or the term “Pro Rata Share” or amend the definition of “Reallocation Event” (which actions shall be deemed to directly affect all Lenders).  No amendment, modification, termination or waiver affecting the rights or duties of Agent, Canadian Agent or Issuing Lenders under this Section 9 or under any other Loan Document shall in any event be effective unless in writing and signed by Agent, Canadian Agent, or Issuing Lenders, as applicable, and provided, further, that no amendment, modification, termination, waiver or consent of any provision relating to the Swingline Loan shall be effective unless in writing and signed by Swingline Lender, as the case may be, in addition to Lenders required to take such action.  No approval of any Lender shall be required for Agent to enter into any amendment, modification, termination or waiver to take additional Collateral pursuant to any Loan Document or to modify any Control Agreement entered into pursuant to the requirements hereof so long as the applicable requirements hereof continue to be satisfied. No amendment, modification, termination or waiver of any provision of any Note (other than provisions of the other Loan Documents that are incorporated by reference therein) shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.8 shall be binding upon each Lender or future Lender and, if signed by a Loan Party, on such Loan Party and upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(E)                                 Specific Purpose or Intent.  Each amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

(F)                                 Failure to Give Consent; Replacement of Non-Consenting and Defaulting Lender.  In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied the giving of such consent.  If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring (a) the consent or approval of all Lenders under this subsection 9.8, the consent of Requisite Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained or (b) the consent or approval of Supermajority Lenders under this subsection 9.8, the consent of Requisite Lenders is obtained but the consent of Supermajority Lenders is not obtained, then Borrowers shall have the right, so long as all such non-consenting Lenders are either replaced or prepaid as described in subsection 2.11, to either (1) replace the non-consenting Lenders with one or more Replacement Lenders pursuant to subsection 2.11(A) (except that, in any case where Agent is the non-consenting Lender, Agent approval rights described in subsection 2.11 shall not be applicable), as if such Lender were an Affected Lender thereunder, but only so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver, or (2) prepay in full the Obligations of the non-consenting Lenders and terminate the non-consenting Lenders’ Revolving Loan Commitments pursuant to subsection 2.11(B), as if such Lender were an Affected Lender thereunder.  In the case of a Defaulting Lender, at Borrowing Agent’s request, (i) a Person reasonably acceptable to Agent (such acceptance required only so long as Agent is not the Defaulting Lender or an Affiliate of a Defaulting Lender) shall have,  or (ii) with Agent’s consent in Agent’s sole discretion, Agent shall have, the right (but no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Agent’s  request sell and assign to such other Person or Agent, as applicable, all of the Loans and Revolving Loan Commitments of that Defaulting Lender for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance Agreement.

(G)                                Certain Amendments.  Notwithstanding anything in this subsection 9.8, (a) Agent and Loan Parties, without the consent of either Requisite Lenders or all Lenders, may execute amendments to this Agreement and the Loan Documents, which consist solely of the making of typographical corrections, (b) the provisions of this subsection 9.8 shall not apply to any Interest Rate Agreement and (c) in connection with any US Borrower Revolver Increase pursuant to subsection 2.16, Agent may, with the consent of Borrowing Agent, enter into such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Agent, to effectuate the provisions of subsection 2.16.

9.9.                              Assignments and Participations in Loans.

(A)                              Assignments.  Any assignment by a Lender shall:  (i) require the consent of Agent and any US Letter of Credit Issuing Lenders with respect to US Loans and US Revolving Loan Commitments and Canadian Agent and Canadian Letter of Credit Issuing Lender with respect to Canadian Revolving Loans and Canadian Revolving Loan Commitments (in each case which consent shall not be unreasonably withheld or delayed with respect to an Eligible Assignee and which consent, in the case of the consent of the Agent or Canadian Agent, is not required by an assignment between Lenders or from a Lender to an Affiliate of a Lender or from a Lender in accordance with clause (a) of the definition of Eligible Assignee) and the execution of an Assignment and Acceptance Agreement and otherwise in form and substance reasonably satisfactory to, and acknowledged by Agent and any US Letter of Credit Issuer with respect to US Loans and US Revolving Loan Commitments and Canadian Agent and any Canadian Letter of Credit Issuer with respect to Canadian Revolving Loans and Canadian Revolving Loan Commitments); provided, however, that in the case of an assignment pursuant to subsection 2.11 or 9.8(F), the Assignment and Acceptance Agreement shall not be required to be executed by the assignor; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent and Borrowers that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof, provided that all parties acknowledge that assignment to the assignee Lender for the purpose of securitization does not constitute a view to the distribution thereof; (iii) except with respect to any assignment by a Lender to an Affiliate of such Lender, after giving effect to any such partial assignment, the assignee Lender shall have Revolving Loan Commitments in an amount at least equal to $5,000,000 in the case of a US Revolving Loan Commitment, and the assigning Lender shall have retained Revolving Loan Commitments in an amount at least equal to $5,000,000 in the case of a US Revolving Loan Commitment; (iv) require a payment to Agent of an assignment fee of $3,500 (except in the case of an assignment pursuant to subsection 2.11 or 9.8(F)); (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrowing Agent in respect of any assignment of US Revolving Loans and US Revolving Loan Commitments or Canadian Revolving Loans and Canadian Revolving Loan Commitments (which consent is not required for an assignment between Lenders or from a Lender to an Affiliate of a Lender or from a Lender in accordance with clause (a) of the definition of Eligible  Assignee), which shall not be unreasonably withheld, delayed or conditioned; (vi) in the case of any assignment, involve an assignment of the same Pro Rata Share of such Lender’s US Revolving Loan Commitment and such Lender’s Canadian Revolving Loan Commitment to the same assignee; (vii) in the case of any assignment by a Lender that is an Issuing Lender or Swingline Lender, involve an assignment of the commitments associated therewith; and (vii) if the assignee shall not be a Lender, it shall deliver to Agent any Tax forms required by subsection 2.9.  Notwithstanding the above, Agent may in its sole and absolute discretion (with the consent of the Issuing Lenders) permit any assignment by a Lender to a Person or Persons that are not Eligible Assignees, subject to Borrowing Agent’s consent rights as set forth above, provided, that Agent shall not permit any assignment by a Lender to any Person that is an Affiliated Entity of any Loan Party without the approval of the Requisite Lenders. In the case of an assignment by a Lender that has become effective under this subsection 9.9, (i) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder and (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Revolving Loan Commitments or assigned portion thereof and the Loans, Letter of Credit Liability and other interests assigned by it from and after the effective date of such assignment.  Borrowers hereby acknowledge and agree that any assignment in accordance with the requirements hereof shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender.”  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Revolving Loan Commitment.  In the event Agent, Canadian Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, any Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned and the assigning Lender shall return to Borrower any prior Note held by it.  Notwithstanding the foregoing provisions of this subsection 9.9(A), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank or to such Lender’s financing source, provided, that no Lender shall be relieved of any of its obligations hereunder as a result of any such pledge and in no event shall such pledgee be considered to be a Lender or be entitled to require the pledging Lender to take or omit to take any action hereunder, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to a trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.  Notwithstanding any other provision of this Agreement to the contrary, neither the Lenders nor any of their successors or assigns shall assign or transfer any interest herein without obtaining a representation from such successor or assign that any such assignment or transfer would not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to the Plans.  Notwithstanding any provision to the contrary, any Lender (an “Assigning Lender”) may assign to one or more special purpose funding vehicles that is a wholly owned subsidiary of, and controlled by, such Assigning Lender (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Revolving Loan Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide Borrowers all or any part of any Loans that such Assigning Lender would otherwise be obligated to make pursuant to this Agreement.  Such SPVs shall have all the rights (other than voting rights prior to the Termination Date) which a Lender making or holding such Loans would have under this Agreement, but no obligations; provided however, any such SPV shall be subject to subsection 11.18.  In the case of such an assignment to an SPV, the Assigning Lender shall remain liable for all its original obligations under this Agreement, including its Revolving Loan Commitments.  Notwithstanding such assignment, Agent and Borrowers may deliver notices to the Assigning Lender (as agent for the SPV) and not separately to the SPV unless Agent and Borrowers are requested in writing by the SPV (or its agent) to deliver such notices separately to it.

(B)                                Participations.  Each Lender may sell participations in all or any part of any Loans or Revolving Loan Commitments made by it to another Person; provided, (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations in respect of the Loans or Revolving Loan Commitments, (3) Borrowers, Agent, Canadian Agent the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  All amounts payable by Loan Parties hereunder shall be determined as if that Lender had not sold such participation.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (1) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (2) any extension of the Termination Date or the date fixed for any payment of interest or principal payable with respect to any Loan in which such holder participates; and (3) any release of substantially all of the Collateral.  Each Loan Party hereby acknowledges and agrees that the participant under each participation shall for purposes of subsections 2.8, 2.9, 2.10, 9.10 and 11.2 be considered to be a “Lender”; provided, however, that such Participant shall not be entitled to receive any greater payment under such subsections than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowing Agent’s prior written consent.

(C)                                No Relief of Obligations; Cooperation; Ability to Make LIBOR Loans.  Except as otherwise provided in subsection 9.9(A) no Lender shall, as between Borrowers and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender.  Each Lender may furnish any information concerning Loan Parties and their Subsidiaries in the possession of that Lender from time to time to Eligible Assignees and participants (including prospective assignees and participants) that agree in writing to be bound by the confidentiality provisions hereof.  Each Loan Party agrees that it will use its commercially reasonable efforts to assist and cooperate with Agent, Canadian Agent and any Lender in any manner reasonably requested by Agent, Canadian Agent or such Lender to effect the sale of a participation or an assignment described above. Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making LIBOR Loans, no Person shall become a Lender hereunder unless such Person shall also be capable of making LIBOR Loans and Canadian Loans (whether Canadian BA Loans or otherwise) .

(D)                               Security Interests; Assignment to Affiliates.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time following written notice to Agent (1) pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favor of any Person; provided, however (a) no such pledge or grant of security interest to any Person shall release such Lender from its obligations hereunder or under any other Loan Document and (b) the acquisition of title to such Lender’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects including, without limitation, any consent required by this subsection 9.9; and (2) subject to complying with the provisions of subsection 9.9(A), assign all or any portion of its funded loans to an Eligible Assignee which is a Subsidiary of such Lender or its parent company, to one or more other Lenders, or to a Related Fund.  For purposes of this paragraph, a “Related Fund” shall mean, with respect to any Lender, a fund or other investment vehicle that invests in commercial loans and is managed by such Lender or by the same investment advisor that manages such Lender or by an Affiliate of such investment advisor.

(E)           Recording of Assignments.  Agent shall maintain at its office in New York, New York a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be presumptive evidence of the amounts due and owing to Lender in the absence of manifest error.  Loan Parties, Agent, Canadian Agent, each Issuing Lender and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrowing Agent, Canadian Agent, any Issuing Lender and any Lender, at any reasonable time upon reasonable prior notice.

9.10.        Set Off and Sharing of Payments.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) (A) balances held by any Lender at any of its offices for the account of Canadian Borrower or any other Canadian Loan Party (regardless of whether such balances are then due to Canadian Borrower, or any other Canadian Loan Party), and (B) other property at any time held or owing by any Lender to or for the credit or for the account of Canadian Borrower, or any other Canadian Loan Party, and (ii) (A) balances held by such Lender  at any of its offices for the account of US Borrower or any US Loan Party (regardless of whether such balances are then due to US Borrower or any other US Loan Party), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of US Borrower or any other US Loan Party, against and on account of any of the Obligations (or, in the case of clause (i), against and on account of the Canadian Obligations); except that no Lender shall exercise any such right without the prior written consent of Agent.  Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to applicable Borrower(s) shall not affect the validity of such set off and application.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares.  Borrowers agree, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

9.11.        Disbursement of Funds.  Agent may, on behalf of the Lenders, disburse funds to US Borrower for US Revolving Loans requested after the Closing Date.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or subject to subsection 9.1(G)(4), if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any US Revolving Loan before Agent disburses same to US Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to US Borrower, Agent shall advise each Lender by telephone, telecopy or fax of the amount of such Lender’s Pro Rata Share of the US Revolving Loan requested by Borrowing Agent no later than 1:00 p.m. (New York City time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested US Revolving Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrowing Agent, and US Borrower shall immediately repay such amount to Agent.  Any repayment required pursuant to this subsection 9.11 shall be without premium or penalty.  Nothing in this subsection 9.11 or elsewhere in this Agreement or the other US Revolving Loan Documents, including the provisions of subsection 9.9, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or US Borrower may have against any Lender as a result of any default by such Lender hereunder.

9.12.        Settlements, Payments and Information.

(A)          Revolving Advances and Payments; Fee Payments.

(1)           Fluctuation of US Revolving Loan Balance.  The US Revolving Loan balance may fluctuate from day to day through Agent’s disbursement of funds to, and receipt of funds from, Borrowers.  In order to minimize the frequency of transfers of funds between Agent and Lenders, notwithstanding terms to the contrary set forth in Section 2 and subsection 9.11, US Revolving Advances that are Base Rate Loans and repayments thereof, except as set forth in subsection 2.1(D), will be settled according to the procedures described in this subsection 9.12.  Notwithstanding these procedures, each Lender’s obligation to fund its portion of any advances made by Agent to Borrowers will commence on the date such advances are made by Agent.  Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

(2)           Each Lender shall make the amount of such Lender’s Pro Rata Share of such US Revolving Advance available to Agent in same day funds by wire transfer to Agent’s Account not later than 2:00 p.m. (New York City time) on the requested Funding Date in the case of a Base Rate Loan and not later than 10:00 a.m. (New York City time) on the requested Funding Date in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested US Revolving Advance to US Borrower as designated by Borrowing Agent in the Notice of Borrowing.  All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(3)           Settlement Dates.  Once each week for the portion of the US Revolving Loan that is a Base Rate Loan, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, fax or telecopy of the amount of each such Lender’s Pro Rata Share of the US Revolving Loan that is a Base Rate Loan.  In the event payments are necessary to adjust the amount of any such Lender’s required Pro Rata Share of the balance of the US Revolving Loan that is a Base Rate Loan to such Lender’s actual Pro Rata Share of the balance of the US Revolving Loan that is a Base Rate Loan as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other’s account not later than 3:00 p.m. (New York City) time on the Business Day following the Settlement Date.  Upon the occurrence of an event described in subsection 8.1(G) or (H), the date of such occurrence shall be deemed a Settlement Date. In addition, each US Borrower Increase Date shall be deemed a Settlement Date.

(4)           Settlement Definitions.  For purposes of this subsection 9.12(A), the following terms and conditions will have the meanings indicated:

(a)           “Daily Loan Balance” means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on a US Loan that is a Base Rate Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on a US Loan that is a Base Rate Loan advanced by such Lender to Agent on that Loan from the Closing Date through and including such calendar day.

(b)           “Daily Interest Rate” means an amount calculated by dividing the interest rate payable to a Lender on a Loan that is a Base Rate Loan (as set forth in subsection 2.2) as of each calendar day by three hundred sixty (360).

(c)           “Daily Interest Amount” means an amount calculated by multiplying the Daily Loan Balance of a Loan that is a Base Rate Loan by the associated Daily Interest Rate on that US Loan that is a Base Rate Loan.

(d)           “Interest Ratio” means a number calculated by dividing the total amount of the interest on a US Loan that is a Base Rate Loan received by Agent with respect to the immediately preceding  month by the total amount of interest on that US Loan due from Borrower during the immediately preceding month.

(5)           Settlement Payments.  On the first Business Day of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone, fax or telecopy of the amount of such Lender’s share of interest and fees on each of the US Loans as of the end of the last day of the immediately preceding month.  Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance Agreement, as amended by such Lender from time to time after the date hereof or in the applicable Assignment and Acceptance Agreement) not later than 3:00 p.m. New York City time on the next Business Day following the Interest Settlement Date, such Lender’s share of interest and fees on each of the US Loans.  Such Lender’s share of interest on each US Loan that is a Base Rate Loan will be calculated for that US Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that US Loan that is a Base Rate Loan and multiplying the total thereof by the Interest Ratio for that US Loan that is a Base Rate Loan.  Such Lender’s share of the Unused Line Fee described in subsection 2.3(A) shall be an amount equal to (a)(i) such Lender’s average Revolving Loan Commitment during such month (calculated as a US Dollar Equivalent), less (ii) the sum of (x) such Lender’s average daily balance of the Revolving Loans (calculated as a US Dollar Equivalent), plus (y) such Lender’s Pro Rata Share of the average daily aggregate amount of US Dollar Equivalent of the Letter of Credit Reserve, in each case for the preceding month, multiplied by (b) the percentage required by subsection 2.3(A).  Such Lender’s share of all other fees paid to Agent for the benefit of the Lenders hereunder shall be paid and calculated based on such Lender’s Revolving Loan Commitment with respect to the Loans on which such fees are associated.  To the extent Agent does not receive the total amount of any fee owing by Borrowers under this Agreement, each amount payable by Agent to a Lender under this subsection 9.12(A)(5) with respect to such fee shall be reduced on a pro rata basis.  Any funds disbursed or received by Agent pursuant to this Agreement, including, without limitation, under subsections 9.11, 9.12(A)(1), and 9.13, prior to the Settlement Date for such disbursement or payment shall be deemed advances or remittances by GMAC CF, in its capacity as a Lender, for purposes of calculating interest and fees pursuant to this subsection 9.12(A)(5).

(B)           Canadian Revolving Loans.  Each Lender’s obligations with respect to its US Revolving Loan Commitment shall be determined only after taking into account and giving effect to any Canadian Revolving Loans funded by it and any Canadian Lender Letters of Credit for which it is responsible.

(C)           Return of Payments.

(1)           Recovery after Non-Receipt of Expected Payment.  If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(2)           Recovery of Returned Payment.  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

9.13.        Discretionary Advances.  Notwithstanding anything contained herein to the contrary, Agent may, in its sole discretion, for a period of not more than thirty (30) consecutive days make US Revolving Advances (an “Agent Overadvance”) in an aggregate amount in excess of the limitations set forth in the Borrowing Base, which aggregate amount shall not be greater than five percent (5%) of the US Revolving Loan Commitments (provided, however, that the aggregate amount of the Agent Overadvances taken together with the US Dollar Equivalent of the Letter of Credit Reserve, Swingline Loans and Revolving Loans then outstanding shall not at any time exceed the aggregate US Revolving Loan Commitments) for the purpose of preserving or protecting the Collateral or for incurring any costs associated with collection or enforcing rights or remedies against the Collateral, or incurred in any action to enforce this Agreement or any other Loan Document.

Upon Agent’s making of any Revolving Advances under this subsection 9.13, each of the Lenders shall be deemed to have irrevocably, unconditionally and immediately purchased from Agent a participation in such US Revolving Advances in an amount equal to such Lender’s Pro Rata Share of the US Revolving Loan Commitment multiplied by the total amount of such US Revolving Loans outstanding under this subsection 9.13.  Each Lender shall effect such purchase by making available the amount of such Lender’s participation in such US Revolving Loans in Dollars in immediately available funds to Agent’s Account.  In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in such US Revolving Loans, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate.  Each such purchase by a Lender shall be made without recourse to Agent, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to Agent.  The obligations of the Lenders under this subsection 9.13 shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever.

9.14.        Swingline Lender.  Swingline Lender may resign as Swingline Lender upon thirty (30) days’ prior written notice to Borrowing Agent and Lenders, upon the appointment of (and acceptance of such appointment by) a Lender selected by Agent.

9.15.        Removal of Issuing Lender.  Any Issuing Lender may be removed at any time by the Borrowing Agent or Agent (with the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed), but which may be withheld in the Borrowing Agent’s discretion if such removal would result in the incurrence of any additional obligations by any Borrower) by notice to such Issuing Lender, the Lenders and the Borrowing Agent or Agent (as applicable).  Prior to the removal of any retiring Issuing Lender becoming effective hereunder, (x) a replacement Issuing Lender reasonably satisfactory to the Agent and Borrowing Agent shall have been appointed as described in the second succeeding sentence, (y) an Acceptable Letter of Credit shall have been issued for the benefit of such retiring Issuing Lender or (z) cash collateral in an amount equal to one hundred five percent (105%) of the outstanding face amount of all Lender Letters of Credit issued by such Issuing Lender shall have been deposited with Agent (for the benefit of such retiring Issuing Lender).  At the time of the removal of any Issuing Lender, such Issuing Lender shall have no further obligation to issue any Lender Letters of Credit hereunder.  If a successor Issuing Lender is appointed, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender will be discharged from its obligations under this Agreement and the acceptance of any appointment as Issuing Lender hereunder by a successor Issuing Lender shall be evidenced by an agreement entered into by such successor, the retiring Issuing Lender, the Agent and the applicable Borrower, whereby the retiring Issuing Lender’s obligations with respect to all Lender Letters of Credit issued by it are assumed by (or otherwise guaranteed) by the successor Issuing Lender in a manner reasonably acceptable to the retiring Issuing Lender, the successor Issuing Lender, the Agent and the applicable Borrower.  After the removal of a Issuing Lender hereunder, such Issuing Lender shall continue to have the benefit of subsection 2.1(H)(4) of this Agreement.

SECTION 10.         GUARANTY

10.1.        Unconditional Guaranty.  (a) Each US Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally (except with respect to CACV, which shall only guarantee on a several basis) with each other US Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations except that CACV shall only guarantee the US Obligations.  Without limiting the generality of the foregoing, each US Guarantor’s liability shall extend to all amounts that constitute part of the Obligations, or the US Obligations in the case of CACV, and would be owed by Borrowers to Agent, Canadian Agent, the Issuing Lenders or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.  Each payment made by any US Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds, (a) without set-off or counterclaim and (b) free and clear of and without deduction or withholding for or on account of any present and future charges and any conditions or restrictions resulting in charges and all penalties, interest and other payments on or in respect thereof (except for Excluded Taxes) (“Tax” or “Taxes”) unless US Guarantor is compelled by law to make payment subject to such Taxes.

(b)           Each Canadian Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Canadian Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Canadian Obligations of Canadian Borrower and each Canadian Guarantor.  Without limiting the generality of the foregoing, each Canadian Guarantor’s liability shall extend to all amounts that constitute part of the Canadian Obligations and would be owed by Canadian Borrower to Agent, Canadian Agent, any Canadian Letter of Credit Issuer or any Lender under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.  Each payment made by any Canadian Guarantor pursuant to this Guaranty shall be made in lawful money of Canada in immediately available funds, (a) without set-off or counterclaim and (b) free and clear of and without deduction or withholding for or on account of any present and future Taxes unless Canadian Guarantor is compelled by law to make payment subject to such Taxes.

10.2.        Taxes.  All material Taxes in respect of the provisions of this Section 10 or any amounts payable or paid pursuant to the terms of this Section 10 shall be paid by Guarantor when due and in any event prior to the date on which penalties attach thereto, except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that no Liens have been filed with respect to such Taxes.  Each Guarantor will indemnify Agent, Canadian Agent, the Issuing Lenders and each of the Lenders against and in respect of all such Taxes, regardless of materiality or contestation by such Guarantor.  Without limiting the generality of the foregoing, if any Taxes or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by any Guarantor hereunder, such Guarantor shall pay such additional amounts as may be necessary to ensure that Agent, Canadian Agent, the Issuing Lenders and each of the Lenders receives a net amount equal to the full amount which it would have received had payment (including any additional amounts payable under this subsection 10.2) not been made subject to such Taxes.  Within thirty (30) days of each payment by any Guarantor hereunder of Taxes or in respect of

Taxes, such Guarantor shall deliver to Agent satisfactory evidence (including originals, or certified copies, of all relevant receipts) that such Taxes have been duly remitted to the appropriate authority or authorities.

10.3.        Waivers of Notice, Demand, etc.  Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent, Canadian Agent, any Issuing Lender or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by Agent.

10.4.        No Invalidity, Irregularity, etc.  No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

10.5.        Independent Liability.  The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this subsection 10.5, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions.  Each Guarantor waives any right to require that any resort be had by Agent, Canadian Agent, any Issuing Lender or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent, Canadian Agent, any Issuing Lender or any Lender in favor of any Loan Party or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such waiver in writing.  Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

10.6.        Indemnity.  (a)  As an original and independent obligation under this Guaranty, each US Guarantor shall (a) indemnify Agent, Canadian Agent, each Issuing Lender and each of the Lenders and keep Agent, Canadian Agent, each Issuing Lender and each of the Lenders indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any party to make due and punctual payment of any of the Obligations or resulting from any of the Obligations being or becoming void, voidable, unenforceable or ineffective against Borrowers (including, but without limitation, all legal and other costs, Charges and expenses incurred by Agent, Canadian Agent, each Issuing Lender and each of the Lenders, or any of them in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Guaranty), except to the extent that any of the same results from the gross negligence or willful misconduct by Agent, Canadian Agent, any Issuing Lender or any Lender; and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not Agent, Canadian Agent, any Issuing Lender or any of the Lenders have attempted to enforce any rights against Borrowers or any other Person or otherwise.

(b)  As an original and independent obligation under this Guaranty, each Canadian Guarantor shall (a) indemnify Agent, Canadian Agent, each Canadian Letter of Credit Issuer and each of the Lenders and keep Agent, Canadian Agent, each Canadian Letter of Credit Issuer and each of the Lenders indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any party to make due and punctual payment of any of the Canadian Obligations or resulting from any of the Canadian Obligations being or becoming void, voidable, unenforceable or ineffective against Borrowers (including, but without limitation, all legal and other costs, Charges and expenses incurred by Agent, Canadian Agent, each Canadian Letter of Credit Issuer and each of the Lenders, or any of them in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Guaranty), except to the extent that any of the same results from the gross negligence or willful misconduct by Agent, Canadian Agent, any Canadian Letter of Credit Issuer or any Lender; and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not Agent, Canadian Agent, any Canadian Letter of Credit Issuer or any of the Lenders have attempted to enforce any rights against Canadian Borrower or any other Person or otherwise.

10.7.        Liability Absolute.  The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise.  Without limiting the generality of the foregoing, to the extent permitted by Applicable Law, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(i)            any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Loan Document, including any increase in the Obligations resulting from the extension of additional credit to Borrowers or otherwise;

(ii)           any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(iii)          the failure of Agent, Canadian Agent, any Issuing Lender or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Loan Party or any other Person under the provisions of this Agreement or any Loan Document or any other document or instrument executed and delivered in connection herewith or therewith;

(iv)          any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(v)           any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(vi)          any other agreements or circumstance (including any statute of limitations) of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances, Lender Letters of Credit or other financial accommodations to any Borrower pursuant to this Agreement and/or the Loan Documents.

10.8.        Action by Agent Without Notice.  Agent shall have the right to take any action set forth in subsection 8.4 without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

10.9.        Application of Proceeds.  Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

10.10.      Continuing Effectiveness.

(A)          Reinstatement.  The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent, Canadian Agent, any Issuing Lender or any Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent, Canadian Agent, the Issuing Lenders and/or the Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(B)           No Marshalling.  None of Agent, Canadian Agent, any Issuing Lender or any Lender shall be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(C)           Priority of Claims.  No Guarantor shall be entitled to claim against any present or future security held by Agent, for the benefit of Canadian Agent, any Issuing Lender or any Lender, from any Person for Obligations in priority to or equally with any claim of Agent, Canadian Agent, any Issuing Lender or any Lender, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent, Canadian Agent, any Issuing Lender or any Lender for Obligations, and no Guarantor shall be entitled to compete with Agent, Canadian Agent, any Issuing Lender or any Lender with respect to, or to advance any equal or prior claim to any security held by Agent for the benefit of Canadian Agent, any Issuing Lender or any Lender for Obligations.

(D)          Invalidated Payments.  If any Loan Party makes any payment to Agent, Canadian Agent, any Issuing Lender or any Lender, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(E)           Assignment and Waiver.  All present and future monies payable by any Loan Party to any US Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of the Canadian Agent, the Issuing Lenders and the Lenders as security for such US Guarantor’s liability to Agent, Canadian Agent, the Issuing Lenders and the Lenders hereunder and, except (so long as no Default or Event of Default has occurred and is continuing) for monies payable by any Loan Party to any US Guarantor in the ordinary course of business, each US Guarantor waives any right to demand any and all present and future monies payable by any Loan Party to such US Guarantor, whether arising out of a right of subrogation or otherwise.  Except to the extent prohibited otherwise by this Agreement, all monies received by any US Guarantor from any Loan Party shall be held by such US Guarantor as agent and trustee for Agent.  This assignment and waiver shall only terminate when the Obligations are Paid in Full and this Agreement is irrevocably terminated.  All present and future monies payable by any Canadian Loan Party to any Canadian Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of the Canadian Agent, the Canadian Letter of Credit Issuer and the Lenders as security for such Canadian Guarantor’s liability to Agent, Canadian Agent, the Canadian Letter of Credit Issuer and the Lenders hereunder and, except (so long as no Default or Event of Default has occurred and is continuing) for monies payable by any Canadian Loan Party to any Canadian Guarantor in the ordinary course of business, each Canadian Guarantor waives any right to demand any and all present and future monies payable by any Canadian Loan Party to such Canadian Guarantor, whether arising out of a right of subrogation or otherwise.  Except to the extent prohibited otherwise by this Agreement, all monies received by any Canadian Guarantor from any Canadian Loan Party shall be deemed to be held separate and apart and in trust by such Canadian Guarantor as agent and trustee for Agent.  This assignment and waiver shall only terminate when the Obligations are Paid in Full and this Agreement is irrevocably terminated.

(F)           Payments to Guarantors.  Each Loan Party acknowledges this assignment and waiver and, except as otherwise set forth herein, agrees to make no payments, except (so long as no Default or Event of Default has occurred and is continuing) in the ordinary course of business consistent with past practices, to any Guarantor without the prior written consent of Agent.  Each Loan Party agrees to give full effect to the provisions hereof.

10.11.      Enforcement.  Upon the occurrence and during the continuance of any Event of Default, Agent may and upon written request of the Requisite Lenders shall, without notice to or demand upon any Loan Party or any other Person, declare any obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor.  Upon such declaration by Agent, Canadian Agent, the Issuing Lenders and the Lenders are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Agent, Canadian Agent, the Issuing Lenders or the Lenders to or for the credit or the account of any Guarantor against any and all of the obligations of each Guarantor now or hereafter existing hereunder, whether or not Agent, Canadian Agent, the Issuing Lenders or the Lenders shall have made any demand hereunder against any other Loan Party and although such obligations may be contingent and unmatured.  The rights of Agent, Canadian Agent, the Issuing Lenders and the Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which Agent, Canadian Agent, the Issuing Lenders and Lenders may have.  Upon such declaration by Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any Loan Party (the “Claims”), Agent shall have the full right on the part of Agent in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money.  Each Guarantor will receive as trustee for Agent and will pay to Agent forthwith upon receipt thereof any amounts which such Guarantor may receive from any Loan Party on account of the Claims.  Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes, other negotiable instruments or writings, except and in such event they shall either be made payable to Agent, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to Agent.  Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

10.12.      Statute of Limitations.  To the extent permitted by Applicable Law, any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Loan Party or others with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Agent, Canadian Agent, the Issuing Lenders or the Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

10.13.      Interest.  All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to Base Rate Loans constituting Revolving Advances (without duplication of interest on the underlying Obligation).

10.14.      Currency Conversion.  Without limiting any other rights in this Agreement, if for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Guaranty or any other Loan Document it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose, “rate of exchange” means the rate at which Agent would, on the relevant date at or about 12:00 noon (New York City time), be prepared to sell a similar amount of such currency in New York, New York against the Judgment Currency.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, Guarantor will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Guaranty or any other Loan Document in such other currency.  Any additional amount due from Guarantor under this subsection 10.14 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the other Loan Documents.

10.15.      Acknowledgement.  Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Loan Documents.  Each Guarantor has made an independent investigation of the Loan Parties and of the financial condition of the Loan Parties.  None of Agent, Canadian Agent, any Issuing Lender nor any Lender has made and none of Agent, Canadian Agent, any Issuing Lender nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party nor has Agent, Canadian Agent, any Issuing Lender or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Loan Party to which this Section 10 applies as specifically herein set forth, nor has Agent, Canadian Agent, any Issuing Lender or any Lender or any officer, agent or employee of Agent, Canadian Agent, any Issuing Lender or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

10.16.      Continuing Effectiveness.  The provisions of this Section 10 shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement.  Payments received from Guarantors pursuant to this Section 10 shall be applied in accordance with subsection 8.7 of this Agreement.

SECTION 11.             MISCELLANEOUS

11.1.        Expenses and Attorneys’ Fees.  Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to promptly pay all fees, costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, subject to any applicable limitations set forth below, and all such fees, costs and expenses shall be part of the Obligations, secured by the Collateral and added by Agent to the outstanding principal amount of the US Revolving Advances or, if Agent elects to bill Borrowers for such fees, costs, expenses and attorneys’ fees, payable within ten (10) Business Days of receipt by Borrowing Agent of a detailed invoice therefor: (a) reasonable, documented out-of-pocket fees, costs and expenses incurred by Agent (including reasonable attorneys’ fees and expenses, fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) reasonable, documented out-of-pocket fees, costs and expenses incurred by Agent (including reasonable attorneys’ fees and expenses, and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) reasonable, documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) incurred by Agent in creating, perfecting and maintaining perfection of Liens in favor of Agent, on behalf of Agent and Lenders; (d) reasonable, documented out-of-pocket fees, costs and expenses incurred by Agent in connection with forwarding to Borrowers the proceeds of Loans including Agent’s or any Lenders’ standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Agent in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs and expenses of Agent, Canadian Agent, any Issuing Lender or any Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from each Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise, in each case pursuant to this clause (f), following the occurrence and during the continuance of an Event of Default.

11.2.        Indemnity.  US Borrower agrees to indemnify, pay, and hold Agent, Canadian Agent, each Issuing Lender and each Lender and their respective Affiliates, officers, directors,

employees, agents, and attorneys and their respective successors and assigns (“US Indemnitees”) and Canadian Borrower agrees to indemnify, pay, and hold Agent, Canadian Agent, each Canadian Letter of Credit Issuer and Lenders and their respective Affiliates, officers, directors, employees, agents, and attorneys and their respective successors and assigns (“Canadian Indemnitees”, and together with the US Indemnitees, the “Indemnitees”), in each case, harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents or Related Transactions, including, without limitation, as a result of unpaid broker or finder fees in connection with the Related Transactions; provided, that (i) US Borrower shall have no obligation to a US Indemnitee hereunder and (ii) Canadian Borrower shall have no obligation to a Canadian Indemnitee hereunder, in each case, with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrowers agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under Applicable Law.

11.3.        Notices.  Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, faxed, telecopied or sent by  electronic mail, overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, telecopy or electronic mail, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York City time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to any Loan Party:                            SQUARETWO FINANCIAL CORPORATION

4340 S. Monaco, Second Floor

Denver, CO 80237

Attn: L. Heath Sampson and Thomas Good

Fax/Telecopy No.: (303) 713-2509

E-mail: hsampson@squaretwofinancial.com and

tgood@squaretwofinancial.com

With a copy to:                                                                                                             KRG Capital Partners, L.L.C.

1515 Arapahoe Street, Tower One, Suite 1500

Denver, CO 80202

Attn: Mark King and Chris Bock

Fax/Telecopy No.: (303) 390-5015

E-mail: mking@krgcapital.com and

cbock@krgcapital.com

With a copy to:                                                                                                             Hogan & Hartson LLP

1200 17th Street

Denver, CO 80202-5840

Attn:  George Hagerty

Fax/Telecopy No.: (303) 899-7333

E-mail: gahagerty@hhlaw.com

If to Agent

or to GMAC CF:                                                                                                         GMAC COMMERCIAL FINANCE LLC.

1290 Avenue of the Americas, 3rd Floor

New York, New York 10104

Attn:       SFD Portfolio Manager

Fax/Telecopy No.: (212) 884-7692

E-mail: TMaiale@gmaccf.com

With copies to:                                                                                                              GMAC COMMERCIAL FINANCE LLC.

1290 Avenue of the Americas

New York, New York 10104

Attn: Legal Services/SFD

Fax/Telecopy No.: (212) 884-7693 and

Hahn & Hessen LLP

488 Madison Avenue

New York, New York 10022

Attn: Leonard Lee Podair

Fax/Telecopy No.: (212) 478-7400

E-mail: lpodair@hahnhessen.com

If to Canadian Agent:                                                                             GMAC COMMERCIAL FINANCE LLC.

1290 Avenue of the Americas, 3rd Floor

New York, New York 10104

Attn:       SFD Portfolio Manager

Fax/Telecopy No.: (212) 884-7692

E-mail: TMaiale@gmaccf.com

If to any Lender: Its address indicated on the signature page hereto, in an Assignment and Acceptance Agreement or in a notice to Agent and Borrowing Agent or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 11.3.

11.4.        Survival of Representations and Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Loan Parties, Agent, and Lenders set forth in subsections 9.1(E), 11.1, 11.2, 11.6, 11.11, 11.14, and 11.15 shall survive the payment of the Loans and the termination of this Agreement.

11.5.        Indulgence Not Waiver.  No failure or delay on the part of Agent, Canadian Agent, any Issuing Lender, any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11.6.        Marshaling; Payments Set Aside.  None of Agent, Canadian Agent, any Issuing Lender nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Agent and/or Canadian Agent, any Issuing Lender or any Lender or Agent and/or Canadian Agent, any Issuing Lender or any Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state, provincial, territorial or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

11.7.        Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

11.8.        Severability.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents.

11.9.        Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and none of Agent, Canadian Agent, any Issuing Lender nor any Lender shall be responsible for the obligation or Revolving Loan Commitments of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Agent, Canadian Agent, any Issuing Lender or any Lender pursuant hereto or thereto shall be deemed to constitute Agent, Canadian Agent, Issuing Lenders and Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided Agent fails or refuses to exercise any remedies against any Loan Party after receiving the direction of the Requisite Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.10.      Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

11.11.      APPLICABLE LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT ANY SUCH OTHER LOAN DOCUMENT EXPRESSLY SELECTS THE LAW OF ANOTHER JURISDICTION AS GOVERNING LAW THEREOF, IN WHICH CASE THE LAW OF SUCH OTHER JURISDICTION SHALL GOVERN.

11.12.      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, no Borrower may assign its rights or obligations hereunder without the written consent of all; Lenders.

11.13.      No Fiduciary Relationship; No Duty; Limitation of Liabilities.

(A)          No Fiduciary Relationship.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Agent, Canadian Agent, any Issuing Lender or any Lender to any Loan Party.

(B)           No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent, Canadian Agent, any Issuing Lender or any Lender shall have the right to act exclusively in the interest of Agent, Canadian Agent, such Issuing Lender or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or any Loan Party’s shareholders or any other Person.

(C)           Limitation of Liabilities.  None of Agent, Canadian Agent, any Issuing Lender nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Agent, Canadian Agent, any Issuing Lender or any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Each Loan Party hereby waives, releases, and agrees not to sue Agent, Canadian Agent, any Issuing Lender or any Lender or any of Agent’s, Canadian Agent’s, any Issuing Lender’s or any Lender’s affiliates, officers, directors, employees, attorneys, or Agent for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

11.14.      CONSENT TO JURISDICTION.  EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWING AGENT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWING AGENT, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.  IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH LOAN PARTY OR OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF EACH LOAN PARTY FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE).  EACH LOAN PARTY AGREES THAT AGENT’S, CANADIAN AGENT’S, ANY ISSUING LENDER’S OR ANY LENDER’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION.  EACH LOAN PARTY IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY AGENT, CANADIAN AGENT, ANY ISSUING LENDER OR ANY LENDER, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE.

11.15.      WAIVER OF JURY TRIAL.  EACH LOAN PARTY, AGENT, CANADIAN AGENT, EACH ISSUING LENDER AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  EACH LOAN PARTY, AGENT, CANADIAN AGENT, EACH ISSUING LENDER AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH LOAN PARTY, AGENT, CANADIAN AGENT, EACH ISSUING LENDER AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

11.16.      Construction.  Each Loan Party, Agent, Canadian Agent, each Issuing Lender and each Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel.  This Agreement and the other Loan Documents shall be construed as if jointly drafted by each Loan Party, Agent, Canadian Agent, each Issuing Lender and each Lender.

11.17.      Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents, or supplements may be executed via telecopier or facsimile or other electronic method of transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

11.18.      Confidentiality.  Agent, Canadian Agent, each Issuing Lender and each Lender agree to keep confidential any non-public information delivered in connection with the negotiation, execution and delivery of this Agreement or otherwise  pursuant to the Loan Documents and not to disclose such information to Persons other than to: (a) its respective affiliates, officers, directors and employees; or its potential assignees or participants on a need to know basis; (b) its potential assignees or participants so long as such potential assignee or participant is not a direct competitor of any Loan Party or an Affiliate of such a competitor; provided that any such potential assignee or participant shall have agreed in writing to receive such information hereunder subject to the terms of this subsection 11.18; (c) subject to an agreement containing provisions substantially the same as those of this subsection 11.18, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations; or (d) Persons employed by or engaged by Agent, Canadian Agent, an Issuing Lender, a Lender or a Lender’s assignees or participants on a need to know basis, including, without limitation, attorneys, auditors, professional consultants, rating agencies and portfolio management services.  The confidentiality provisions contained in this subsection shall not apply to disclosures (a) required to be made by Agent, Canadian Agent, any Issuing Lender or any Lender to any regulatory or governmental agency or pursuant to legal process, (b) consisting of general portfolio information that does not identify any Loan Party or (c) to the extent reasonably required in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.  The obligations of Agent, Canadian Agent, Issuing Lenders and Lenders under this subsection 11.18 shall supersede and replace the obligations of Agent, Canadian Agent, Issuing Lenders and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent, Canadian Agent, any Issuing Lender or any Lender prior to the date hereof.  In no event shall Agent, Canadian Agent, any Issuing Lender or any Lender be obligated or required to return any materials furnished by any Loan Party; provided, however, each potential assignee or participant shall be required to agree that if it does not become an assignee (or participant) it shall return all materials furnished to it by the Loan Parties in connection herewith.

11.19.      Publication.  Except as otherwise consented to by Borrowing Agent at any time, none of Agent, Canadian Agent, any Issuing Lender nor any Lender shall publish the name of any Loan Party in any public disclosure, advertising material or promotional material, including a tombstone or similar advertising material, relating to the financing transactions contemplated by this Agreement without Borrowing Agent’s prior written consent.  Agent, Canadian Agent, Issuing Lenders and Lenders reserve the right to provide industry trade organizations information necessary and customary for inclusion in league table measurements; provided, however, that such disclosure shall be permitted only to the extent that such information (i) is being sent to a select group of Persons in non-public information materials and is not being mass distributed and (ii) is limited to disclosure of the aggregate amount of the credit facilities described herein (including the Canadian subfacility) and the names of Borrowers.

11.20.      Subordination of Intercompany Debt.

(A)          Each Loan Party hereby agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to such Loan Party by any other Loan Party (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations.  Each Loan Party hereby agrees that it will not, while any Event of Default is continuing, accept any payment, including by offset, on any Intercompany Debt until the Termination Date, in each case, except with the prior written consent of Agent.

(B)           In the event that any payment on any Intercompany Debt shall be received by a Loan Party other than as permitted by this subsection 11.20 before the Termination Date, such Loan Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, Agent for the benefit of Agent, Canadian Agent, Issuing Lenders and Lenders all such sums to the extent necessary so that Agent, Canadian Agent, Issuing Lenders and the Lenders shall have been Paid in Full, all Obligations.

(C)           Upon any payment or distribution of any assets of any Loan Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Loan Party or in the event of any proceeding under applicable Insolvency Law, Agent, Canadian Agent, Issuing Lenders and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations and of this Agreement, of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such proceeding, any distribution or payment, to which Agent, Canadian Agent, any Issuing Lender or any Lender would be entitled except for the provisions hereof shall be paid by such Loan Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Agent (for the benefit of Agent, Canadian Agent, Issuing Lenders and Lenders) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agent, Canadian Agent, Issuing Lenders and Lenders (or to Agent for the benefit of Agent, Canadian Agent, Issuing Lenders and Lenders).

11.21.      Cargill Intercreditor Agreement.  This Agreement and Agent’s, Canadian Agent’s, Issuing Lenders’ and Lenders’ rights with respect to certain Asset Pools (as defined in the Cargill Documents) existing as of the Closing Date are subject to the terms of the Cargill Intercreditor Agreement.

11.22.      Intentionally Omitted.

11.23.      Judgment Currency.

(A)          If for the purposes of obtaining or enforcing judgment against any Loan Party in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the Original Currency with the Other Currency at 11:00 a.m. (New York City time or Toronto time, as applicable), on the second Business Day preceding that on which final judgment is given.

(B)           The obligation of Loan Parties in respect of any sum due in the Original Currency from it to any Lender, any Issuing Lender, Canadian Agent or Agent hereunder or under the Notes held by such Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender, Issuing Lender, Canadian Agent or Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender, Issuing Lender, Canadian Agent or Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender, Issuing Lender, Canadian Agent or Agent (as the case may be) in the Original Currency, such Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, Issuing Lender, Canadian Agent or Agent (as the case may be) against such loss, and if the amount of  the Original Currency so purchased exceeds the sum originally due to any Lender, Issuing Lender, Canadian Agent or Agent (as the case may be) in the Original Currency, such Lender, Issuing Lender, Canadian Agent or Agent (as the case may be) agrees to remit to such Loan Parties such excess.

SECTION 12.             BORROWING AGENCY.

12.1.        Borrowing Agency Provisions.

(A)          Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(B)           The handling of this credit facility as a co-borrowing facility with a Borrowing Agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  None of Agent, Canadian Agent, any Issuing Lender or any Lender shall incur liability to Borrowers as a result thereof.  To induce Agent, Canadian Agent, Issuing Lenders and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent, Canadian Agent each Issuing Lender and each Lender and holds Agent, Canadian Agent, each Issuing Lender and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent, Canadian Agent, any Issuing Lender or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent, Canadian Agent, any Issuing Lender or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent, Canadian Agent, any Issuing Lender or any Lender hereunder except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(C)           In the event US Borrower is deemed to be a guarantor or surety of any other Borrower, then, to the extent such US Borrower is deemed to be a guarantor or surety, such Borrower hereby (a) agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection and that its obligations shall not be discharged until Payment in Full of the Obligations has occurred; and (b) waives any and all suretyship defenses, including, without limitation, with respect to: (1) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; (2) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by Agent, Canadian Agent, any Issuing Lender or any Lender with respect to any of the provisions hereof or  thereof; (3) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent, Canadian Agent, any Issuing Lender or any Lender in respect thereof (including the release of any such security); (4) the insolvency of any Borrower; (5) any change in the commitment, advance rates, Maximum Revolving Loan Amount, or any related provision; (6) the advance, repayment (including complete repayment) and readvance of Advances from time to time; (7) any extension or change in the time, manner, place and other terms and provisions of payment or performance of any of the Obligations; (8) any waiver, modification, renewal, amendment or restatement of this Agreement or any other Loan Document (except as and to the extent expressly modified by such action); (9) any acceptance by Agent, Canadian Agent, any Issuing Lender or any Lender of any partial or late payment or payment during any default; (10) any surrender, repossession, foreclosure, sale, leases or other realization, dealing, liquidation, setoff or disposition respecting any Collateral in accordance with this Agreement any other Loan Document or Applicable Law; (11) any investigation, analysis or evaluation by Agent, Canadian Agent, any Issuing Lender or any Lender or their respective designees respecting any Borrower or any other Person; or (12) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(D)          US Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations.

(E)           Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then each Canadian Loan Party’s Obligations, to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.

12.2.        Waiver of Subrogation.  Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and Payment in Full of the Obligations.

[SIGNATURE PAGES TO FOLLOW]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

SQUARETWO FINANCIAL CORPORATION, as US Borrower and as a US Guarantor

By:	/s/ Paul A. Larkins
Name:	Paul A. Larkins
Title:	President and Chief Executive Officer

CACH, LLC
CACH OF NJ, LLC
COLLECT AMERICA OF CANADA LLC
CACV OF COLORADO, LLC
CACV OF NEW JERSEY, LLC
HEALTHCARE FUNDING SOLUTIONS, LLC
ORSA, LLC
CANDEO, LLC
AUTUS, LLC, each as a US Guarantor

By:	/s/ Paul A. Larkins
Name:	Paul A. Larkins
Title:	Manager

REFINANCE AMERICA, LTD., as a US Guarantor

By:	/s/ Thomas G. Good
Name:	Thomas G. Good
Title:	Secretary

METROPOLITAN LEGAL ADMINISTRATION SERVICES INC., as a Canadian Guarantor

By:	/s/ Christopher Walker
Name:	Christopher Walker
Title:	President and Chief Executive Officer

PREFERRED CREDIT RESOURCES LIMITED, as Canadian Borrower and as a Canadian Guarantor

By:	/s/ Chris Walker
Name:	Christopher Walker
Title:	President and Chief Executive Officer

CA HOLDING, INC., as a US Guarantor

By:	/s/ Paul A. Larkins
Name:	Paul A. Larkins
Title:	President and Chief Executive Officer

CCL FINANCIAL INC., as a Canadian Guarantor

By:	/s/ Chris Walker
Name:	Christopher Walker
Title:	President and Chief Executive Officer

SQUARE TWO FINANCIAL CANADA CORPORATION, as a Canadian Guarantor

By:	/s/ Chris Walker
Name:	Christopher Walker
Title:	President and Chief Executive Officer

SQUARETWO FINANCIAL COMMERCIAL FUNDING CORPORATION, as a US Guarantor

By:	/s/ Thomas G. Good
Name:	Thomas G. Good
Title:	Secretary

GMAC COMMERCIAL FINANCE LLC,
as Agent and as Canadian Agent

By:	/s/ Thomas Maiale
Name:	Thomas Maiale
Title:	Director

GMAC COMMERCIAL FINANCE LLC,
as a Lender

By:	/s/ Thomas Maiale
Name:	Thomas Maiale
Title:	Director

US Revolving Loan Commitment: $35,000,000.00
Canadian Revolving Loan Commitment: Cdn $4,666,666.67
Pro Rata Share: 23.3333%

BANK OF AMERICA, N.A.

By:	/s/ Laura Warner
Name:	Laura Warner
Title:	Vice President

By:	/s/ Medina Sales De Andrade
Name:	Medina Sales De Andrade
Title:	Vice President

US Revolving Loan Commitment: $15,000,000.00
Canadian Revolving Loan Commitment: Cdn $2,000,000.00
Pro Rata Share: 10.0000%

BANK OF MONTREAL

By:	/s/ Catherine Grycz
Name:	Catherine Grycz
Title:	Vice President

US Revolving Loan Commitment: $15,000,000.00
Canadian Revolving Loan Commitment: Cdn $2,000,000.00
Pro Rata Share: 10.0000%

ING CAPITAL LLC

By:	/s/ John Lanier
Name:	John Lanier
Title:	Director

US Revolving Loan Commitment: $25,000,000.00
Canadian Revolving Loan Commitment: Cdn $3,333,333.33
Pro Rata Share: 16.6667%

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Julie K. Van Hook
Name:	Julie K. Van Hook
Title:	Senior Vice President

US Revolving Loan Commitment: $30,000,000.00
Canadian Revolving Loan Commitment: Cdn $4,000,000.00
Pro Rata Share: 20.0000%

FIFTH THIRD BANK

By:	/s/ Gregory J. Vollmer
Name:	Gregory J. Vollmer
Title:	Assistant Vice President

US Revolving Loan Commitment: $30,000,000.00
Canadian Revolving Loan Commitment: Cdn $4,000,000.00
Pro Rata Share: 20.0000%

Rider A

REPORTING RIDER

This Reporting Rider is attached and made a part of that certain Loan Agreement, dated as of April 7, 2010 and entered into among SQUARETWO FINANCIAL CORPORATION, a Delaware corporation (“US Borrower”), PREFERRED CREDIT RESOURCES LIMITED, an Ontario corporation (“Canadian Borrower”) (US Borrower and Canadian Borrower are collectively referred to as the “Borrowers” and individually as a “Borrower”), the other persons designated as “Loan Parties”, the financial institutions who are or hereafter become parties thereto (collectively, the “Lenders” and individually, a “Lender”), GMAC COMMERCIAL FINANCE LLC, a Delaware limited liability company (in its individual capacity, “GMAC CF”), as administrative and collateral agent (in such capacity, “Agent”), and as funding and disbursement agent with respect to the Canadian Revolving Loans (in such capacity, “Canadian Agent”).

1.             Annual Financial Statements.  (a) As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of US Borrower, Borrowing Agent shall deliver to Agent (1) the consolidated balance sheets of US Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of Holdings, Borrowers and their Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, (3) a report with respect to the consolidated Financial Statements from a firm of certified public accountants selected by Borrowers and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement) and (4) a schedule reflecting proceeds collected on owned Asset Pools which shall be included as footnote in such audited Financial Statements.

(b)  If any of the following are prepared and only to the extent Borrowing Agent determines to prepare such item in its sole discretion, as soon as available, Loan Parties shall deliver to Agent, to the extent prepared, (1) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year, (2) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrowers.

2.             Monthly Financial Statements.  As soon as available and in any event within thirty (30) days after the end of each Fiscal Month, Borrowing Agent shall deliver to Agent (1) the consolidated balance sheets of US Borrower and its Subsidiaries, as at the end of such month, and the related consolidated statements of income and cash flow for such Fiscal Month and for the period from the beginning of the then current Fiscal Year of US Borrower to the end of such Fiscal Month, (2) a report setting forth in comparative form the corresponding figures solely to the extent such figures are used to calculate Adjusted EBITDA for the corresponding periods of the previous Fiscal Year and the corresponding figures solely to the extent such figures are used

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to calculate Adjusted EBITDA from the most recent Projections for the current Fiscal Year delivered pursuant to item 11 of this Reporting Rider, (4) a schedule of the outstanding Indebtedness for borrowed money of Holdings, Borrowers and their Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (5) a monthly reconciliation showing a calculation as if all such proceeds on Asset Pools were recorded in accordance with the calculation of proceeds that would determine revenue recognition under GAAP in accordance with modified cost recovery or level yield accounting.

3.             Borrowing Base Certificate.  As soon as available and in any event within thirty (30) days after the end of each Fiscal Month (or more frequently if required by Agent after the occurrence and during the continuance of a Default, provided that updated Adjusted EBITDA information shall be updated only monthly), Borrowing Agent shall deliver to Agent a Borrowing Base Certificate (which shall be calculated as of the last day of such Fiscal Month).

4.             Events of Default, Etc.  Promptly upon any Executive Officer obtaining knowledge of any of the following events or conditions, Borrowing Agent shall deliver to Agent copies of all notices given or received by Borrowers or Holdings or any of their Subsidiaries with respect to any such event or condition and a certificate of Borrowing Agent’s chief executive officer specifying the nature and period of existence of such event or condition and what action Holdings, Borrowers or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default; (2) any notice that any Person has given to Borrowers or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in subsection 8.1(B) (including, without limitation, any notice with respect to noncompliance with any term or condition related to the Second Lien Debt or other material Indebtedness); (3) the occurrence of any default, breach, termination or amendment of any consent, license or permit issued by any Governmental Authority to any Loan Party which default, breach, termination or amendment would, in each case, be reasonably likely to have a Material Adverse Effect; or (4) any other event or condition that could reasonably be expected to result in any Material Adverse Effect.

5.             SEC Filings and Press Releases.  Promptly upon their becoming available, Borrowing Agent shall deliver to Agent copies of (1) all Financial Statements, reports, notices and proxy statements, material reports and material notices sent or made available by Holdings, Borrowers or any of their Subsidiaries to their Stockholders (as Stockholders and not in any other capacity), (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, Borrowers or any of their Subsidiaries with any securities exchange or with the Commission or the Ontario Securities Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Holdings, Borrowers or any of their respective Subsidiaries to the public concerning developments in the business of any such Person.

6.             Notice of Corporate and other Changes.  Borrowing Agent shall (1) together with each delivery of the Financial Statements pursuant to item 2 above for the last month of each Fiscal Quarter, notify Agent in writing of all jurisdictions in which a Loan Party becomes qualified after the Closing Date to transact business, (2) together with delivery of the monthly

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Financial Statements under item 2 above notify Agent in writing of any amendment to their articles or certificate of incorporation, articles or memoranda of association, by laws, partnership agreement or other organizational documents, and (3) promptly, and in any event no later than the date required pursuant to subsection 5.3(B), notify Agent in writing of any Subsidiary created or acquired by any Loan Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions and capital structures of such Subsidiaries, as applicable.  The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not permitted by the terms of this Agreement.

7.             Cargill Documents.  Borrowing Agent shall promptly provide to Agent copies of all notices received under the Cargill Documents and, upon the reasonable request of Agent, copies of all reports delivered to Cargill under the Cargill Documents (to the extent not duplicative of reports received by Agent under this Agreement).

8.             Compliance Certificate.  Together with each delivery of Financial Statements pursuant to item 2 above for the last month of each Fiscal Quarter, Borrowing Agent shall deliver to Agent a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit C (the “Compliance Certificate”) signed by Borrowing Agent’s chief executive officer or chief financial officer.

9.             Taxes.  Borrowing Agent shall provide prompt written notice to Agent of (i) the execution or filing with the IRS, the Canada Revenue Agency or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes or other Charges by any Loan Party or any of its Subsidiaries and (ii) any  agreement by any Loan Party or any Loan Party’s Subsidiaries or request directed to any Loan Party or any Loan Party’s Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.  Together with delivery of the monthly Financial Statements under item 2 above, Borrowing Agent shall notify Agent in the event that any of Loan Parties’ or any of their Subsidiaries’ tax returns become the subject of an audit.

10.           Litigation.  Promptly upon any Executive Officer obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the knowledge of such Loan Party after due inquiry, threatened against or affecting any Loan Party or any Loan Party’s Subsidiaries or any property of any Loan Party or any Loan Party’s Subsidiaries not previously disclosed by Borrowers to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, would reasonably be expected to have a Material Adverse Effect, Borrowing Agent shall promptly give notice thereof to Agent and provide such other information as may be reasonably available to it to enable Agent and its counsel to evaluate such matter.

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11.           Projections.  No later than thirty (30) days after the beginning of each Fiscal Year of Borrowers, Borrowing Agent shall deliver to Agent consolidated Projections of US Borrower and its Subsidiaries for such Fiscal Year month by month.

12.           Variances From Operating Budget.  Borrowing Agent shall furnish to Agent, concurrently with the delivery of the Financial Statements referred to in Item 2 of this Reporting Rider and each monthly report referred to in item 2 of this Reporting Rider, a written report summarizing all material variances from the Projections submitted by Loan Parties pursuant to Item 11 hereof and a discussion and analysis by management with respect to such variances, but only with respect to those items used to calculate Adjusted EBITDA.

13.           ERISA Notices and Requests.  Loan Parties shall promptly furnish Agent with written notice in the event that (i) any Loan Party or any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred which would reasonably be expected to have a Material Adverse Effect, together with a written statement describing such ERISA Event and the action, if any, which such Loan Party or ERISA Affiliate has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, US Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the IRC) has occurred, which would reasonably be expected to have a Material Adverse Effect, together with a written statement describing such transaction and the action which such Loan Party or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Title IV Plan together with all communications received by any Loan Party or any ERISA Affiliate with respect to such request, (iv) the establishment of any new Title IV Plan or the commencement of contributions to any Title IV Plan to which any Loan Party or, to the extent such establishment or commencement of contributions would reasonably be expected to have a Material Adverse Effect, any ERISA Affiliate was not previously contributing shall occur, (v) any Loan Party or any ERISA Affiliate shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party shall receive any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the IRC, together with copies of each such letter; (vii) any Loan Party or, to the extent such withdrawal liability would reasonably be expected to have a Material Adverse Effect, any ERISA Affiliate shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party shall fail to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or payment; (ix) to the extent reasonably expected to have a Material Adverse Effect, any Loan Party or any ERISA Affiliate knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

14.           Insurance.  If any Loan Party elects to change insurance carriers, policies or coverage amounts, and such change shall impact the Loan Parties’ compliance with subsection 5.8, Borrowing Agent shall notify Agent and, to the extent required to continue to be effective or upon the purchase of any new policy, provide endorsements required by this Agreement.

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15.           Asset Pools.  Upon the occurrence and during the continuance of an Event of Default, at the request of Agent, Loan Parties shall promptly provide Agent with information regarding the face value of all Assets, the ownership of such Assets, and the Loan Party, Franchisee or other Person which will attempt to collect such Assets, the locations of its books, records and other documents relating to such Assets, and such other reports in connection with the Assets as Agent may reasonably request, all in such form and detail as Agent may request.

16.           Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

17.           Reporting on Business Days. Whenever any notice, report or disclosure to be provided pursuant to this Reporting Rider, the Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such notice, report or disclosure may be provided on the next succeeding Business Day.

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Rider B

FINANCIAL COVENANTS RIDER

This Financial Covenants Rider is attached and made a part of that certain Loan Agreement, dated as of April 7, 2010 and entered into among SQUARETWO FINANCIAL CORPORATION, a Delaware corporation (“US Borrower”), PREFERRED CREDIT RESOURCES LIMITED, an Ontario corporation (“Canadian Borrower”) (US Borrower and Canadian Borrower are collectively referred to as the “Borrowers” and individually as a “Borrower”), the other persons designated as “Loan Parties”, the financial institutions who are or hereafter become parties thereto (collectively, the “Lenders” and individually, a “Lender”), GMAC COMMERCIAL FINANCE LLC, a Delaware limited liability company (in its individual capacity, “GMAC CF”), as administrative and collateral agent (in such capacity, “Agent”), and as funding and disbursement agent with respect to the Canadian Revolving Loans (in such capacity, “Canadian Agent”).

A.            Minimum Adjusted EBITDA.  Commencing with the Fiscal Quarter ending June 30, 2010, US Borrower and its Subsidiaries on a consolidated basis shall have Adjusted EBITDA of not less than the amounts set forth below for the applicable Fiscal Quarter set forth below ending on the last day of each such Fiscal Quarter, tested on a rolling four Fiscal Quarter basis.

Period	Adjusted EBITDA

June 30, 2010	$155,000,000

September 30, 2010	$165,000,000

December 31, 2010	$170,000,000

March 31, 2011	$170,000,000

June 30, 2011	$180,000,000

September 30, 2011	$190,000,000

December 31, 2011	$195,000,000

March 31, 2012 and each Fiscal Quarter ending thereafter	$200,000,000

B.            Capital Expenditure Limits.  Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures in excess of $8,000,000 (the “Capex Limit”) for any Fiscal Year; provided, however, that commencing with the Fiscal Year ending December 31, 2011, the Capex Limit will be increased in any period by the positive amount equal to the lesser of (i) 50% of the Capex Limit for the immediately prior period, and (ii) the amount (if any), equal to the difference obtained by taking the Capex Limit minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and for purposes of

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measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding period.

C.            Maximum Lease Obligations.  Holdings and its Subsidiaries on a consolidated basis shall not incur aggregate rent expenses under operating leases of more than $3,000,000 in any Fiscal Year.

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